Exhibit 10.1

2004 AMENDED AND RESTATED

CREDIT AGREEMENT

(CONVERTIBLE REVOLVING LOAN)

BY AND BETWEEN

COBANK, ACB,

AS LEAD ARRANGER AND BOOK MANAGER, AND AS ADMINISTRATIVE,

DOCUMENTATION AND COLLATERAL AGENT;

AGRILAND, FCS

AS CO-ARRANGER AND AS A SYNDICATION PARTY; AND

DEERE CREDIT, INC.,

AS SYNDICATION PARTY,

AND

PILGRIM’S PRIDE CORPORATION, AS BORROWER

DATED AS OF APRIL 7, 2004

TABLE OF CONTENTS

Article 1. DEFINED TERMS	1

1.1 Administrative Agent Office	1

1.2 Advance Date	1

1.3 Aggregate Commitment	2

1.4 Amendment Documents	2

1.5 Applicable Lending Office	2

1.6 Appraisal	2

1.7 Appraised Value	2

1.8 Availability Period	2

1.9 Available Amount	2

1.10 Bank Debt	2

1.11 Banking Day	2

1.12 Base Rate	3

1.13 Borrower’s Account	3

1.14 Borrower Benefit Plan	3

1.15 Capital Lease	3

1.16 Capital Lease Obligation	3

1.17 Casualty Event	3

1.18 Casualty Proceeds	3

1.19 Closing Date	4

1.20 Code	4

1.21 Comerica Loan	4

1.22 Committed Advances	4

1.23 Compliance Certificate	4

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1.24 Consolidated Current Assets	4

1.25 Consolidated Current Liabilities	4

1.26 Consolidated Interest Expense	4

1.27 Consolidated Net Income	4

1.28 Consolidated Subsidiary	4

1.29 Current Assets	4

1.30 Current Liabilities	4

1.31 Current Ratio	5

1.32 Debt	5

1.33 Default Interest Rate	5

1.34 Departing Lender	5

1.35 Depreciation	6

1.36 EBITDA	6

1.37 Environmental Laws	6

1.38 ERISA	6

1.39 ERISA Affiliate	6

1.40 Farm Credit System Institution	6

1.41 Financial Projections	6

1.42 Fiscal Quarter	6

1.43 Fiscal Year	6

1.44 Fixed Charge Coverage Ratio	6

1.45 Foreign Subsidiary Debt	7

1.46 Funding Share	7

1.47 GAAP	7

1.48 Good Faith Contest	7

1.49 Governmental Authority	7

1.50 Grower Settlement Agreements	7

1.51 Hancock Loan	7

1.52 Harris Loan	7

1.53 Hazardous Substances	8

1.54 Individual Commitment	8

1.55 Individual Lending Capacity	8

1.56 Individual Outstanding Obligations	8

1.57 Individual Pro Rata Share	8

1.58 Intangible Asset	8

1.59 Intercompany Bond	8

1.60 Interest Expense	9

1.61 Investment	9

1.62 Leverage Ratio	9

1.63 LIBO Rate	9

1.64 Lien	10

1.65 Loans	10

1.66 Loan Documents	10

1.67 Material Adverse Effect	10

1.68 Material Agreements	10

1.69 Maturity Date	10

1.70 Multiemployer Plan	10

1.71 Net Tangible Assets	10

1.72 Net Working Capital	10

1.73 Net Worth	10

1.74 Note or Notes	10

1.75 Operating Lease	10

1.76 Organizational Documents	10

1.77 Pari Passu Loan	11

1.78 Permanent Reduction of Production	11

1.79 Person	11

1.80 Pilgrim Family	11

1.81 Plan	12

1.82 Potential Default	12

1.83 Prohibited Transaction	12

1.84 Protein IRB Bonds	12

1.85 Receivables Securitization Program	12

1.86 Reportable Event	12

1.87 Required Lenders	12

1.88 Revolving Loan	12

1.89 Security Documents	12

1.90 Senior Subordinated Notes	13

1.91 Senior Unsecured Notes	13

1.92 Subsidiary	13

1.93 Successor Agent	13

1.94 Syndication Parties	13

1.95 Tangible Net Worth	13

1.96 Title Insurer	13

1.97 Title Policy	13

1.98 Total Liabilities	14

Article 2. REVOLVING LOAN	16

2.1 Revolving Loan	16

2.1.1 Individual Syndication Party Commitment	16

2.1.2 Individual Syndication Party Pro Rata Share	16

2.1.3 Aggregate Commitment; Available Amount	16

2.2 Revolving Promissory Notes	16

2.3 Advances Under 2000 Credit Agreement	16

2.4 Syndication Party Records	17

2.5 Use of Proceeds	17

2.6 Advances; Funding	17

2.7 Syndication Party Funding Failure	17

2.8 Reduction of Aggregate Commitment	17

Article 3. INTEREST AND FEES	18

3.1 Interest	18

3.1.1 Base Rate Option	18

3.1.2 LIBO Rate Option	18

3.2 Additional Provisions for LIBO Rate Loans	19

3.2.1 Inapplicability or Unavailability of LIBO Rate	19

3.2.2 Change in Law; LIBO Rate Loan Unlawful	19

3.3 Default Interest Rate	20

3.4 Interest Calculation	20

3.5 Fees	20

3.5.1 Commitment Fee	20

3.6 Interest Rate Margins; Commitment Fee Factor	21

3.6.1 Calculation	21

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3.6.2 Compliance Certificate	21

3.7 Maximum Interest Rate	22

Article 4. PAYMENTS; FUNDING LOSSES	23

4.1 Principal Payments	23

4.1.1 Automatic Conversion	23

4.1.2 Principal Payments	23

4.2 Interest Payments	23

4.3 Voluntary Prepayments	23

4.4 Mandatory Prepayments	24

4.5 Application of Principal Payments	26

4.5.1 Scheduled Payments	26

4.5.2 Voluntary Prepayments	26

4.5.3 Mandatory Prepayments	26

4.6 Manner of Payment	26

4.7 Distribution of Principal and Interest Payments	27

4.7.1 Principal and Interest Payments on Revolving Loan	27

4.8 Funding Losses	27

Article 5. BANK EQUITY INTERESTS	27

5.1 Purchase of Bank Equity Interests	27

Article 6. SECURITY	28

6.1 Borrower’s Collateral	28

6.2 Guaranty	28

Article 7. REPRESENTATIONS AND WARRANTIES	29

7.1 Organization, Good Standing, Etc	29

7.2 Corporate Authority, Due Authorization; Consents	29

7.3 Litigation	29

7.4 No Violations	29

7.5 Binding Agreement	30

7.6 Compliance with Laws	30

7.7 Principal Place of Business	30

7.8 Payment of Taxes	30

7.9 Licenses and Approvals	30

7.10 Employee Benefit Plans	31

7.10.1 Employee Benefit Plans; Multiemployer Plans	31

7.10.2 Pension Benefit Plans	31

7.10.3 Prohibited Transactions	31

7.10.4 Civil/Criminal Action	31

7.10.5 Funding	32

7.10.6 Compliance With Law	32

7.10.7 Multiple Employer Plan	32

7.10.8 Plan Termination Liability; Multiemployer Plan Withdrawal Liability	32

7.10.9 Pension Plan Termination	32

7.10.10 Reportable Event	32

7.10.11 Payment of Contributions	33

7.10.12 Welfare Benefit Plans	33

7.11 Equity Investments	33

7.12 Title to Real and Personal Property	33

7.13 Financial Statements	34

7.14 Environmental Compliance	34

7.15 Fiscal Year	35

7.16 Material Agreements	35

7.17 Regulations U and X	35

7.18 Trademarks, Tradenames	35

7.19 No Default on Outstanding Judgments or Orders	35

7.20 No Default in Other Agreements	35

7.21 Labor Matters; Labor Agreements	35

7.22 Governmental Regulation	36

7.23 Borrower Information	36

7.24 Financial Projections	36

7.25 Solvency	36

7.26 Anti-Terrorism Laws	37

7.26.1 Violation of Law	37

7.26.2 Classification	37

7.26.3 Conduct of Business	37

7.27 Disclosure	37

Article 8. CONDITIONS TO CLOSING AND TO ADVANCES	38

8.1 Conditions to Closing	38

8.1.1 Loan and Amendment Documents; Possession of Collateral; and Pilgrim Guaranty	38

8.1.2 Approvals	38

8.1.3 Organizational Documents	38

8.1.4 Evidence of Insurance	38

8.1.5 Appointment of Agent for Service.	38

8.1.6 No Material Change	38

8.1.7 Fees and Expenses	39

8.1.8 Evidence of Corporate Action	39

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8.1.9 Opinion of Counsel	39

8.1.10 Renewal of Harris Loan	39

8.1.11 Financial Projections	39

8.1.12 Further Assurances	39

8.2 Borrowing Notice; Funding Notice	40

8.3 Conditions to Advance	40

8.3.1 Default	40

8.3.2 Availability Period	40

8.3.3 Representations and Warranties; Fees and Expenses	40

8.3.4 No Material Change	41

8.4 Limitation on LIBO Rate Loans	41

8.5 Illegality of Loan	42

8.6 Treatment of Affected Loans	42

Article 9. AFFIRMATIVE COVENANTS	43

9.1 Books and Records	43

9.2 Reports and Notices	43

9.2.1 Annual Financial Statements	43

9.2.2 Quarterly Financial Statements	43

9.2.3 Notice of Default	43

9.2.4 ERISA Reports	44

9.2.5 Notice of Litigation	44

9.2.6 Notice of Material Adverse Effect	44

9.2.7 Notice of Environmental Proceedings	44

9.2.8 Regulatory and Other Notices	44

9.2.9 Adverse Action Regarding Required Licenses	45

9.2.10 Notice of Certain Changes	45

9.2.11 Available Amount Reports	45

9.2.12 Appraisals	46

9.2.13 Filings and Reports	46

9.2.14 Additional Information	46

9.3 Maintenance of Existence and Qualification	46

9.4 Compliance with Legal Requirements and Agreements	47

9.5 Compliance with Environmental Laws	47

9.6 Taxes	47

9.7 Insurance	47

9.8 Title to and Maintenance of Properties	48

9.9 Inspection	48

9.10 Required Licenses; Permits; Etc	49

9.11 ERISA	49

9.12 Financial Covenants	49

9.12.1 Leverage Ratio	49

9.12.2 Tangible Net Worth	49

9.12.3 Current Ratio	50

9.12.4 Net Tangible Assets to Total Liabilities	50

9.12.5 Fixed Charge Coverage Ratio	50

9.12.6 Net Working Capital	50

9.13 Appraised Property	50

9.14 Title Insurance Endorsements.	50

9.15 Production Cut-back	50

9.16 Embargoed Person	52

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9.17 Anti-Money Laundering	52

9.18 Additional Collateral	52

Article 10. NEGATIVE COVENANTS	54

10.1 Borrowing	54

10.2 No Other Businesses	55

10.3 Liens	55

10.4 Sale of Collateral	56

10.5 Liabilities of Others	57

10.6 Loans	57

10.7 Merger; Acquisitions; Business Form; Etc	58

10.8 Investments	58

10.9 Transactions With Related Parties	60

10.10 Dividends, etc	60

10.11 ERISA	60

10.12 Change in Fiscal Year	61

10.13 Leases	61

10.14 Principal Payments	61

10.15 Anti-Terrorism Law	62

Article 11. INDEMNIFICATION	62

11.1 General; Stamp Taxes; Intangibles Tax	62

11.2 Indemnification Relating to Hazardous Substances	63

Article 12. EVENTS OF DEFAULT; RIGHTS AND REMEDIES	64

12.1 Events of Default	64

12.2 No Advance	66

12.3 Rights and Remedies	66

12.4 Agreement Regarding, and Waiver of, Certain Rights	66

Article 13. AGENCY AGREEMENT	66

13.1 Funding of Syndication Interest	66

13.2 Syndication Parties’ Obligations to Remit Funds	67

13.3 Syndication Party’s Failure to Remit Funds	67

13.4 Agency Appointment	68

13.5 Power and Authority of the Administrative Agent	68

13.5.1 Advice	68

13.5.2 Documents; Intercreditor Agreement	69

13.5.3 Proceedings	69

13.5.4 Retain Professionals	69

13.5.5 Incidental Powers	69

13.5.6 Release of Certain Liens	69

13.6 Duties of the Administrative Agent	70

13.6.1 Possession of Documents	70

13.6.2 Distribute Payments	70

13.6.3 Loan Administration	70

13.6.4 Action Upon Default	70

13.6.5 Indemnification as Condition to Action	71

13.6.6 Forwarding of Information	71

13.7 Consent Required for Certain Actions.	71

13.7.1 Unanimous	71

13.7.2 Required Lenders	72

13.7.3 Increase in Individual Commitment Amounts	72

13.7.4 Action Without Vote	72

13.7.5 Vote of Participants	72

13.8 Distribution of Principal and Interest	72

13.9 Distribution of Certain Amounts	73

13.9.1 Funding Losses	73

13.9.2 Fees	73

13.10 Possession of Loan Documents	73

13.11 Collateral Application	73

13.12 Amounts Required to be Returned	73

13.13 Reports and Information to Syndication Parties	74

13.14 Standard of Care	74

13.15 No Trust Relationship	75

13.16 Sharing of Costs and Expenses	75

13.17 Syndication Parties’ Indemnification of the Administrative Agent	75

13.18 Books and Records	76

13.19 Administrative Agent Fee	76

13.20 The Administrative Agent’s Resignation or Removal	76

13.21 Representations and Warranties of All Parties	76

13.22 Representations and Warranties of CoBank	77

13.23 Syndication Parties’ Independent Credit Analysis	77

13.24 No Joint Venture or Partnership	78

13.25 Purchase for Own Account; Restrictions on Transfer; Participations	78

13.26 Certain Participants’ Voting Rights	79

13.27 Method of Making Payments	79

13.28 Events of Syndication Default/Remedies	79

13.28.1 Syndication Party Default	79

13.28.2 Remedies	80

13.29 Withholding Taxes	80

13.30 Amendments Concerning Agency Function	80

13.31 Reallocation of Outstanding Advances	81

13.32 Further Assurances	81

Article 14. MISCELLANEOUS	81

14.1 Costs and Expenses	81

14.2 Service of Process and Consent to Jurisdiction	82

14.3 Jury Waiver	82

14.4 Notices	82

14.4.1 Borrower	83

14.4.2 Administrative Agent	83

14.4.3 Agriland	83

14.4.4 Syndication Parties	83

14.5 Liability of Administrative Agent and Co-Arrangers	83

14.6 Successors and Assigns	83

14.7 Severability	84

14.8 Entire Agreement	84

14.9 Applicable Law	84

14.10 Captions	84

14.11 Complete Agreement; Amendments	84

14.12 Additional Costs of Maintaining Loan	84

14.13 Capital Requirements	85

14.14 Replacement Notes	86

14.15 Mutual Release	86

14.16 Liberal Construction	86

14.17 Counterparts	86

14.18 Confidentiality	87

14.19 Limitation of Liability	87

14.20 Departing Lenders; Payment; Transfer and Re-allocation	88

14.21 Affect of Amended and Restated Credit Agreement	89

EXHIBITS

Exhibit 1.23	Compliance Certificate

Exhibit 1.77	Intercreditor Agreement Form

Exhibit 2.2	Revolving Note Form

Exhibit 6.1	Pledged Facilities

Exhibit 7.3	Litigation

Exhibit 7.8	Payment of Taxes

Exhibit 7.10	Employee Benefit Plans, Borrower Pension Plans, Multiemployer Plans

Exhibit 7.11	Equity Investments

Exhibit 7.14	Environmental Compliance

Exhibit 7.16	Material Agreements

Exhibit 7.21	Labor Matters and Agreements

Exhibit 8.2	Borrowing Notice Form

Exhibit 9.2.11	Available Amount Report Form

Exhibit 9.18	Additional Property

Exhibit 10.3	Liens on Effective Date

Exhibit 10.8	Investments

Exhibit 13.25	Syndication Acquisition Agreement Form

Exhibit 13.27	Wire Instructions

Exhibit 14.20	Form of Endorsement

Schedule 1	Syndication Parties and Individual Commitments

Schedule 2	Departing Lenders

2004 AMENDED AND RESTATED

CREDIT AGREEMENT

(CONVERTIBLE REVOLVING LOAN)

Recitals

A. COBANK, ACB as the Administrative, Documentation, and Collateral Agent for the benefit of the present and future Syndication Parties, Lead Arranger and Book Manager, and as a Syndication Party, FARM CREDIT SERVICES OF AMERICA, FLCA, as Co-Arranger and as a Syndication Party, the Syndication Parties identified on Schedule 1 thereto, and PILGRIM’S PRIDE CORPORATION, a corporation formed under the laws of the State of Delaware, entered into that certain Amended and Restated Credit Agreement (“2000 Credit Agreement”) dated as of November 16, 2000 (“Original Effective Date”).

B. The parties to the 2000 Credit Agreement desire to make certain amendments to, but not to discharge any indebtedness or other obligations owing under, the 2000 Credit Agreement, as incorporated in this 2004 Amended and Restated Credit Agreement.

Agreement

THIS 2004 AMENDED AND RESTATED CREDIT AGREEMENT (“Credit Agreement”) is entered into as of the 7th day of April 2004 (“Effective Date”), by and between COBANK, ACB (“CoBank”) as the Administrative, Documentation, and Collateral Agent for the benefit of the present and future Syndication Parties (in its capacity as Administrative Agent and Collateral Agent, the “Administrative Agent”), Lead Arranger and Book Manager, AGRILAND, FCS, as Co-Arranger (“Agriland”) and as a Syndication Party, the Syndication Parties identified on Schedule 1 hereto, and PILGRIM’S PRIDE CORPORATION, a corporation formed under the laws of the State of Delaware, whose address is 110 South Texas Street, Pittsburg, Texas 75686 (“Borrower”), and amends, restates, and replaces in its entirety the 2000 Credit Agreement effective as of the Effective Date.

ARTICLE 1. DEFINED TERMS

As used in this Credit Agreement, the following terms shall have the meanings set forth below (and such meaning shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):

1.1 Administrative Agent Office: shall mean the address set forth at Subsection 14.4.2 hereof, as it may change from time to time by notice to all parties to this Credit Agreement.

1.2 Advance Date: a day (which shall be a Banking Day) on which an Advance is made.

1.3 Aggregate Commitment: shall be $500,000,000.00, subject to reduction as provided in Sections 2.8 and 9.15 hereof.

1.4 Amendment Documents: this Credit Agreement, each amendment to security agreement, each amendment to deed of trust, the amendment to guaranty, and any other documents executed on or as of the Effective Date in connection with this Credit Agreement.

1.5 Applicable Lending Office: means, for each Syndication Party and for each type of Advance, the lending office of such Syndication Party designated as such for such type of Advance on its signature page hereof or in the applicable Syndication Acquisition Agreement or such other office of such Syndication Party as such Syndication Party may from time to time specify to the Administrative Agent and Borrower as the office by which its Advances of such type are to be made and maintained.

1.6 Appraisal: A written appraisal report by an ARA or MAI certified appraiser with a General Certification from the State in which the property being appraised is located, which report provides the appraiser’s opinion as to the market value of the property being appraised on the basis of (a) comparable sales and (b) replacement cost and reflecting an appraisal done (i) no more than six (6) months prior to the date such Appraisal is delivered to the Administrative Agent, or, (ii) with respect to Appraisals provided in connection with Additional Property as provided in Section 9.18(b) hereof, done no more than nine (9) months prior to the date such Appraisal is delivered to the Administrative Agent.

1.7 Appraised Value: the value of an asset included within the Collateral determined on the basis of the fair market value as set forth in the most recent Appraisal.

1.8 Availability Period: shall mean the period from the Closing Date until the Banking Day immediately prior to the fourth anniversary of the Effective Date.

1.9 Available Amount: the lesser of (a) the Aggregate Commitment; and (b) seventy-five percent (75%) of the Appraised Value (as shown on the latest Available Amount Report pursuant to the latest Appraisal as provided pursuant to the 2000 Credit Agreement or this Credit Agreement, whichever is later) of the Collateral in which the Syndication Parties have a perfected first priority lien (without considering the lien which secures, but after deducting from the Appraised Value the amount owing under, any Pari Passu Loan).

1.10 Bank Debt: all amounts owing under or on account of the Notes, Funding Losses and all interest, fees, expenses, charges and other amounts payable by Borrower pursuant to the Loan Documents.

1.11 Banking Day: any day (a) other than a Saturday or Sunday and other than a day which is a Federal legal holiday or a legal holiday for banks in the States of Colorado or New York, and (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation of or conversion into, or a LIBO Rate Period for, a LIBO Rate Loan, or a notice by Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or LIBO Rate Period, on which dealings in U.S. Dollar deposits are carried out in the London interbank market.

1.12 Base Rate: a rate of interest per annum equal to the “prime rate” as published from time to time in the Eastern Edition of the Wall Street Journal as the average prime lending rate for seventy-five percent (75%) of the United States’ thirty (30) largest commercial banks, or if the Wall Street Journal shall cease publication or cease publishing the “prime rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the Administrative Agent in its reasonable discretion, with such rate modified by adding the Base Rate Margin.

1.13 Borrower’s Account: means Borrower’s account # 3788148 at Harris Trust and Savings Bank (ABA #071000288).

1.14 Borrower Benefit Plan: means (a) any funded “employee welfare benefit plan,” as that term is defined in Section 3(1) of ERISA; (b) any “multiemployer plans,” as defined in Section 3(37) of ERISA; (c) any “employee pension benefit plan” as defined in Section 3(2) of ERISA; (d) any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA; (e) any “multiple employer plan” within the meaning of Section 413 of the Code; (f) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (g) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code; (h) a “welfare benefit fund” within the meaning of Section 419 of the Code; or (i) any employee welfare benefit plan within the meaning of Section 3(1) of ERISA for the benefit of retired or former employees, which is maintained by the Borrower or in which Borrower participates or to which Borrower is obligated to contribute, but excluding any such plan, arrangement, association or fund that is maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens.

1.15 Capital Lease: means any lease of property (whether real, personal or mixed) by a Person, the discounted present value of the rental obligations of such Person as lessee under such lease, in accordance with GAAP, is required to be capitalized on the balance sheet of such Person.

1.16 Capital Lease Obligation: the discounted present value of the rental obligation, under a Capital Lease.

1.17 Casualty Event: means a loss or taking caused by or resulting from a fire, earthquake, explosion, wind, rain, or condemnation, or substantially similar occurrence.

1.18 Casualty Proceeds: the amount received on account of a Casualty Event from insurance, condemnation award, judgment, or settlement.

1.19 Closing Date: that date on which the Administrative Agent, the Syndication Parties, and Borrower have executed all Loan Documents to which they are parties and on which the conditions set forth in Section 8.1 of this Credit Agreement have been met, which shall be no later than April 30, 2004.

1.20 Code: means the Internal Revenue Code of 1986, as amended from time to time.

1.21 Comerica Loan: that loan in the current principal amount of not more than $30,000,000.00, pursuant to that certain Revolving Credit Agreement among Grupo Pilgrim’s Pride Funding S. de R.L. de C.V., Comerica Bank and Comerica Bank Mexico, S.A., dated as of September 7, 2001, as it may be amended from time to time, and including any loan to refinance the principal owing under such loan so long as the amount of such refinance loan does not exceed $30,000,000.00 principal.

1.22 Committed Advances: the principal amount of all Advances which any Syndication Party is obligated to make as a result of Borrower having presented a Borrowing Notice to the Administrative Agent as provided in Section 8.2 hereof, but which has not been funded.

1.23 Compliance Certificate: a certificate of the chief financial officer of Borrower in the form attached hereto as Exhibit 1.23 and otherwise reasonably acceptable to the Administrative Agent.

1.24 Consolidated Current Assets: the total current assets of Borrower and its Subsidiaries as measured in accordance with GAAP.

1.25 Consolidated Current Liabilities: the total current liabilities of Borrower and its Subsidiaries as measured in accordance with GAAP.

1.26 Consolidated Interest Expense: all interest expense of Borrower and its Consolidated Subsidiaries, as determined in accordance with GAAP.

1.27 Consolidated Net Income: the net income of Borrower and all its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

1.28 Consolidated Subsidiary: any Subsidiary whose accounts are consolidated with those of Borrower in accordance with GAAP.

1.29 Current Assets: the current amount of assets of a Person which in accordance with GAAP may be properly classified as current assets after deducting adequate reserves where proper.

1.30 Current Liabilities: all items (including taxes accrued as estimated) which in accordance with GAAP may be properly classified as current liabilities, and including in any event all amounts outstanding from time to time; provided that for the purposes of making the ratio calculations under Section 9.12 hereof, Current Liabilities shall not include (a) indebtedness of Borrower related to the Protein IRB Bonds to the extent proceeds remain held in trust and are not paid to Borrower pursuant to the terms of the bond documents pursuant to which the Protein IRB Bonds were issued, (b) indebtedness related to the Intercompany Bonds so long as Borrower or a Subsidiary of Borrower remains the holder of such Intercompany Bonds, and (c) any indebtedness so long as the trustee in respect of such indebtedness holds cash and cash equivalents sufficient to repay the principal balance of such indebtedness, subject to the Administrative Agent’s reasonable verification that such cash and cash equivalents are held by a trustee for the sole purpose of insuring such repayment.

1.31 Current Ratio: the ratio of Current Assets to Current Liabilities of Borrower and its Consolidated Subsidiaries.

1.32 Debt: means as to any Person, without duplication: (a) indebtedness, obligations, or liability of such Person for borrowed money (including by the issuance of debt securities), or for the deferred purchase price of property or services (excluding trade obligations); (b) the aggregate of the principal components of all Capital Leases and other agreements for the use, acquisition or retention of real or personal property which are required to be capitalized under GAAP; (c) to the extent drawn upon, obligations of such Person arising under bankers’ or trade acceptance facilities, letters of credit, customer advances and other extensions of credit whether or not representing obligations for borrowed money; (d) all guarantees, endorsements and other contingent obligations of such Person with respect to indebtedness arising from money borrowed by others; (e) all obligations secured by a lien on property owned by such Person, whether or not such Person has assumed or become liable for such obligations; and (f) all obligations of such Person under any agreement providing for an interest rate swap, cap, cap and floor, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described in this definition; provided that for the purposes of making the ratio calculations under Section 9.12 hereof, Debt shall not include (a) indebtedness of Borrower related to the Protein IRB Bonds to the extent proceeds remain held in trust and are not paid to Borrower pursuant to the terms of the bond documents pursuant to which the Protein IRB Bonds were issued, (b) indebtedness related to the Intercompany Bonds so long as Borrower or a Subsidiary of Borrower remains the holder of such Intercompany Bonds, and (c) any indebtedness so long as the trustee in respect of such indebtedness holds cash and cash equivalents sufficient to repay the principal balance of such indebtedness, subject to the Administrative Agent’s reasonable verification that such cash and cash equivalents are held by a trustee for the sole purpose of insuring such repayment.

1.33 Default Interest Rate: a rate of interest equal to 200 basis points in excess of the Base Rate which would otherwise be applicable on the Loans.

1.34 Departing Lender: any Person that, immediately prior to the Closing Date, was party to the 2000 Credit Agreement as a “Syndication Party” thereunder but is not a Syndication Party under this Credit Agreement, and is identified as a “Departing Lender” on Schedule 2 hereto.

1.35 Depreciation: the total depreciation of Borrower and its Consolidated Subsidiaries as measured in accordance with GAAP.

1.36 EBITDA: for any period, for Borrower and its Consolidated Subsidiaries, net income for such period, plus the sum of the amounts of (a) Interest Expense, plus (b) federal and state income taxes, plus (c) depreciation and amortization expenses, plus (d) extraordinary losses, minus (e) extraordinary gains, in each case as charged against (or added to, as the case may be) revenues to arrive at net income for such period, all as determined by GAAP.

1.37 Environmental Laws: any federal, state, or local law, statute, ordinance, rule, regulation, administration order, or permit now in effect or hereinafter enacted, pertaining to the public health, safety, industrial hygiene, or the environmental conditions on, under or about the Collateral, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C. 9601-9657 (“CERCLA”) and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901-6987 (“RCRA”).

1.38 ERISA: the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.39 ERISA Affiliate: means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower or is under common control (within the meaning of Section 414(c) of the Code) with Borrower, provided, however, that for purposes of provisions herein concerning minimum funding obligations (imposed under Section 412 of the Code or Section 302 of ERISA), the term “ERISA Affiliate” shall also include any entity required to be aggregated with Borrower under Section 414(m) or 414(o) of the Code.

1.40 Farm Credit System Institution: shall mean any Farm Credit Bank, any Federal land bank association, any production credit association, the banks for cooperatives, and such other institutions as may be a part of the Farm Credit System and chartered by and subject to regulation by the Farm Credit Administration.

1.41 Financial Projections: Financial projections of the operations of Borrower and its Subsidiaries as provided to the Administrative Agent on February 24, 2004.

1.42 Fiscal Quarter: each of the four (4) quarter accounting periods of thirteen (13) or fourteen (14) weeks of Borrower that together comprise a Fiscal Year.

1.43 Fiscal Year: the 52 or 53 week period (a) ending on the Saturday closest to September 30 in each calendar year, regardless of whether such Saturday occurs in September or October of any calendar year and (b) beginning on the day immediately following the end of the preceding Fiscal Year.

1.44 Fixed Charge Coverage Ratio: the ratio of (a) the sum of EBITDA and all amounts payable under all non-cancelable Operating Leases (determined on a consolidated basis in accordance with GAAP) for the period in question, to (b) the sum of (without duplication) (i) Interest Expense for such period, (ii) the sum of the scheduled current maturities (determined on a consolidated basis in accordance with GAAP) of Debt during the period in question, (iii) all amounts payable under non-cancelable Operating Leases (determined as aforesaid) during such period, and (iv) all amounts payable with respect to Capital Leases (determined on a consolidated basis in accordance with GAAP) for the period in question.

1.45 Foreign Subsidiary Debt. Debt of a non-U.S. Subsidiary of Borrower in an aggregate principal amount not to exceed seventy-five percent (75.0%) of such Subsidiary’s working capital.

1.46 Funding Share: shall mean the amount of any Advance which each Syndication Party is required to fund, which shall be the amount of such Advance multiplied by such Syndication Party’s Individual Pro Rata Share as of, but without giving effect to, such Advance.

1.47 GAAP: generally accepted accounting principles in the United States of America, applied consistently, as in effect from time to time.

1.48 Good Faith Contest: means the contest of an item if (a) the item is diligently contested in good faith by appropriate proceedings timely instituted, (b) either the item is (i) bonded or (ii) adequate reserves are established with respect to the contested item if and to the extent reasonably satisfactory to the Required Lenders, and (c) during the period of such contest, the enforcement of any contested item is effectively stayed.

1.49 Governmental Authority: means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.50 Grower Settlement Agreements: means those certain promissory notes dated October 22, 1987 payable to the order of each of (a) Earl B. Lott, (b) Thomas David Mott, (c) Perry L. Stricklin, and (d) Irone Sumblin.

1.51 Hancock Loan: shall mean the loan to Borrower from John Hancock Mutual Life Insurance Company, ING Capital LLC and other lenders in the maximum principal amount of $185,000,000.00 made pursuant to that certain Fourth Amended and Restated Note Purchase Agreement dated as of November 18, 2003, as it may be amended from time to time (provided that the principal amount owing does not exceed $185,000,000.00) and the notes issued thereunder and providing a maturity date for said notes of December 15, 2013 or earlier.

1.52 Harris Loan: the loans, letters of credit and reimbursement obligations relating to letters of credit in the current principal amount of not more than $175,239,727.00 to Borrower from Harris Trust and Savings Bank (individually and as Agent), and a group of lenders arranged by Harris Trust and Savings Bank, and their respective successors and assigns, pursuant to that certain Third Amended and Restated

Secured Credit Agreement dated as of April     , 2004, as it may be amended from time to time (provided that the principal amount owing thereunder does not exceed $175,239,727.00).

1.53 Hazardous Substances: dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances, as defined in or governed by the provisions of any Environmental Laws or any other federal, state or local law, statute, code, ordinance, regulation, requirement or rule relating thereto (“Environmental Regulations”), and also including urea formaldehyde, polychlorinated biphenyls, asbestos, asbestos-containing materials, nuclear fuel or waste, and petroleum products, or any other waste, material, substances, pollutant or contaminant which would subject an owner of property to any damages, penalties or liabilities under any applicable Environmental Regulations.

1.54 Individual Commitment: shall mean with respect to any Syndication Party the amount shown as its Individual Commitment on Schedule 1 hereto, subject to adjustment in the event of the sale of all or a portion of a Syndication Interest in accordance with Section 13.27 hereof, or a reduction in the Aggregate Commitment in accordance with Sections 2.8 or 9.15 hereof.

1.55 Individual Lending Capacity: shall mean with respect to any Syndication Party the amount at any time of its Individual Commitment, less its Individual Outstanding Obligations.

1.56 Individual Outstanding Obligations: shall mean with respect to any Syndication Party the total at any time, without duplication, of (a) the aggregate outstanding principal amount of all Advances made by such Syndication Party (after giving effect to the Reallocation); and (b) all of such Syndication Party’s Committed Advances.

1.57 Individual Pro Rata Share: shall mean with respect to any Syndication Party a fraction, expressed as a percentage (rounded to 8 decimal points), where the numerator is such Syndication Party’s Individual Commitment; and the denominator is the Aggregate Commitment, determined (a) in the case of LIBO Rate Loans, at 12:00 noon (Central time) on the Banking Day Borrower delivers a Borrowing Notice pursuant to which Borrower requests such LIBO Rate Loan, and (b) in all other cases, 12:00 noon (Central time) on the Banking Day Borrower delivers a Borrowing Notice.

1.58 Intangible Asset: means, license agreements, trademarks, trade names, patents, capitalized research and development, proprietary products (the results of past research and development treated as long term assets and excluded from inventory) and goodwill (all determined on a consolidated basis in accordance with GAAP.

1.59 Intercompany Bond: means an Investment by Borrower or a Subsidiary in, and Debt of the Borrower or another Subsidiary incurred in connection with, bonds, notes, debentures or similar instruments issued by any federal, state or local government of the United States or any state, territory, municipality, regulatory or administrative authority or instrumentality or agency thereof in which such bonds, notes, debentures or instruments are fully secured as to payment of both principal and interest by a requisition, loan, lease or similar payment agreement with the Borrower or a Subsidiary.

1.60 Interest Expense: means all interest charges during such period, including all amortization of debt discount expense and imputed interest with respect to Capital Lease obligations, determined on a consolidated basis in accordance with GAAP.

1.61 Investment: means, with respect to any Person, (a) any loan or advance by such Person to any other Person, (b) the purchase or other acquisition by such Person of any capital stock, obligations or securities of, or any capital contribution to, or investment in, or the acquisition by such Person of all or substantially all of the assets of, or any interest in, any other Person, (c) any performance or standby letter of credit where (i) that Person has the reimbursement obligation to the issuer, and (ii) the proceeds of such letter of credit are to be used for the benefit of any other Person, (d) the agreement by such Person to make funds available for the benefit of another Person to either cover cost overruns incurred in connection with the construction of a project or facility, or to fund a debt service reserve account, (e) the agreement by such Person to assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable for the obligations or Debts of any other Person (other than by endorsement for collection in the ordinary course of business), (f) an agreement to purchase any obligations, stocks, assets, goods or services but excluding an agreement to purchase any assets, goods or services entered into in the ordinary course of business, (g) an agreement to supply or advance any funds, assets, goods or services entered into outside the ordinary course of business, or (h) an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss.

1.62 Leverage Ratio: the ratio for Borrower and its Consolidated Subsidiaries of (a) the aggregate outstanding principal amount of all Debt; less unrestricted cash and cash equivalents, to (b) the sum of aggregate outstanding principal amount of all Debt included in clause (a) above; less unrestricted cash and cash equivalents plus Net Worth.

1.63 LIBO Rate: means (a) the rate quoted by the British Bankers’ Association at 11:00 A.M. London Time on the day which is two (2) Banking Days prior to the first day of each LIBO Rate Period for the offering of U.S. dollar deposits in the London interbank market for the LIBO Rate Period selected by Borrower as published by Bloomberg or another major information vendor listed on the British Banker’s Association’s official website (rounded upward to the nearest thousandth); (b) divided by a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D); plus (c) the LIBOR Margin.

1.64 Lien: means with respect to any asset any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for security purposes, encumbrance, lien (statutory or other), or other security agreement or charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale, Capital Lease or other title retention agreement related to such asset).

1.65 Loans: shall mean, collectively, all Base Rate Loans and all LIBO Rate Loans outstanding at any time.

1.66 Loan Documents: this Credit Agreement, the other Amendment Documents, the Notes and the Security Documents.

1.67 Material Adverse Effect: means: (a) a material adverse effect on the financial condition, results of operation, business or property of Borrower and the Subsidiaries, considered in the aggregate; or (b) a material adverse effect on the ability of Borrower to perform its obligations under this Credit Agreement and the other Loan Documents.

1.68 Material Agreements: all agreements of a Person, the termination or breach of which, based upon the knowledge of such Person (or such other Person as may be specifically designated herein) as of the date of making any representation with respect thereto, would have a Material Adverse Effect.

1.69 Maturity Date: August 31, 2011.

1.70 Multiemployer Plan: means a Plan defined as such in Section 3(37) of ERISA.

1.71 Net Tangible Assets: the excess of the value of total assets (as determined in accordance with GAAP) over the value of Intangible Assets of the Borrower and its Consolidated Subsidiaries.

1.72 Net Working Capital: the excess for the Borrower and its Consolidated Subsidiaries of Current Assets over Current Liabilities.

1.73 Net Worth: the total assets (as determined in accordance with GAAP) minus the Total Liabilities of the Borrower and its Consolidated Subsidiaries, all determined on a consolidated basis as in accordance with GAAP.

1.74 Note or Notes: the Revolving Notes executed by Borrower pursuant to Section 2.2 hereof, and all amendments, renewals, substitutions and extensions thereof.

1.75 Operating Lease: means any lease of property (whether real, personal or mixed) for a period of longer than one year by a Person under which such Person is lessee, other than a Capital Lease.

1.76 Organizational Documents: in the case of a corporation, its articles or certificate of incorporation and bylaws; in the case of a partnership, its partnership agreement and certificate of limited partnership, if applicable; in the case of a limited liability company, its articles of organization and its operating agreement, limited liability company agreement or regulations.

1.77 Pari Passu Loan: shall mean a loan which meets all of the following requirements: (a) the proceeds are all made available to Borrower; (b) it is secured by all or a portion of the Collateral equally and ratably with the Bank Debt on the same lien priority basis; (c) the lender thereunder has executed an intercreditor agreement in form and substance substantially identical to Exhibit 1.77 hereto (“Intercreditor Agreement”); (d) Borrower has furnished to the Administrative Agent a pro-forma Available Amount Report with such updated Appraisals as the Administrative Agent may reasonably require at, or no more than ten (10) days prior to, the date the Administrative Agent is requested to execute such intercreditor agreement; provided that no updated Appraisals will be required so long as (i) the aggregate outstanding principal balance of all Pari Passu Loans (including the proposed Pari Passu Loan) incurred since the last Appraisal does not exceed $25,000,000.00 and (ii) the Leverage Ratio is not greater than fifty five percent (55%); and (e) Borrower demonstrates to the Administrative Agent, in each case on a pro-forma basis (including, in each case, the proposed Pari Passu Loan), (i) that the aggregate outstanding principal amounts owing under all Revolving Notes will not exceed the Available Amount as determined pursuant to clause (b) of Section 1.15 hereof (without regard to clause (a) of such Section), and (ii) compliance with the financial covenants.

1.78 Permanent Reduction of Production: means the removal, shut down, or disassembly of a facility’s processing equipment, or other action by Borrower which, in any such case, has the effect of reducing the production capacity of such facility to a level that is less than seventy-five percent (75%) of the production capacity as shown in the Appraisal used to support the Appraised Value of such facility for the purposes of determining Borrower’s Available Amount for a period of ninety (90) consecutive days unless (a) within such period Borrower provides to the Administrative Agent a written plan to bring the facility up to its former production capacity within twelve (12) months of Borrower taking such action resulting in a reduction of production capacity; and (b) the facility in fact resumes production at the former capacity within such twelve (12) month period.

1.79 Person: any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, cooperative association, institution, or government or governmental agency (whether national, federal, state, provincial, county, city, municipal or otherwise, including without limitation, any instrumentality, division, agency, body or department thereof), or other entity.

1.80 Pilgrim Family: means (a) Lonnie A. “Bo” Pilgrim, his spouse, his issue, his estate and any trust, partnership or other entity primarily for the benefit of him, his spouse and/or issue or (b) Pilgrim Ltd.

1.81 Plan: means any plan, agreement, arrangement or commitment which is an employee benefit plan, as defined in Section 3(3) of ERISA, maintained by Borrower or any Subsidiary or any ERISA Affiliate or with respect to which Borrower or any Subsidiary or any ERISA Affiliate at any relevant time has any liability or obligation to contribute, but excluding any such plan, arrangement, association or fund that is maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens.

1.82 Potential Default: any event, other than an event described in Section 12.1(a) hereof, which with the giving of notice or lapse of time, or both, would become an Event of Default.

1.83 Prohibited Transaction: means any transaction prohibited under Section 406 of ERISA or Section 4975 of the Code.

1.84 Protein IRB Bonds: means the $25,000,000 aggregate principal amount of the Issuer’s Environmental Facilities Reserve Bonds (Pilgrim’s Pride Corporation Project), Series 1999 issued by Camp County Industrial Development Corporation, a nonstock, nonprofit industrial development corporation existing under the laws of the State of Texas.

1.85 Receivables Securitization Program: shall mean any receivables securitization program to which Borrower or a Subsidiary is a party which provides for the sale by Borrower or such Subsidiary, without recourse, of their receivables for a cash consideration, and including in any event the receivables securitization program pursuant to which Borrower will sell to Pilgrim’s Pride Funding Corporation all or substantially all of Borrower’s receivables and Pilgrim’s Pride Funding Corporation will in turn sell an undivided interest in all of such receivables to Fairway Finance Company, LLC, and its successors or assigns.

1.86 Reportable Event: means any of the events set forth in Section 4043(b) of ERISA or in the regulations thereunder.

1.87 Required Lenders: shall mean Syndication Parties whose Individual Commitments constitute fifty-one percent (51%) of the Aggregate Commitment. Pursuant to Section 13.26 hereof, Voting Participants shall, under the circumstances set forth therein, be entitled to voting rights and to be included in determining whether certain action is being taken by the Required Lenders.

1.88 Revolving Loan: shall mean the loan facility made available to Borrower under Article 2 of this Credit Agreement and shall include the Converted Loans.

1.89 Security Documents: the security agreements, mortgages, deeds of trust, leasehold mortgages or deeds of trust, financing statements, pledge agreements, leasehold assignment and consents, and/or other documents executed by Borrower in favor of the Administrative Agent, on behalf and for the benefit of the Syndication Parties, to secure Borrower’s performance of its obligations under the Notes and other Loan Documents with a lien on the Collateral, all in form and substance acceptable to the Administrative Agent.

1.90 Senior Subordinated Notes: means (a) Borrower’s existing 9 1/4% Senior Subordinated Notes due 2013 in an aggregate amount equal to $100,000,000.00; and (b) additional notes with substantially the same terms as the 9 1/4% Senior Subordinated Notes due 2013 of Borrower that may be issued after the Effective Date in an aggregate amount not to exceed $100,000,000.00.

1.91 Senior Unsecured Notes: means (a) Borrower’s existing 9 5/8% Senior Unsecured Notes due 2011 in an aggregate amount equal to $303,500,000.00 and (b) additional notes in an aggregate amount not to exceed $100,000,000.00 with substantially the same terms as the 9 5/8% Senior Unsecured Notes due 2011 issued by Borrower that may, in either case (a) or (b), be issued after the Closing Date.

1.92 Subsidiary: means with respect to any Person: (a) any corporation in which such Person, directly or indirectly, (i) owns more than fifty percent (50%) of the outstanding stock thereof, or (ii) has the power under ordinary circumstances to elect at least a majority of the directors thereof (measured by voting power rather than number of shares), or (b) any partnership, association, joint venture, limited liability company, or other unincorporated organization or entity with respect to which such Person, directly or indirectly, (i) owns more than fifty percent (50%) of the outstanding equity interest thereof, or (ii) has the power under ordinary circumstances to directly or indirectly elect or appoint a majority of the directors or equivalent governing body thereof; provided however (c) the cooperative association known as Food Processors Water Cooperative, Inc. shall not be deemed to be a Subsidiary.

1.93 Successor Agent: such Person as may be appointed as successor to the rights and duties of the Administrative Agent as provided in Section 13.20 of this Credit Agreement.

1.94 Syndication Parties: shall mean those entities listed on Schedule 1 hereto, and such Persons as shall from time to time execute a Syndication Acquisition Agreement substantially in the form of Exhibit 13.25 hereto signifying their election to purchase all or a portion of the Syndication Interest of any Syndication Party, in accordance with Section 13.25 hereof, and to become a Syndication Party hereunder.

1.95 Tangible Net Worth: the Net Worth minus the amount of all Intangible Assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.

1.96 Title Insurer: means the insurer under the Title Policies.

1.97 Title Policy: means the mortgagees’ title insurance policies delivered by Borrower pursuant to the terms of this Credit Agreement and the 2000 Credit Agreement (and any predecessor) with respect to all real property of Borrower included in the Collateral in which Borrower has (a) a fee interest or (b) a leasehold interest calling for a rental payment equal to or in excess of $100,000.00 per annum.

1.98 Total Liabilities: at any date, the aggregate amount of all liabilities of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that for the purposes of making the ratio calculations under Section 9.12 hereof, Total Liabilities shall not include (a) indebtedness related to the Protein IRB Bonds to the extent proceeds remain held in trust and are not paid to Borrower pursuant to the terms of the bond documents pursuant to which the Protein IRB Bonds were issued, (b) indebtedness related to the Intercompany Bonds so long as Borrower or a Subsidiary of Borrower remains the holder of such Intercompany Bonds, and (c) any indebtedness so long as the trustee in respect of such indebtedness holds cash and cash equivalents sufficient to repay the principal balance of such indebtedness, subject to the Administrative Agent’s reasonable verification that such cash and cash equivalents are held by a trustee for the sole purpose of insuring such repayment.

The following terms are defined in portions of this Credit Agreement other than Article 1:

Additional Costs	Section 14.12
Administrative Agent	Introductory Agreement paragraph
Advance	Section 2.1
Advance Payment	Section 13.1
Affected Loans	Section 8.6
Anti-Terrorism Laws	Subsection 7.26.1
Additional Property	Section 9.18
Authorized Officer	Subsection 8.1.8
Available Amount Report Deadline	Subsection 9.2.11
Available Amount Report	Subsection 9.2.11
Bank Equity Interests	Section 5.1
Balloon Payment	Subsection 4.1.2
Base Rate Loans	Subsection 3.1.1
Base Rate Margin	Subsection 3.6.1
Borrower	Introductory Agreement paragraph
Borrower Pension Plan	Subsection 7.10.2
Borrowing Notice	Section 8.2
CERCLA	Section 1.46
Change in Law	Subsection 3.2.2
CoBank	Introductory Agreement paragraph
COBRA	Subsection 7.10.12
Collateral	Section 6.1
Commitment Fee	Subsection 3.5.1
Commitment Fee Factor	Subsection 3.6.1
Commitment Letter	Subsection 8.1.7
Contributing Syndication Parties	Section 13.3
Conversion Amount	Subsection 4.1.1
Conversion Date	Subsections 4.1.1
Converted Loan	Subsection 4.1.1
Credit Agreement	Introductory Agreement paragraph
Delinquency Interest	Section 13.3

Delinquent Amount	Section 13.3
Delinquent Syndication Party	Section 13.3
Effective Date	Introductory Agreement paragraph
Embargoed Person	Section 9.16
Environmental Regulations	Section 1.60
Event of Default	Section 14.1
Event of Syndication Default	Subsection 13.28.1
Executive Order	Subsection 7.26.1
Farm Credit Law	Section 12.4
Fee Letter	Subsection 8.1.7
Funding Losses	Section 4.8
Funding Loss Notice	Section 4.8
Funding Notice	Section 8.2
Indemnified Agency Parties	Section 13.17
Indemnified Parties	Section 11.1
Intercreditor Agreement	Section 1.90
IRS	Subsection 7.10.2
LIBO Rate Loan	Subsection 3.1.2
LIBO Rate Period	Subsection 3.1.2
LIBO Request	Subsection 3.1.2
LIBOR Margin	Subsection 3.6.1
Licensing Laws	Section 7.4
Mandatory Prepayments	Section 4.4
Margin Report Deadline	Subsection 3.6.2
Margins	Subsection 3.6.1
Mortgage	Section 9.14
OFAC	Section 9.16
Original Effective Date	Recital A
Other Lists	Section 9.16
Payment Account	Section 13.8
Payment Distribution	Section 13.8
Permitted Encumbrances	Section 10.3
Pilgrim Ltd	Section 6.2
Pilgrim Guaranty	Section 6.2
Pricing Level	Subsection 3.6.1
Pro Rata Amount	Section 4.4
RCRA	Section 1.46
Reallocation	Section 13.31
Reduction	Section 13.31
Regulatory Change	Subsection 14.12
Required Licenses	Section 7.9
Revolving Note(s)	Section 2.2
Scheduled Payments	Subsection 4.1.2
Scheduled Payment Amount	Subsection 4.1.2
SDN List	Section 9.16
Shut Down	Section 9.15

Successor Agent	Section 13.20
Syndication Acquisition Agreement	Section 13.25
Syndication Interest	Section 13.1
Syndication Party Advance Date	Section 13.2
Transfer	Section 13.25
2000 Credit Agreement	Recital A
Voluntary Prepayments	Section 4.3
Voting Participant	Section 13.26
Voting Participant Notification	Section 13.26
Wire Instructions	Section 13.27

ARTICLE 2. REVOLVING LOAN

2.1 Revolving Loan. On the terms and conditions set forth in this Credit Agreement, and so long as no Event of Default or Potential Default has occurred and is continuing, Borrower may, during the Availability Period, request an advance under the Revolving Loan (“Advance”), and each of the Syndication Parties severally agrees, to fund its Individual Pro Rata Share of each Advance from time to time during the Availability Period, subject to the following:

2.1.1 Individual Syndication Party Commitment. No Syndication Party shall be required or permitted to fund Advances in an amount which would exceed its Individual Lending Capacity as in effect at the time of the Administrative Agent’s receipt of the Borrowing Notice requesting such Advance.

2.1.2 Individual Syndication Party Pro Rata Share. No Syndication Party shall be required or permitted to fund Advances in excess of an amount equal to its Individual Pro Rata Share multiplied by the amount of the requested Advance.

2.1.3 Aggregate Commitment; Available Amount. Borrower shall not be entitled to request an Advance in an amount which: (a) when added to the aggregate Individual Outstanding Obligations of all Syndication Parties, would exceed the Aggregate Commitment; or (b) when added to the aggregate Individual Outstanding Obligations of all Syndication Parties, would exceed the Available Amount.

2.2 Revolving Promissory Notes. Borrower’s obligations to each Syndication Party under the Revolving Loan, including Borrower’s payment obligations with respect to all Advances made by each Syndication Party shall (a) be evidenced by, and bear interest in accordance with, a single promissory note of Borrower in substantially the form of Exhibit 2.2 hereto duly completed, in the stated maximum principal amount equal to such Syndication Party’s Individual Commitment, payable to such Syndication Party for the account of its Applicable Lending Office, and maturing as to principal on the Maturity Date (each a “Revolving Note” and collectively, the “Revolving Notes”); and (b) repaid in accordance with Article 4 hereof and such Revolving Note.

2.3 Advances Under 2000 Credit Agreement. The aggregate principal amount owing on the Closing Date under the 2000 Credit Agreement on account of 7 Year

Advances and 10 Year Advances (as such terms are defined in the 2000 Credit Agreement) shall be treated as an Advance hereunder made on the Closing Date and each of the Syndication Parties severally agrees to fund its Individual Pro Rata Share of such Advance. Such Advance will be allocated as provided in Section 13.31 hereof and/or distributed as provided in Section 14.20 hereof, as applicable.

2.4 Syndication Party Records. Each Syndication Party shall record on its books and records the amount of each Advance, the rate and interest period applicable thereto, all payments of principal and interest, and the principal balance from time to time outstanding. The Syndication Party’s record thereof shall be prima facie evidence as to all such amounts and shall be binding on Borrower absent manifest error. Notwithstanding the foregoing, Borrower will never be required to pay as principal more than the principal amount of the Loans made by the Syndication Parties.

2.5 Use of Proceeds. The proceeds of the Revolving Loan will be used by Borrower: (a) to fund expansion of Borrower’s production and processing facilities, for future acquisitions; (b) as provided in Section 2.3 hereof; and (c) for general corporate purposes of Borrower, and Borrower agrees not to request or use such proceeds for any other purpose. Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock.

2.6 Advances; Funding. Borrower may request, and the Syndication Parties shall fund, Advances in the manner and within the time deadlines as provided in Section 8.2 hereof.

2.7 Syndication Party Funding Failure. The failure of any Syndication Party to remit its Funding Share of any requested Advance on the date specified for such Advance shall not relieve any other Syndication Party of its obligation (if any) to make any Advance on such date, but no Syndication Party shall be responsible for the failure of any other Syndication Party to make any Advance to be made by such other Syndication Party.

2.8 Reduction of Aggregate Commitment. Borrower may, by written notice to the Administrative Agent on or before 10:00 A.M. (Central time) on any Banking Day, irrevocably reduce the Aggregate Commitment; provided that (a) such reduction must be in minimum amounts of one million dollars ($1,000,000.00) and incremental multiples of $500,000.00 (or, if Borrower elects to proceed under clause (y) of this Section, the amount of the Individual Commitment of such affected Syndication Party or Parties); and (b) Borrower must simultaneously make any principal payment necessary (along with any applicable Funding Losses on account of such principal payment) so that (i) the principal amount outstanding under the Revolving Loan does not exceed the reduced Aggregate Commitment on the date of such reduction, and (ii) the Individual Outstanding Obligations owing to any Syndication Party do not exceed the Individual Commitment of that Syndication Party (after reduction thereof in accordance with the following sentence). Upon the reduction of the Aggregate

Commitment as provided in the preceding sentence, either (x) the Individual Commitment of each Syndication Party shall be reduced in the same proportion as the Individual Commitment of such Syndication Party bears to the Aggregate Commitment before such reduction; or (y) upon the delivery by Borrower to the Administrative Agent of a written election of Borrower, which election shall be irrevocable, to allocate the reduction of the Aggregate Commitment pursuant to this Section 2.8 to any one or more (but fewer than all) of the Syndication Parties, and upon written approval thereof by the Administrative Agent and the Required Lenders, the reduction of Aggregate Commitment shall be allocated to the Syndication Party or Parties so designated by Borrower provided that such reduction is sufficient to reduce the Individual Commitment of each such designated Syndication Party to zero. In the event Borrower elects to proceed as provided in clause (y) above (and such election is approved in writing by the Administrative Agent and the Required Lenders), then (i) Borrower agrees to pay to each such designated Syndication Party all principal, accrued interest, and Funding Losses owing to such Syndication Party as of the date of, and on account of, such payment, and (ii) each such designated Syndication Party agrees to reduce its Individual Commitment to zero upon receipt of such payment and to return its Revolving Note to the Administrative Agent.

ARTICLE 3. INTEREST AND FEES

3.1 Interest. Interest on all Loans shall be calculated as follows:

3.1.1 Base Rate Option. Unless Borrower requests and receives a LIBO Rate Loan pursuant to Subsection 3.1.2 hereof, the outstanding principal balance under the Revolving Notes shall bear interest at the Base Rate (each a “Base Rate Loan”). Each request for an Advance to bear interest at the Base Rate must request an Advance in a minimum of $1,000,000.00 and in incremental multiples of $500,000.00.

3.1.2 LIBO Rate Option. From time to time, and so long as no Event of Default has occurred and is continuing, at the request of Borrower included in a Borrowing Notice, all or any part of the outstanding principal balance under the Revolving Notes may bear interest at the LIBO Rate (each a “LIBO Rate Loan”); provided that Borrower may have no more than ten (10) LIBO Rate Loans outstanding at any time. To effect this option, the Borrowing Notice must specify (a) the principal amount that is to bear interest at the LIBO Rate, which must be a minimum of $1,000,000.00 and in incremental multiples of $500,000.00 and (b) the period selected by Borrower during which the LIBO Rate is to be applied (“LIBO Rate Period”), which may be any period of one, two, three, or six months, provided that LIBO Rate Periods must mature no later than the Maturity Date. In addition, for the purposes of determining a LIBO Rate Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month; provided that if there is no numerically corresponding day in the month in which a LIBO Rate Period is to end, or if a LIBO Rate Period begins on the last day of a calendar month, then such LIBO Rate Period shall end on the last Banking Day of the calendar month in which such LIBO Rate Period is to end. Borrower may convert any Base Rate Loan to a LIBO Rate Loan, or continue a LIBO Rate Loan, by making a written request therefore (“LIBO Request”) to the Administrative Agent by facsimile, specifying (y) the principal amount that is to bear interest at the LIBO Rate, which must be a minimum of $1,000,000.00 and in incremental multiples of $500,000.00 and (z) the LIBO Rate Period selected by Borrower during which the LIBO Rate is to be applied. The Administrative Agent shall incur no liability in acting upon a request which it believed in good faith had been made by a properly authorized officer of Borrower. Following the expiration of the LIBO Rate Period for any LIBO Rate Loan, interest shall automatically accrue at the Base Rate unless Borrower requests and receives another LIBO Rate Loan as provided in this Subsection.

3.2 Additional Provisions for LIBO Rate Loans.

3.2.1 Inapplicability or Unavailability of LIBO Rate. If the Administrative Agent at any time shall reasonably determine that for any reason adequate and reasonable means do not exist for ascertaining the LIBO Rate, then the Administrative Agent shall promptly give notice thereof to Borrower. If such notice is given and until such notice has been withdrawn by the Administrative Agent, then any portion of the outstanding principal balance hereof which bears interest determined in relation to the LIBO Rate shall, subsequent to the end of the LIBO Rate Period applicable thereto, bear interest at the Base Rate.

3.2.2 Change in Law; LIBO Rate Loan Unlawful. If any law, treaty, rule, regulation or determination of a court or governmental authority or any change therein or in the interpretation or application thereof (each, a “Change in Law”) shall make it unlawful for any of the Syndication Parties to (a) advance its Funding Share of any LIBO Rate Loan or (b) maintain its share of all or any portion of the LIBO Rate Loans, each such Syndication Party shall promptly, by telephone or facsimile, notify the Administrative Agent thereof, and of the reasons therefor and the Administrative Agent shall promptly notify Borrower thereof and if the notice from such Syndication Party is in writing, the Administrative Agent shall provide a copy of such notice to Borrower. In the former event, the obligation of any such Syndication Party to make available its Funding Share of any future LIBO Rate Loan shall immediately be canceled (and, in lieu thereof shall be made as a Base Rate Loan), and in the latter event, any such unlawful LIBO Rate Loans or portions thereof then outstanding shall be converted, at the option of such Syndication Party, to a Base Rate Loan; provided, however, that if any such Change in Law shall permit the LIBO Rate to remain in effect until the expiration of the LIBO Rate Period applicable to any such unlawful LIBO Rate Loan, then such LIBO Rate Loan shall continue in effect until the expiration of such LIBO Rate Period. Upon the occurrence of any of the foregoing events on account of any change in any law, treaty, rule, regulation or determination of a court or governmental authority or in the interpretation or application thereof, Borrower shall pay to the Administrative Agent immediately upon demand such amounts as may be necessary to compensate any such Syndication Party for any fees, charges, or other costs incurred or payable by such Syndication Party as a result thereof and which are attributable to any LIBO Rate Loan made available to Borrower hereunder, and any reasonable allocation made by any such Syndication Party among its operations shall be conclusive and binding upon Borrower absent manifest error. In the event any Syndication Party provides the Administrative Agent a notice under this Subsection, then Borrower shall have the right, but not the obligation, upon written notice to the Administrative Agent, accompanied by the payment of such amounts as are described above and any applicable Funding Losses on account of the prepayment required below, on or before 10:00 A.M. (Central time) on or before ten (10) Banking Days following receipt of such notice, to reduce the Individual Commitment of such Syndication Party to zero upon making a prepayment, to be treated as a Voluntary Payment to the extent not inconsistent with the provisions of this Subsection, equal to the amount of such Syndication Party’s Individual Outstanding Obligations. In the event Borrower makes such an election, then a reduction in a dollar amount corresponding to such reduction in Individual Commitment shall be made to the Aggregate Commitment, and, notwithstanding any provisions of this Credit Agreement to the contrary, including, without limitation, Section 2.8, the amount of such prepayment shall be applied to outstanding LIBO Rate Loans to the extent of such Syndication Party’s Pro Rata Share thereof and, along with the amount paid on account of such fees, charges, Funding Losses, or other costs, distributed to the Syndication Party providing such notice and as to which Borrower has made such election.

3.3 Default Interest Rate. All past due payments on the Notes or of any other Bank Debt (whether as a result of nonpayment by Borrower when due, at maturity, or upon acceleration) shall bear interest at the Default Interest Rate from and after the due date for the payment, or on the date of maturity or acceleration, as the case may be.

3.4 Interest Calculation. Interest on LIBO Rate Loans and Base Rate Loans shall be calculated on the actual number of days the principal owing thereunder is outstanding with the daily rate calculated on the basis of a year consisting of 360 days. In calculating interest, the Advance Date shall be included and the date each payment is received shall be excluded.

3.5 Fees. Borrower shall pay or cause to be paid the following fees:

3.5.1 Commitment Fee. A fee for each day during the Availability Period (“Commitment Fee”) for each Facility (a) payable in arrears by the fifteenth day of the month following the close of each Fiscal Quarter, and (b) determined for each day during such Fiscal Quarter by (i) multiplying the Commitment Fee Factor in effect on such day (expressed as a daily rate on the basis of a year of 360 days) times (ii) the difference between the Aggregate Commitment in effect on such day, and the outstanding principal balance owing under the Revolving Loan as of the close of the Administrative Agent’s business on such day. The Commitment Fee shall be payable by Borrower to the Administrative Agent, and the Administrative Agent shall distribute the Commitment Fee to the Syndication Parties based on their Individual Pro Rata Share on such day of payment.

3.6 Interest Rate Margins; Commitment Fee Factor. The Margins and the Commitment Fee Factor shall be determined as follows:

3.6.1 Calculation. The “Base Rate Margin” and the “LIBOR Margin” (collectively the “Margins”), and the “Commitment Fee Factor” shall be determined pursuant to the table below (expressed in basis points) based on the Leverage Ratio, as of the end of each Fiscal Quarter, with such Margins effective as of the fifth Banking Day after receipt of a Compliance Certificate as required pursuant to Subsection 3.6.2 hereof (and it being expressly understood that the LIBOR Margin once set for a LIBO Rate Loans will not change during the LIBO Rate Period therefore based upon a subsequent change in the Leverage Ratio), except that (a) the Margins and Commitment Fee Factor effective as of the Closing Date shall be based on the last Compliance Certificate provided pursuant to the requirements of the 2000 Credit Agreement until receipt of a new Compliance Certificate as required pursuant to Subsection 3.6.2 hereof (or in accordance with clause (c) of this Subsection if no such Compliance Certificate was provided); (b) in the event that the final annual audited financial statements establish the Borrower was not entitled to a reduction in the Margins and/or the Commitment Fee Factor previously granted based upon a Compliance Certificate, Borrower shall, upon written demand by the Administrative Agent, pay any excess amount which should have been charged based on such annual audited financial statements; and (c) if the Compliance Certificate is not received by Administrative Agent by the Margin Report Deadline, the Margins and the Commitment Fee Factor for the period commencing on the first Banking Day after the Margin Report Deadline will each be based on Pricing Level VIII continuing until the fifth Banking Day after such time as Borrower delivers the Compliance Certificate to the Administrative Agent, after which time the Margins and the Commitment Fee Factor will be based on such Compliance Certificate:

Pricing Level	Leverage Ratio	LIBOR Margin	Base Rate Margin	Commitment Fee Factor
I	≤ 35%	100.0 basis points	0 basis points	25.0 basis points
II	>35% ≤ 40%	125.0 basis points	0 basis points	25.0 basis points
III	>40% ≤ 45%	150.0 basis points	0 basis points	37.5 basis points
IV	>45% ≤ 50%	162.5 basis points	0 basis points	37.5 basis points
V	>50% ≤ 55%	187.5 basis points	0 basis points	42.5 basis points
VI	>55% ≤ 60%	212.5 basis points	25.0 basis points	50.0 basis points
VII	>60% ≤ 65%	237.5 basis points	25.0 basis points	50.0 basis points
VIII	>65%	262.5 basis points	25.0 basis points	50.0 basis points

3.6.2 Compliance Certificate. On or before the 45th day after the beginning of the second, third and fourth Fiscal Quarter of each Fiscal Year and on or before the 90th day after the beginning of the first Fiscal Quarter of each Fiscal Year (“Margin Report Deadline”), commencing with the Fiscal Quarter which begins in January of 2004, Borrower shall provide to the Administrative Agent the Compliance Certificate required pursuant to Subsections 9.2.1 and 9.2.2 hereof, which shall include a statement as to the Leverage Ratio as of the last day of the preceding Fiscal Quarter.

3.7 Maximum Interest Rate. Borrower acknowledges and agrees that 12 U.S.C. § 2205 provides that Farm Credit System Institutions are not subject to any interest rate limitation imposed by any state constitution or statute or other laws, and that any such limitations are preempted, and that therefore interest owing under the Notes, to the extent funded by a Farm Credit System Institution, is not subject to any ceiling. Nonetheless, in the event it is ever determined by a court of competent jurisdiction that interest owing on the Notes, or some of them, is subject to any limitations imposed by the laws of the State of Colorado or Texas or any other jurisdiction, it is the intent of Borrower, and the Syndication Parties to, notwithstanding the provisions of Section 3.1 hereof, at all times comply with the applicable usury laws relating to this Credit Agreement or the Notes now or hereafter in effect including, without limitation, Title 4 of the Texas Finance Code and any subsequent revisions or judicial interpretations thereof if, and to the extent, determined by a court to be applicable to the Notes. It is agreed that the aggregate of all interest and other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable, or receivable in connection with the Notes shall under no circumstances exceed the maximum nonusurious amount of interest permitted by applicable law. If the applicable laws are ever revised or judicially interpreted so as to render usurious any amount called for under this Credit Agreement or the Notes or contracted for, charged, chargeable, received or receivable with respect to this Credit Agreement or the Notes, or if the exercise of the option to accelerate the maturity of the Notes, or if any payment, results in Borrower having paid any interest on one or more of the Notes in excess of that permitted by applicable law, any such construction shall be subject to the provisions of this Section and, to the extent permitted by applicable law all excess amounts collected on such Notes shall be credited on the principal balance of such Notes (or, if it has been paid in full, refunded to Borrower), and those provisions shall immediately be deemed reformed and the amounts thereafter collectible will be reduced, without the necessity of the execution of any new documents, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount of interest otherwise lawfully called for under this Credit Agreement or the Notes. In the event the maturity of any Note is accelerated, then earned interest may never include more than the maximum amount of interest permitted by applicable law from the date of each advance of the proceeds of such Note until paid. Specifically, but without in any way limiting the generality of the foregoing, if from any circumstances whatsoever fulfillment of any provision of this Credit Agreement or the Notes, at the time performance of such provision is due, would cause the interest contracted for, charged, chargeable, received or receivable with respect to this Credit Agreement or any of the Notes to exceed the amount permitted by applicable law, then ipso facto and notwithstanding anything to the contrary contained herein, Borrower shall only be required to pay interest on each such Note in an amount equal to the lesser of the amounts payable under this Credit Agreement and the maximum amount permitted by applicable law. In determining whether the amount of interest contracted for, charged, chargeable, received or receivable with respect to this Credit Agreement or any of the Notes would ever exceed the amount permitted by applicable law, all sums charged, paid or agreed to be paid under this Credit Agreement for the use, forbearance, or detention of the indebtedness of Borrower to the Administrative Agent and/or the Syndication Parties shall, to the extent possible under applicable law, be amortized, prorated, allocated, and spread throughout the full term of the Notes (including any renewal or extension), until payment in full. The provisions of this Section control all agreements between the Administrative Agent and/or the Syndication Parties and Borrower relative to the Notes. In the event any interest is required to be credited to principal or refunded to Borrower with respect to some, but not all, of the Notes, such adjustment shall be for the account of the Syndication Party which is the payee under such Note or Notes, and shall not affect the other Notes or the Syndication Parties which are the payees under such other Notes.

ARTICLE 4. PAYMENTS; FUNDING LOSSES

4.1 Principal Payments. Principal shall be payable under the Converted Loans in quarterly payments in the amounts and on the dates set forth below, with all unpaid principal due on the Maturity Date.

4.1.1 Automatic Conversion. The outstanding balance of principal owing under the Revolving Loan as of the last day of the Availability Period (“Conversion Amount”) will be automatically converted into a term loan (“Converted Loan”) as of such day (“Conversion Date”).

4.1.2 Principal Payments. The outstanding balance of the Converted Loan shall be payable (a) in 14 equal quarterly installments, commencing on [April 15, 2008] and on the 15th day of each July, October, January, and April thereafter to and including July 15, 2011 (“Scheduled Payments”), and (b) one final payment on the Maturity Date equal to the unpaid balance owing under the Converted Loan, requiring a balloon payment on such date (“Balloon Payment”). The amount of the Scheduled Payments shall be determined by dividing the Conversion Amount by 28 (“Scheduled Payment Amount”).

4.2 Interest Payments. Interest shall be payable as follows: (a) interest on Base Rate Loans shall be payable monthly in arrears on the fifteenth day of the following month, (b) interest on LIBO Rate Loans shall be payable in arrears on the last day of the LIBO Rate Period therefor unless the LIBO Rate Period is longer than three (3) months, in which case interest shall also be payable every three (3) months from the date of the relevant Advance and (c) interest on all Loans then accrued and unpaid shall be payable on the Maturity Date.

4.3 Voluntary Prepayments. Borrower shall have the right to prepay (“Voluntary Prepayments”) all or any part of the outstanding principal balance under the Loans at any time in minimum amounts of $1,000,000.00 and in integral multiples of $500,000.00 (or the entire outstanding balance, if less) on any Banking Day; provided that (a) in the event of prepayment of any LIBO Rate Loan (i) Borrower must provide three (3) Banking Days notice to the Administrative Agent prior to making such prepayment, and (ii) Borrower must, at the time of making such prepayment, pay (A) all Funding Losses applicable to such prepayment, and (B) if such Voluntary Prepayment is with respect to a LIBO Rate Loan or the Converted Loan, all interest accrued as of the date of such prepayment. Principal amounts paid or voluntarily prepaid may be reborrowed under the terms and conditions of this Credit Agreement during the Availability Period.

4.4 Mandatory Prepayments. Borrower shall be required to make prepayments (“Mandatory Prepayments”) in each of the following events: (a) in the event any of the Collateral is the subject of a Casualty Event, a Mandatory Prepayment equal to the amount of the Casualty Proceeds received by Borrower on account thereof (provided that no such Mandatory Prepayment shall be required to the extent that Borrower uses such Casualty Proceeds for repair or replacement for any Casualty Event if the amount of Casualty Proceeds does not exceed $25,000,000.00, or such higher amount as may be approved by the Required Lenders at their discretion, and so long as (i) a contract for such repair or replacement is entered into within 180 days of such Casualty Event for such repairs and/or the acquisition of such replacements, (ii) such repair or replacement is effected within 360 days of such Casualty Event, and (iii) any such replacements are covered by the lien in favor of the Administrative Agent on the Collateral); (b) upon the issuance of any equity securities in a capital raising transaction resulting in net proceeds to Borrower of an amount in excess of $10,000,000.00, a Mandatory Prepayment equal to fifty percent (50.0%) of the net proceeds of such offering of equity securities to the extent not used, under the conditions set forth below, for acquisitions and/or capital investment within 360 days of receipt, provided that in the event Borrower desires to use any of such net proceeds to pay amounts owing under any of the Senior Unsecured Notes or Senior Subordinated Notes, and Borrower provides the Administrative Agent with ten (10) days advance written notice of its intention to make such payment or payments then, if Administrative Agent requires a Mandatory Prepayment under this clause (b), the amount of such Mandatory Prepayment required under this clause (b) shall be the Pro Rata Amount; (c) upon sale or other disposition of any non-current assets (except for sales in the ordinary course of business) which are a part of the Collateral (other than Collateral with respect to which the lien is released pursuant to the provisions of Section 9.15 hereof), a Mandatory Prepayment equal to one hundred percent (100%) of the net proceeds in excess of $10,000,000 received by Borrower to the extent that such excess net proceeds are not used, under the conditions set forth below, for acquisitions and/or capital investment within 360 days of receipt by Borrower, of or in assets which are covered by a first priority perfected lien in favor of the Administrative Agent subject to Permitted Encumbrances; (d) upon sale or other disposition of any non-current assets (except for sales in the ordinary course of business) which are not part of the Collateral, if Borrower at any time subsequent to such sale desires to use (and is not required to do so under the terms of any secured or unsecured credit facility or indenture) any of the net proceeds thereof to pay amounts owing under any of the Senior Unsecured Notes, Borrower (i) shall provide the Administrative Agent with ten (10) days advance written notice of its intention to make such payment and (ii) shall, if required to do so by the Administrative Agent, make a Mandatory Prepayment in the Pro Rata Amount; and (e) at any time that the aggregate outstanding principal balance owing under the Revolving Loan (including the Converted Loans) (i) exceeds the Available Amount or (ii) exceeds the Aggregate Commitment, as it may be reduced from time to time, a Mandatory Prepayment equal to the amount of such excess. In each case of proceeds from any offering of equity securities and from any sale or other disposition of Collateral (other than Collateral with respect to which the lien is released pursuant to the provisions of Section 9.15 hereof), to avoid Mandatory Prepayment based thereon, Borrower must, within 180 days of receipt of such proceeds, have used such proceeds for acquisitions and/or capital investments or executed a binding definitive contract for such acquisitions and/or capital investments. Mandatory Prepayments made pursuant to clauses (a) and (b) of this Section, will, in either case, result in a permanent reduction of the Aggregate Commitment to the extent of the Mandatory Payments applied to the Revolving Loan. Mandatory Prepayments under clause (a) shall be due no later than ten (10) Banking Days after the expiration of the applicable repair or replacement period set forth above in clause (a). Mandatory Prepayments under clause (b) shall be due no later than the earlier of (i) the date Borrower makes payment under the Senior Unsecured Notes or Senior Subordinated Notes, and (ii) ten (10) Banking Days after the expiration of the applicable acquisition or capital investment period set forth above in clause (b). Mandatory Prepayments under clause (c) shall be due no later than ten (10) Banking Days after the expiration of the applicable acquisition or capital investment period set forth above in clause (c). Mandatory Prepayments under clause (d) shall be due no later than the date Borrower makes payment under the Senior Unsecured Notes from such excess proceeds. Mandatory Prepayments under (e) shall be due the next Banking Day following such occurrence. In determining the amount of Mandatory Prepayment required under clauses (a) or (c), Borrower shall be permitted to make any prepayment required on account of such Casualty Event or sale under any Pari Passu Loan (in a maximum amount no greater than the pro rata portion based on total outstanding principal balances of such loan and the Revolving Loans), and in determining the amount of Mandatory Prepayment required under clause (b), Borrower shall, without duplication regarding payments made on account of any Pari Passu Loan, be permitted to make any prepayment required on account of such sale under any secured or unsecured credit facility or indenture which is not expressly subordinate to the Revolving Loans in a maximum amount, with respect only to such unsecured facilities, of no greater than the pro rata portion based on the total outstanding principal balances owing under such unsecured facility to the sum of the total outstanding principal balances owing under all such unsecured facilities and under the Revolving Loans. The term “Pro Rata Amount”, as used in this Section, means an amount determined (1) by dividing the amount of Borrower’s proposed payment of the Senior Unsecured Notes, by the total amount of principal owing under the Senior Unsecured Notes, and multiplying the result by the average daily unpaid balance of the Revolving Loan over the immediately preceding 30 consecutive days, or (2) by dividing the amount of Borrower’s proposed payment of the Senior Subordinated Notes (where such payment is permitted hereunder), by the total amount of principal owing under the Senior Subordinated Notes, and multiplying the result by the average daily unpaid balance of the Revolving Loan over the immediately preceding 30 consecutive days, or (3) if Borrower proposes to make payments under both the Senior Unsecured Notes and the Senior Subordinated Notes (where such payment is permitted hereunder), by dividing the amount of Borrower’s proposed payment of the Senior Unsecured Notes plus the amount of Borrower’s proposed payment of the Senior Subordinated Notes, by the total amount of principal owing under the Senior Unsecured Notes plus the total amount of principal owing under the Senior Subordinated Notes, and multiplying the result by the average daily unpaid balance of the Revolving Loan over the immediately preceding 30 consecutive days. In addition to (but not in duplication of) such Mandatory Prepayments as are required pursuant to the foregoing provisions of this Section 4.4, Borrower shall make, as a Mandatory Prepayment, any payments required in the event that Borrower elects to reduce the Aggregate Commitment pursuant to Section 2.8 and to allocate such reduction to a particular Syndication Party and/or Voting Participant.

4.5 Application of Principal Payments.

4.5.1 Scheduled Payments. All Scheduled Payments shall be applied to one or more Converted Loans to the Scheduled Payment next coming due.

4.5.2 Voluntary Prepayments. All Voluntary Prepayments shall be applied to principal amounts owing under the Revolving Loan or the Converted Loan, as applicable, and, unless Borrower directs otherwise in writing, shall be applied first to Base Rate Loans and then to LIBO Rate Loans. To the extent Voluntary Prepayments are applied to Converted Loans, they shall be applied first to the four principal installments next coming due, and second to remaining installments on a ratable basis. However, notwithstanding any of the foregoing provisions of this Subsection, upon the occurrence and during the continuance of an Event of Default, all prepayments shall be applied, as the Administrative Agent in its sole discretion shall determine, to fees, interest or principal indebtedness under the Notes, or to any other Bank Debt.

4.5.3 Mandatory Prepayments. All Mandatory Prepayments shall be applied to principal amounts owing under the Revolving Loan or the Converted Loan, as applicable, and to the extent not inconsistent with the balance of this Subsection, first to Base Rate Loans and then to LIBO Rate Loans. To the extent Mandatory Prepayments are applied to Converted Loans, on account of clauses (a) or (d)(ii) of Section 4.4, they shall be applied to Scheduled Payments in the inverse order of their due date, so that such Mandatory Prepayments are applied first to the Scheduled Payment last coming due, and to the extent Mandatory Prepayments are applied to Converted Loans, on account of clauses (b), (d)(i), or (e) of Section 4.4, they shall be applied first to the four principal installments next coming due, and second to remaining installments on a ratable basis.

4.6 Manner of Payment. All payments, including prepayments, that Borrower is required or permitted to make under the terms of this Credit Agreement shall be made in US dollars to the Administrative Agent (a) in immediately available federal funds, to be received no later than 1:00 P.M. Central time of the Banking Day on which such payment is due by wire transfer through Federal Reserve Bank, Kansas City, Routing Number: 307088754, COBANK ENGWD (or to such other account as the Administrative Agent may designate by notice); and (b) without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, impost, duties, charges, fees, deductions, withholding, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Borrower is required by law to make such deduction or withholding.

4.7 Distribution of Principal and Interest Payments. The Administrative Agent shall distribute payments of principal and interest among the Syndication Parties as follows:

4.7.1 Principal and Interest Payments on Revolving Loan. Principal and interest payments on or applied to the Revolving Loan (including Converted Loans) shall be remitted to the Syndication Parties in accordance with their Individual Pro Rata Share.

4.8 Funding Losses. “Funding Losses” shall be determined on an individual Syndication Party basis as the amount which would result in such Syndication Party being made whole (on a present value basis) for the actual or imputed funding losses (including, without limitation, any loss, cost or expense incurred by reason of obtaining, liquidating or employing deposits or other funds acquired by such Syndication Party to fund or maintain such LIBO Rate Loan) incurred by such Syndication Party as a result of such prepayment of LIBO Rate Loans on any day other than the last day of the LIBO Rate Period applicable thereto. In the event of any such prepayment, each Syndication Party which had funded the LIBO Rate Loan being prepaid shall, promptly after being notified of such prepayment, send written notice (“Funding Loss Notice”) to the Administrative Agent by facsimile setting forth the amount of attributable Funding Losses and the method of calculating the same. The Administrative Agent shall notify Borrower orally or in writing of the amount of such Funding Losses. A determination by a Syndication Party as to the amounts payable pursuant to this Section shall be conclusive absent manifest error. Notwithstanding the foregoing, each Syndication Party is entitled to fund all or any part of its Pro Rata Share of any LIBO Rate Loan in any manner it selects, and it is understood that for the purposes of determining any Funding Losses, determination shall be made by each Syndication Party as though it had actually funded and maintained each LIBO Rate Loan through the purchase of deposits in the relevant interbank market having a maturity corresponding to the relevant LIBO Rate Period.

ARTICLE 5. BANK EQUITY INTERESTS

5.1 Purchase of Bank Equity Interests. Borrower agrees to purchase such equity interests in Agriland (“Bank Equity Interests”) as Agriland may from time to time require in accordance with its bylaws and capital plan in effect as of the date hereof as applicable to non-cooperative borrowers generally. In connection with the foregoing, Borrower hereby acknowledges receipt, prior to the execution of this Credit Agreement, of the following with respect to Agriland (a) the bylaws, (b) a written description of the terms and conditions under which the Bank Equity Interests are issued, (c) the most recent annual report, and if more recent than the latest annual report, the latest quarterly report.

ARTICLE 6. SECURITY

6.1 Borrower’s Collateral. As security for the payment and performance of all obligations of Borrower to the Administrative Agent, to Agriland (with respect to the obligations of Borrower under Article 5 hereof), and to all present and future Syndication Parties, including but not limited to principal and interest under the Notes, purchases of Bank Equity Interests, fees, Funding Losses, reimbursements, and all other Bank Debt or obligations under any of the Loan Documents, Borrower shall grant to, and maintain for, the Administrative Agent, for the benefit of Agriland (to the extent of Borrower’s obligations with respect to Bank Equity Interests), and for the benefit of all present and future Syndication Parties, a first lien and security interest, pursuant to the Security Documents, subject only to (i) purchase money security interests which would qualify as Permitted Encumbrances, and (ii) Permitted Encumbrances described in Section 10.3(a) hereof, in the following (“Collateral”): (a) all of Borrower’s real property interest, furniture, fixtures and equipment located at, or used in connection with, the poultry hatching, raising, slaughtering, processing, packaging, and shipping operations and facilities identified on Exhibit 6.1 hereto; and (b) all proceeds with respect to the assets described in clause (a) above and all insurance policies in connection with the assets described in clauses (a) and (b) hereof and the proceeds thereof, in each case whether now owned or hereafter acquired; provided that only Agriland (or the Administrative Agent on behalf of Agriland) shall have a lien on the Bank Equity Interests and none of the Syndication Parties shall have a lien thereon. Borrower shall execute and deliver to the Administrative Agent, for the benefit of the Syndication Parties, the Security Documents to evidence the security interest of the Administrative Agent, for the benefit of the Syndication Parties, in the Collateral, together with such financing statements or other documents as the Administrative Agent shall reasonably request. Borrower shall also execute such further security agreements, mortgages, deeds of trust, financing statements, assignments or other documents as the Administrative Agent shall reasonably request from time to time, in form and substance as the Administrative Agent shall specify, to establish, confirm, perfect or provide notice of the Administrative Agent’s security interest (for the benefit of the Administrative Agent and all Syndication Parties) in the Collateral.

6.2 Guaranty. Borrower’s obligations under this Credit Agreement, the Notes, and all other Loan Documents shall be guaranteed by Pilgrim Interests, Ltd., a Texas limited partnership (“Pilgrim Ltd”) through the execution of a guarantee, or an amendment to the guaranty provided by Pilgrim Ltd in connection with the 2000 Credit Agreement, in either case in form and substance acceptable to the Administrative Agent and delivered on the Closing Date (“Pilgrim Guaranty”).

ARTICLE 7. REPRESENTATIONS AND WARRANTIES

To induce the Syndication Parties to make the Advances and recognizing that the Syndication Parties and the Administrative Agent are relying thereon, Borrower represents and warrants as follows:

7.1 Organization, Good Standing, Etc. Borrower: (a) is duly organized, validly existing, and in good standing under the laws of its state of incorporation; (b) is duly qualified to do business and is in good standing in the states of Texas and Arkansas and each other jurisdiction in which the transaction of its business makes such qualification necessary, except to the extent that the failure to so qualify has not resulted in, and could not reasonably be expected to cause, a Material Adverse Effect; and (c) has all requisite corporate and legal power to own and operate its assets and to carry on its business, and to enter into and perform the Loan Documents to which it is a party. Each Subsidiary: (x) is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (y) is duly qualified to do business and is in good standing in each jurisdiction in which the transaction of its business makes such qualification necessary, except to the extent that the failure to so qualify has not resulted in, and could not reasonably be expected to cause, a Material Adverse Effect; and (z) has all requisite corporate and legal power to own and operate its assets and to carry on its business.

7.2 Corporate Authority, Due Authorization; Consents. Borrower has taken all corporate action necessary to execute, deliver and perform its obligations under the Loan Documents to which it is a party. All consents or approvals of any Person which are necessary for, or are required as a condition of Borrower’s execution, delivery and performance of and under the Loan Documents, have been obtained except where the failure to obtain such consent or approval could not reasonably be expected to cause a Material Adverse Effect.

7.3 Litigation. Except as described on Exhibit 7.3 hereto, there are no pending legal or governmental actions, proceedings or investigations to which Borrower or any Subsidiary is a party or to which any property of Borrower or any Subsidiary is subject which could reasonably be expected to result in any Material Adverse Effect and, to Borrower’s knowledge, no such actions or proceedings are threatened or contemplated by any federal, state, county, or city (or similar unit) governmental agency or any other Person.

7.4 No Violations. The execution, delivery and performance of the Loan Documents will not: (a) violate any provision of Borrower’s Organizational Documents, or any law, rule, regulation (including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System), or any judgment, order or ruling of any court or governmental agency; (b) violate, require consent under (except such consent as has been obtained), conflict with, result in a breach of, constitute a default under, or with the giving of notice or the expiration of time or both, constitute a default under, any existing real estate mortgage, indenture, lease, security agreement, contract, note, instrument or any other agreements or documents binding on Borrower or affecting its property which, in any such circumstance, could reasonably be expected to result in any Material Adverse Effect; or (c) violate, conflict with, result in a breach of, constitute a default under, or result in the loss of, or restriction of rights under, any Required License or any order, law, rule, or regulation under or pursuant to which any Required License was issued or is maintained (“Licensing Laws”) which, in any such circumstance, could reasonably be expected to result in any Material Adverse Effect.

7.5 Binding Agreement. Each of the Loan Documents to which Borrower is a party is the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject only to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity.

7.6 Compliance with Laws. Borrower and each Subsidiary are in compliance with all federal, state, and local laws, rules, regulations, ordinances, codes and orders, including without limitation all Environmental Laws and all Licensing Laws, with respect to which noncompliance would result in a Material Adverse Effect.

7.7 Principal Place of Business. Borrower’s place of business, or chief executive office if it has more than one place of business, and the place where the records required by Section 9.1 hereof are kept, is located at 110 South Texas Street, Pittsburg, Texas 75686.

7.8 Payment of Taxes. Except as shown on Exhibit 7.8 hereto, Borrower and each Subsidiary have filed all required federal, state and local tax returns and have paid all taxes as shown on such returns as they have become due, and have paid when due all other taxes, assessments or impositions levied or assessed against Borrower or any Subsidiary, or their business or properties, except for those subject to a Good Faith Contest or where the failure to make such filing or payment could not reasonably be expected to result in a Material Adverse Effect. Exhibit 7.8 specifically indicates all such taxes which are subject to a Good Faith Contest as of the Closing Date.

7.9 Licenses and Approvals. Borrower and each Subsidiary have ownership of, or license to use, or have been issued, all trademarks, patents, copyrights, franchises, certificates, approvals, permits, authorities, agreements, and licenses which are used or necessary to permit it to own its properties and to conduct the business as presently being conducted as to which the termination or revocation thereof could reasonably be expected to have a Material Adverse Effect (“Required Licenses”). Each Required License is in full force and effect, and there is no outstanding notice of cancellation or termination or, to Borrower’s knowledge, any threatened cancellation or termination in connection therewith, nor has an event occurred with respect to any Required License which, with the giving of notice or passage of time or both, could result in the revocation or termination thereof or otherwise in any impairment of Borrower’s rights with respect thereto, which impairment could reasonably be expected to have a Material Adverse Effect. Borrower is not required to obtain any consent, permission, authorization, order, or license of any governmental authority, in connection with the execution, delivery, performance, or enforcement of and under the Loan Documents to which Borrower is a party except such as have been obtained and are in full force and effect.

7.10 Employee Benefit Plans. Except as otherwise disclosed in writing to the Administrative Agents and on Exhibit 7.10 hereto:

7.10.1 Employee Benefit Plans; Multiemployer Plans. Exhibit 7.10 hereto sets forth as of the Closing Date a true and complete list of each Borrower Benefit Plan, Borrower Pension Plan, and Multiemployer Plan that is maintained by Borrower or in which Borrower participates or to which Borrower is obligated to contribute, in each case as of the Closing Date. Borrower has received no written notification that any Multiemployer Plan to which Borrower currently has any obligation to contribute which is an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA fails to qualify under the Code.

7.10.2 Pension Benefit Plans. To the knowledge of Borrower, each Borrower Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA that is intended to satisfy the requirements of Section 401(a) of the Code (each a “Borrower Pension Plan”), and the trust, if any, forming a part thereof, meets in all material respects, and, in all material respects, since its inception has met, the requirements for qualification under Section 401(a) of the Code, and for exemption from taxation under Section 501(a) of the Code (except that these representations shall not be deemed to have been made subsequent to the Closing Date). Except as disclosed on Exhibit 7.10 hereto, the Internal Revenue Service (“IRS”) has issued a favorable determination letter with respect to the qualification of each Borrower Pension Plan as of the Closing Date and the trust, if any, relating thereto, and, to the knowledge of Borrower, the IRS has not taken any action to revoke any such letter.

7.10.3 Prohibited Transactions. With respect to each Borrower Benefit Plan sponsored or maintained by Borrower or in which Borrower participates or to which Borrower is obligated to contribute (with the exception of any Multiemployer Plan), neither Borrower nor any Borrower Benefit Plan or, to the knowledge of Borrower, a fiduciary thereof, is engaged or has engaged in any transaction which is prohibited by Part 4 of Subtitle B of Title I of ERISA or which might subject any such plan or related trust, or any trustee or administrator thereof, to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA or to liability under Section 409 of ERISA, any of which would have a Material Adverse Effect. With respect to each Multiemployer Plan to which Borrower or a member of Borrower’s “controlled group” (as that term is defined in Section 414(b) or (c) of the Code) has any obligation to contribute, to the knowledge of Borrower, neither Borrower nor any Multiemployer Plan or a fiduciary thereof is engaged or has engaged in any transaction which is prohibited by Part 4 of Subtitle B of Title I of ERISA or which might subject Borrower to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA or to liability under Section 409 of ERISA, any of which would have a Material Adverse Effect.

7.10.4 Civil/Criminal Action. To the knowledge of Borrower, no civil or criminal action brought pursuant to Part 5 of Subtitle B of Title I of ERISA is pending, or, to the knowledge of Borrower, is threatened against Borrower, any Borrower Benefit Plan or any fiduciary thereof with respect to any Borrower Benefit Plan (except that these representations shall not be deemed to have been made subsequent to the Closing Date).

7.10.5 Funding. (a) Each Borrower Pension Plan is in compliance with the minimum funding standards of Section 412 of the Code and Part 3 of Subtitle B of Title I of ERISA, and (b) no waivers of the minimum funding standards have been requested, and no Borrower Pension Plan has any “accumulated funding deficiency” within the meaning of Section 412 of the Code.

7.10.6 Compliance With Law. To the knowledge of Borrower, Borrower is in compliance in all material respects with, and each Borrower Benefit Plan has been operated in all material respects in accordance with, the provisions of such plan and in compliance in all material respects with, ERISA, the Code and all other applicable law governing each such Borrower Benefit Plan, including but not limited to rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation, and the Department of the Treasury pursuant to the provisions of ERISA and the Code, including without limitation, the bonding requirements of Section 412 of ERISA and the disclosure and reporting requirements of Part 1 of Subtitle B of Title I of ERISA, except to the extent any such failure would not have a Material Adverse Effect (except that these representations shall not be deemed to have been made subsequent to the Closing Date).

7.10.7 Multiple Employer Plan. As of the Closing Date, Borrower does not participate in any “multiple employer plan” within the meaning of Section 413 of the Code.

7.10.8 Plan Termination Liability; Multiemployer Plan Withdrawal Liability. (a) Borrower has not incurred any material liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any employee pension benefit plan (as defined in Section 3(2) of ERISA), covered or previously covered by Title IV of ERISA, which liability, or any portion thereof, will constitute a liability of Borrower at or after the Closing Date except to the extent that any such liability would not have a Material Adverse Effect, and (b) neither Borrower nor any member of Borrower’s “controlled group” as defined in Code Section 414(b), (c), (m), or (o) prior to the Closing Date has incurred any liability under Title IV of ERISA arising in connection with the complete or partial withdrawal from any Multiemployer Plan, which liability, or any portion thereof, will constitute a liability of Borrower at or after the Closing Date, except to the extent that any such liability would not have a Material Adverse Effect.

7.10.9 Pension Plan Termination. No proceedings to terminate any Borrower Pension Plan have been instituted under Subtitle C of Title IV of ERISA.

7.10.10 Reportable Event. To the knowledge of Borrower, no “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder has occurred with respect to any Borrower Pension Plan (other than a Multiemployer Plan), other than a reportable event for which notice or penalty for noncompliance has been waived by regulation or otherwise. With respect to any Multiemployer Plan that is a defined benefit plan to which Borrower has any obligation to contribute, to the knowledge of Borrower, no such “reportable event” has occurred which would materially and adversely affect such plan, and, to the knowledge of Borrower, no such plan is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA (except that the representations contained in this sentence shall not be deemed to have been made subsequent to the Closing Date).

7.10.11 Payment of Contributions. Except as disclosed in Exhibit 7.10, in respect of each Borrower Benefit Plan, Borrower has paid or will have paid or accrued as of the Closing Date (a) all contributions or premiums required to be made by it for all plan years ending on or prior to the Closing Date and, (b) for the plan year which includes the Closing Date, any contributions or premiums required to be made by it by the Closing Date under the terms of the Borrower Benefit Plan. Except as disclosed in Exhibit 7.10, Borrower is not, as of the Closing Date, obligated to pay any contributions or premiums to a Multiemployer Plan. Except as set forth in Exhibit 7.10 hereto, all contributions paid or accrued by Borrower on or prior to the Closing Date in respect of any Borrower Pension Plan that is a defined benefit plan have been based on the actuarial assumptions and methods used for the last plan year ended on or before the Closing Date, or if there is no prior plan year for any such plan, contributions have been based upon reasonable actuarial assumptions and methods.

7.10.12 Welfare Benefit Plans. As of the Closing Date, Borrower does not participate in a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. Except as disclosed in Exhibit 7.10 hereto, Borrower does not, as of the Closing Date, maintain or contribute to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code or a “welfare benefit fund” within the meaning of Section 419 of the Code, nor does Borrower maintain or contribute to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA for the benefit of retired or former employees (other than as required by Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) or other applicable law). Borrower has complied in all material respects with the applicable provisions of COBRA with respect to the Borrower Benefit Plans.

7.11 Equity Investments. Borrower does not, as of the Closing Date, own any stock or other voting or equity interest, directly or indirectly, in any Person valued at the greater of book value or market value at $5,000,000 or more, other than as set forth on Exhibit 7.11 hereto.

7.12 Title to Real and Personal Property. Borrower and each Subsidiary (a) have all real and personal property necessary for the conduct of their respective business, and (b) have good and marketable title to, or valid leasehold interests in, all of their material properties and assets, real and personal, including, as of the Closing Date, the properties and assets and leasehold interests reflected in the financial statements of the Borrower and its Subsidiaries referred to in Section 7.13 hereof, except (i) any properties or assets disposed of in the ordinary course of business, (ii) rights of way, easements, and similar interests in real property or defects in title which in the aggregate could not reasonably be expected to result in a Material Adverse Effect, and (iii) Permitted Encumbrances; and none of the properties of Borrower or any Subsidiary are subject to any Lien, except Permitted Encumbrances. All such property is in good operating condition and repair, reasonable wear and tear excepted, and suitable in all material respects for the purposes for which it is being utilized except where their failure to be in good operating condition could not reasonably be expected to result in a Material Adverse Effect. All of the leases of Borrower and each Subsidiary which constitute Material Agreements are in full force and effect and afford Borrower or such Subsidiary peaceful and undisturbed possession of the subject matter thereof.

7.13 Financial Statements. The consolidated balance sheets of Borrower and its Subsidiaries for the Fiscal Quarter ended January 3, 2004, and the related consolidated statements of operations, cash flows and consolidated statements of capital shares and equities for the Fiscal Quarter then ended, and the accompanying footnotes, copies of which have been furnished to the Administrative Agent and the Syndication Parties, fairly present in all material respects the consolidated financial condition of Borrower and its Subsidiaries as at such dates and the results of the consolidated operations of Borrower and its Subsidiaries for the periods covered by such statements, all in accordance with GAAP. Between January 3, 2004 and the Closing Date, there has been no material adverse change in the financial condition, results of operations, or business of Borrower or any of its Subsidiaries taken as a whole. As of the Closing Date, there are no liabilities of Borrower or any of its Subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements of Borrower and its Subsidiaries referred to above or referred to in the notes thereto, other than liabilities arising in the ordinary course of business since January 3, 2004 or referred to in periodic filings of Borrower with the Securities and Exchange Commission subsequent to January 3, 2004 but prior to the Closing Date, copies of which have been provided to the Administrative Agent by Borrower. No information, exhibit, or report furnished by Borrower or any of its Subsidiaries to the Administrative Agent and the Syndication Parties in connection with Borrower’s application for the Revolving Loans and the negotiation of this Credit Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which they were made and taken together with the other information, exhibits and reports furnished to the Administrative Agent and the Syndication Parties.

7.14 Environmental Compliance. Except as set forth on Exhibit 7.14 hereto, Borrower and each Subsidiary have obtained all permits, licenses and other authorizations which are required under all applicable Environmental Laws, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Exhibit 7.14 hereto, Borrower and each Subsidiary are in compliance with all Environmental Laws and the terms and conditions of the required permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, obligations, schedules and timetables contained in those Laws or contained in any plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent, in each case, failure to comply has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

7.15 Fiscal Year. Each fiscal year of Borrower is a year (a) ending on the Saturday closest to September 30 in each calendar year, regardless of whether such Saturday occurs in September or October of any calendar year and (b) beginning on the day immediately following the end of the preceding Fiscal Year.

7.16 Material Agreements. The periodic reports of Borrower filed with the Securities and Exchange Commission, copies of which have been provided to the Administrative Agent by Borrower, and/or Exhibit 7.16 hereto list each Material Agreement of the Borrower and each Subsidiary as of the Closing Date. Borrower is not in default under any of its Material Agreements, nor, to Borrower’s knowledge, (a) is any other party to any of Borrower’s Material Agreements in default thereunder, or (b) do any facts exist which with the giving of notice or the passage of time, or both, would constitute such a default by any party to any of Borrower’s Material Agreement.

7.17 Regulations U and X. No portion of any Advance will be used for the purpose of purchasing, carrying, or making loans to finance the purchase of, any “margin security” or “margin stock” as such terms are used in Regulations U or X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

7.18 Trademarks, Tradenames. Borrower and each Subsidiary have ownership or the lawful right to use all tradenames, trademarks, patents, and other intellectual property which they utilizes in their business as presently being conducted and as anticipated to be conducted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

7.19 No Default on Outstanding Judgments or Orders. Borrower and each Subsidiary have satisfied all final and non-appealable judgments and Borrower and each Subsidiary are not in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, except to the extent such failure to satisfy any or all such final and non-appealable judgments or to be in such a default has not resulted in, and could not reasonably be expected to result in, a Material Adverse Effect.

7.20 No Default in Other Agreements. Neither Borrower nor any Subsidiary is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument where such failure to perform, observe or fulfill has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

7.21 Labor Matters; Labor Agreements. Except as set forth in Exhibit 7.21 hereof: (a) As of the Closing Date, there are no collective bargaining agreements or other labor agreements covering any employees of Borrower or any Subsidiary the termination, cessation, or breach of which could reasonably be expected to result in a Material Adverse Effect, and a true and correct copy of each such agreement will be furnished to the Administrative Agent upon its written request from time to time. (b) There is no organizing activity involving Borrower or any Subsidiary pending or, to Borrower’s knowledge, threatened by any labor union or group of employees. (c) There are, to Borrower’s knowledge, no representation proceedings pending or threatened with the National Labor Relations Board, and no labor organization or group of employees of Borrower or any Subsidiary has made a pending demand for recognition. (d) There are no complaints or charges against Borrower or any Subsidiary pending or, to

Borrower’s knowledge threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower or any Subsidiary of any individual. (e) There are no strikes or other labor disputes against Borrower or any Subsidiary that are pending or, to Borrower’s knowledge, threatened. (f) Hours worked by and payment made to employees of Borrower or any Subsidiary have not been in violation of the Fair Labor Standards Act (29 U.S.C. § 201 et seq.) or any other applicable law dealing with such matters. The representations made in subparagraphs (b) through (f) of this Section are made with respect to those occurrences described which could, considered in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.22 Governmental Regulation. Neither Borrower nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation, in each case, limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

7.23 Borrower Information . To the best of Borrower’s knowledge, the information contained in, and all attachments to, the materials presented by Borrower at the bank group meeting on February 24, 2004 were, as of such date, and are as of the Closing Date, accurate, true, correct, and complete in all material respects, and not misleading in any material respect.

7.24 Financial Projections. The Financial Projections provided to the Administrative Agent and the Syndication Parties with respect to Borrower and its Subsidiaries fairly present, as of the Effective Date, in all material respects the projected operations, financial condition, assets and liabilities as of the dates covered thereby. To Borrower’s knowledge, no undisclosed facts existed at the time of submission of the Financial Projections which, if taken into account, would have resulted in any material change in any of the Financial Projections. The Financial Projections were, at the time of submission, based upon reasonable estimates and assumptions, all of which were fair in light of then-current conditions, were prepared on the basis of the assumptions stated therein, and reflected the reasonable estimate of Borrower of the results of operations and other information projected therein. Nothing in this Section shall be deemed to constitute an assurance by Borrower that it will meet the results contained in the Financial Projections.

7.25 Solvency. After giving effect to the consummation of each Loan to be made under this Agreement as of the time this representation is given, Borrower (a) will be able to pay its debts as they become due, (b) will have funds and capital sufficient to carry on its business and all businesses in which it is about to engage, and (c) will own property in the aggregate having a value both at fair valuation and at fair saleable value in the ordinary course of Borrower’s business greater than the amount required to pay its Debt, including for this purpose unliquidated, contingent, and disputed claims.

7.26 Anti-Terrorism Laws.

7.26.1 Violation of Law. Neither the Borrower nor, to the knowledge of Borrower, any of its Subsidiaries, is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (“Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

7.26.2 Classification. Neither Borrower nor, to the knowledge of Borrower, any of its Subsidiaries, or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans, is any of the following:

(a) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(b) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c) a Person or entity with which any Syndication Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(d) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

7.26.3 Conduct of Business. Neither Borrower nor to the knowledge of Borrower, any of its brokers or other agents acting in any capacity in connection with the Loans (a) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) of Subsection 7.26.2 above, (b) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (c) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

7.27 Disclosure. The representations and warranties contained in this Article 7 and in the other Loan Documents and in any financial statements provided to the

Administrative Agent do not contain any untrue statement of a material fact or omit to state a material fact necessary to make such representations or warranties not misleading; and all projections provided to the Administrative Agent were prepared in good faith based on reasonable assumptions.

ARTICLE 8. CONDITIONS TO CLOSING AND TO ADVANCES

8.1 Conditions to Closing. The obligation of the Syndication Parties to make the initial Advance hereunder is subject to satisfaction, in the sole discretion of the Administrative Agent and the Syndication Parties, of each of the following conditions precedent:

8.1.1 Loan and Amendment Documents; Possession of Collateral; and Pilgrim Guaranty. The Administrative Agent shall have received: (a) duly executed originals of the Amendment Documents, and other Loan Documents; and (b) the Pilgrim Guaranty duly executed by Pilgrim Ltd. (or, at the Administrative Agent’s election, an amendment to the Guaranty or an affirmation and consent executed by Pilgrim Ltd. with respect to the Pilgrim Guaranty).

8.1.2 Approvals. The Administrative Agent shall have received evidence satisfactory to it that all consents and approvals of governmental authorities and third parties which are with respect to Borrower necessary for, or required as a condition of the validity and enforceability of, the Loan Documents to which it is a party.

8.1.3 Organizational Documents. The Administrative Agent shall have received the following, dated no more than thirty (30) days prior to the Closing Date: (a) good standing certificate (or comparable), for Borrower for its state of incorporation and the states of Arkansas and Texas; (b) a copy of the certificate of incorporation of Borrower certified by the Secretary of State of its state of organization; and (c) a copy of the bylaws of Borrower, certified as true and complete by the Secretary or Assistant Secretary of Borrower.

8.1.4 Evidence of Insurance. Borrower shall have provided the Administrative Agent with insurance certificates and such other evidence, in form and substance satisfactory to the Administrative Agent, of all insurance required to be maintained by it under the Loan Documents.

8.1.5 Appointment of Agent for Service.. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent (which, unless the Administrative Agent specifically advised Borrower to the contrary, shall include any such evidence provided in connection with the 2000 Credit Agreement unless such evidence has been subsequently rescinded or terminated) that Borrower. has appointed a Person with offices in Denver, Colorado and otherwise reasonably acceptable to the Administrative Agent to serve as its agent for service of process, and that said Person has accepted such appointment by Borrower.

8.1.6 No Material Change. No change shall have occurred in the condition or operations of Borrower or any Subsidiary since January 3, 2004 which, when considered in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

8.1.7 Fees and Expenses. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available federal funds all fees set forth in the Fee Letter between CoBank and Borrower dated February 21, 2004 (“Fee Letter”) and the Mandate Letter between CoBank, Agriland, and Borrower dated February 21, 2004 and Summary of Terms and Conditions attached thereto (collectively “Commitment Letter”), and any other fees owing to the Administrative Agent which are due on the Closing Date, and all expenses owing as of the Closing Date pursuant to Section 14.1 hereof and for which Borrower has received an invoice.

8.1.8 Evidence of Corporate Action. The Administrative Agent shall have received in form and substance satisfactory to the Administrative Agent (a) documents, certified to be true and correct by the Secretary or Assistant Secretary of Borrower, evidencing all corporate action taken by Borrower to authorize (including the specific names and titles of the persons authorized to so act (each an “Authorized Officer”)) the execution, delivery and performance of the Amendment Documents to which it is a party; and (b) a certificate of the Secretary or Assistant Secretary of Borrower, dated the Closing Date, certifying the names and true signatures of the Authorized Officers.

8.1.9 Opinion of Counsel. Borrower shall have provided a favorable opinion of its counsel addressed to the Administrative Agent and each of the present and future Syndication Parties, covering such matters as the Administrative Agent may reasonably require, including, without limitation, due incorporation, authorization and execution, enforceability, usury, no impairment as to the creation and perfection of real and personal property liens on the Collateral in relevant jurisdiction, fees, taxes and qualification requirements.

8.1.10 Renewal of Harris Loan. Borrower shall have provided to the Administrative Agent such proof satisfactory to the Administrative Agent of the concurrent renewal of the Harris Loan in a minimum amount of $100,000,000.00 and for a minimum period of three (3) years.

8.1.11 Financial Projections. Borrower shall have provided to the Administrative Agent financial projections for the five (5) Fiscal Years, commencing with the Fiscal Year during which the Closing Date falls, acceptable to the Administrative Agent and which demonstrates Borrower’s reasonable ability to repay all amounts owing hereunder, under the Harris Loan, and under the Hancock Loan, in each case as scheduled.

8.1.12 Further Assurances. Borrower shall have provided and/or executed and delivered to the Administrative Agent such further assignments, documents or financing statements, in form and substance satisfactory to the Administrative Agent, that Borrower is to execute and/or deliver pursuant to the terms of the Loan Documents or as the Administrative Agent may reasonably request.

8.2 Borrowing Notice; Funding Notice. Borrower shall give the Administrative Agent prior written notice by facsimile (effective upon receipt) of each request for an Advance (a) in the case of a Base Rate Loan, on or before 11:00 A.M. (Central time) on the day of making such Base Rate Loan, and (b) in the case of a LIBO Rate Loan, on or before 11:00 A.M. (Central time) at least three (3) Banking Days prior to the date of making such LIBO Rate Loan. Each notice must be in substantially the form of Exhibit 8.2 hereto (“Borrowing Notice”) and must specify (c) the amount of such Advance, (d) the proposed date of making such Advance, (e) whether Borrower requests that the Advance will bear interest at (i) the Base Rate or (ii) the LIBO Rate, and (f) in the case of a LIBO Rate Loan, the initial LIBO Rate Period applicable thereto. The Administrative Agent shall, on or before 12:00 noon (Central time) of the same Banking Day, notify each Syndication Party (“Funding Notice”) of its receipt of each such Borrowing Notice and the amount of such Syndication Party’s Funding Share thereunder. Not later than 2:00 P.M. (Central time) on the date of an Advance, each Syndication Party will make available to the Administrative Agent at the Administrative Agent’s Office, in immediately available funds, such Syndication Party’s Funding Share of such Advance. After the Administrative Agent’s receipt of such funds, but not later than 3:00 P.M. (Central time), and upon fulfillment of the applicable conditions set forth in Article 8 hereof, the Administrative Agent will make such Advance available to Borrower, in immediately available funds, and will transmit such funds by wire transfer to Borrower’s Account.

8.3 Conditions to Advance. The Syndication Parties’ obligation to fund each Advance is subject to (a) receipt of a properly completed Borrowing Notice, and (b) the satisfaction, in the sole discretion of the Administrative Agent and the Syndication Parties, of each of the following conditions precedent, in addition to those set forth in Sections 8.1 and 8.2 hereof, and each request by Borrower for an Advance shall constitute a representation by Borrower, upon which the Administrative Agent and Syndication Parties may rely, that the conditions set forth in this Section have been satisfied and that the amount of the Advance does not exceed the limits set forth in Section 2.1 hereof:

8.3.1 Default. As of the Advance Date no Event of Default or Potential Default shall have occurred and be continuing, and the disbursing of the amount of the Advance requested shall not result in an Event of Default or Potential Default.

8.3.2 Availability Period. The Borrowing Notice does not specify an Advance Date which is later than the last Banking Day of the Availability Period.

8.3.3 Representations and Warranties; Fees and Expenses. The representations and warranties of Borrower herein shall be true and correct in all material respects on and as of the date on which the Advance is to be made as though made on such date. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available U.S. funds all fees set forth in Section 3.5 hereof and in the Fee Letter and the Commitment Letter, in each case executed by CoBank and Borrower, which are then due and payable, including all expenses owing as of the Advance Date pursuant to Section 14.1 hereof for which Borrower has received an invoice.

8.3.4 No Material Change. No change shall have occurred in the condition or operations of Borrower or any Subsidiary since the date of the financial statements (quarterly or annual, as applicable) most recently provided by Borrower to the Administrative Agent pursuant to Subsection 9.2.1 or 9.2.2 hereof, as applicable, (or the comparable provisions of the 2000 Credit Agreement) which, when considered in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

8.4 Limitation on LIBO Rate Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of the LIBO Rate for any LIBO Rate Period:

(a) The Administrative Agent determines (which determination shall be conclusive) that quotations of interest rates in the definition of LIBO Rate are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBO Rate Loans as provided in this Credit Agreement; or

(b) any Syndication Party determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBO Rate upon the basis of which the rate of interest for LIBO Rate Loans for such LIBO Rate Period is to be determined do not adequately cover the cost to such Syndication Party of making or maintaining such LIBO Rate Loans for such LIBO Rate Period;

then the Administrative Agent shall give Borrower prompt notice thereof, and so long as such condition remains in effect, in the case of clause (a) above, the Syndication Parties, and in the case of clause (b) above, the Syndication Party that makes the determination, shall be under no obligation to make LIBO Rate Loans, convert Base Rate Loans into LIBO Rate Loans, or continue LIBO Rate Loans, and Borrower shall, on the last day(s) of the then current applicable LIBO Rate Period(s) for the outstanding LIBO Rate Loans, either prepay such LIBO Rate Loans or convert such LIBO Rate Loans into a Base Rate Loan in accordance with Section 3.1 hereof. In addition to the foregoing, in the event a determination is made under clause (b) above, Borrower shall have the right, but not the obligation, upon written notice to the Administrative Agent, on or before 10:00 A.M. (Central time) on or before ten (10) Banking Days following receipt of notice from the Administrative Agent of such condition, to reduce the Individual Commitment of such Syndication Party to zero upon making a prepayment, to be treated as a Voluntary Payment to the extent not inconsistent with the provisions of this Section, equal to the amount of such Syndication Party’s Individual Outstanding Obligations plus any Funding Losses attributed to the portion of such payment applied to LIBO Rate Loans as provided below. In the event Borrower makes such an election, then a reduction in a dollar amount corresponding to such reduction in Individual Commitment shall be made to the Aggregate Commitment, and, notwithstanding any provisions of this Credit Agreement to the contrary, including, without limitation, Section 2.8, the amount of such prepayment shall be applied to outstanding LIBO Rate

Loans to the extent of such Syndication Party’s Pro Rata Share thereof and, along with the amount paid on account of such Funding Losses, distributed to the Syndication Party making such determination and as to which Borrower has made such election.

8.5 Illegality of Loan. Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for any Syndication Party or its Applicable Lending Office to honor its obligation to make or maintain LIBO Rate Loans hereunder or convert Base Rate Loans into LIBO Rate Loans, then such Syndication Party shall promptly notify the Administrative Agent and Borrower thereof and such Syndication Party’s obligation to make or continue, or to convert Base Rate Loans into, LIBO Rate Loans shall be suspended until such time as such Syndication Party may again make and maintain LIBO Rate Loans (in which case the provisions of Section 8.6 hereof shall be applicable) and, unless and until Borrower exercises the rights granted in the next sentence, such Syndication Party’s Individual Pro Rata Share, of all Loans and all subsequent Advances shall be made as Base Rate Loans (and such Syndication Party’s share of interest payments shall reflect the foregoing), in each case, until such time as such Syndication Party may again make and maintain LIBO Rate Loans (in which case the provisions of Section 8.6 hereof shall be applicable). In the event a such a notification is made, Borrower shall have the right, but not the obligation, upon written notice to the Administrative Agent, on or before 10:00 A.M. (Central time) on or before ten (10) Banking Days following receipt of notice from such Syndication Party, to reduce the Individual Commitment of such Syndication Party to zero upon making a prepayment, to be treated as a Voluntary Payment to the extent not inconsistent with the provisions of this Section, equal to the amount of such Syndication Party’s Individual Outstanding Obligations plus any Funding Losses attributed to the portion of such payment applied to LIBO Rate Loans as provided below. In the event Borrower makes such an election, then, notwithstanding any provisions of this Credit Agreement to the contrary, including, without limitation, Section 2.8: the amount of such prepayment shall be applied to outstanding LIBO Rate Loans to the extent of such Syndication Party’s Pro Rata Share thereof and, along with the amount paid on account of such Funding Losses, distributed to the Syndication Party making such determination and as to which Borrower has made such election.

8.6 Treatment of Affected Loans. If the obligations of any Syndication Party to make or continue LIBO Rate Loans, or to convert Base Rate Loans into LIBO Rate Loans, are suspended pursuant to Section 8.4 or 8.5 hereof (all LIBO Rate Loans so affected being herein called “Affected Loans”), such Syndication Party’s Affected Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current LIBO Rate Period(s) for the Affected Loans (or, in the case of a conversion required by Section 8.4 or 8.5, on such earlier date as such Syndication Party may specify to Borrower). To the extent that such Syndication Party’s Affected Loans have been so converted, all payments and prepayments of principal which would otherwise be applied to such Syndication Party’s Affected Loans shall be applied instead to its Base Rate Loans. All Advances which would otherwise be made or continued by such Syndication Party as LIBO Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Syndication Party which would otherwise be converted into LIBO Rate Loans shall remain as Base Rate Loans.

ARTICLE 9. AFFIRMATIVE COVENANTS

From and after the date of this Credit Agreement and until the Bank Debt is indefeasibly paid in full and the Syndication Parties have no obligation to make an Advance, Borrower agrees that it will observe and comply with the following covenants for the benefit of the Administrative Agent and Syndication Parties:

9.1 Books and Records. Borrower shall at all times keep, and cause each Subsidiary to keep, proper books of record and account, in which correct and complete entries shall be made of all its dealings, in accordance with GAAP.

9.2 Reports and Notices. Borrower shall provide to the Administrative Agent the following reports, information and notices:

9.2.1 Annual Financial Statements. As soon as available, but in no event later than ninety (90) days after the end of any Fiscal Year of Borrower occurring during the term hereof one copy of the audit report for such year and accompanying consolidated financial statements (including all footnotes thereto), including a consolidated balance sheet, a consolidated statement of earnings, a consolidated statement of capital, and a consolidated statement of cash flow for the Borrower and its Subsidiaries, showing in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in conformance with GAAP consistently applied and certified without qualification by Ernst & Young, LLP, or other independent public accountants of nationally recognized standing selected by the Borrower and reasonably satisfactory to the Administrative Agent, and to be accompanied by a copy of any management letter of such accountants addressed to and received by the board of directors of Borrower related to such annual audit and annual financial statements. Such annual financial statements required pursuant to this Subsection shall be accompanied by a Compliance Certificate signed by Borrower’s Chief Financial Officer.

9.2.2 Quarterly Financial Statements. As soon as available but in no event more than forty-five (45) days after the end of each Fiscal Quarter (excluding the last Fiscal Quarter of Borrower’s Fiscal Year) the following financial statements or other information concerning the operations of Borrower and its Subsidiaries for such Fiscal Quarter, the Fiscal Year to date, and for the corresponding periods of the preceding Fiscal Year, all prepared in accordance with GAAP consistently applied: (a) a consolidated balance sheet, (b) a consolidated summary of earnings, (c) a consolidated statement of cash flows, and (d) such other statements as the Administrative Agent may reasonably request. Such quarterly financial statements required pursuant to this Subsection shall be accompanied by a Compliance Certificate signed by Borrower’s Chief Financial Officer or other officer of Borrower acceptable to the Administrative Agent (subject to normal year end adjustments).

9.2.3 Notice of Default. As soon as the existence of any Event of Default or Potential Default becomes known to any officer of Borrower, prompt written notice of such Event of Default or Potential Default, the nature and status thereof, and the action being taken or proposed to be taken with respect thereto.

9.2.4 ERISA Reports. As soon as possible and in any event within twenty (20) days after Borrower or any Subsidiary knows or has reason to know that any Reportable Event (for which notice is not waived under ERISA or by regulation) or Prohibited Transaction (for which a statutory, class, or individual exemption has not been obtained) has occurred with respect to any Plan or that the Pension Benefit Guaranty Corporation or Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, or that Borrower, any Subsidiary or any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan, or that a Plan which is a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA) or is terminating, a certificate of the Chief Financial Officer of Borrower or such Subsidiary setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination or withdrawal or reorganization or insolvency and the action Borrower or such Subsidiary proposes to take with respect thereto, provided, however, that notwithstanding the foregoing, no reporting is required under this Subsection unless the matter(s), individually or in the aggregate, result, or could be reasonably expected to result, in aggregate obligations or liabilities of Borrower and/or the Subsidiaries in excess of ten million dollars ($10,000,000).

9.2.5 Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, arbitration and any other proceedings before any Governmental Authority, affecting Borrower or any Subsidiary which, if determined adversely to Borrower or any Subsidiary, could reasonably be expected to require Borrower or any Subsidiary to have to pay or deliver assets having a value of ten million dollars ($10,000,000) or more (whether or not the claim is covered by insurance) or could reasonably be expected to result in a Material Adverse Effect.

9.2.6 Notice of Material Adverse Effect. Promptly after Borrower obtains knowledge thereof, notice of any matter which, alone or when considered together with other matters, has resulted or could reasonably be expected to result in, a Material Adverse Effect.

9.2.7 Notice of Environmental Proceedings. Without limiting the provisions of Subsection 9.2.5 hereof, promptly after Borrower’s receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or other communication alleging a condition that may require Borrower or any Subsidiary to undertake or to contribute to a cleanup or other response under Environmental Regulations, or which seeks penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such laws, or which claims personal injury or property damage to any person as a result of environmental factors or conditions or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

9.2.8 Regulatory and Other Notices. Promptly after Borrower’s receipt thereof, copies of any notices or other communications received from any Governmental Authority with respect to any matter or proceeding the effect of which could reasonably be expected to have a Material Adverse Effect.

9.2.9 Adverse Action Regarding Required Licenses. As soon as Borrower learns that any petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint or proceeding is pending, or, to the best of Borrower’s knowledge, threatened, to seek to revoke, cancel, suspend, modify, or limit any of the Required Licenses, prompt written notice thereof and Borrower shall contest any such action in a Good Faith Contest.

9.2.10 Notice of Certain Changes. Borrower shall: (a) notify the Administrative Agent at least ten (10) Banking Days prior to the occurrence of any change in the name or business form of Borrower; and (b) take all actions necessary or reasonably requested by Agent in order to maintain the perfected status of the first lien and security interest of Agent and the Syndication Parties (subject only to Permitted Encumbrances) in the Collateral.

9.2.11 Available Amount Reports. If any Advance is made during any Fiscal Quarter, then, no later than forty-five (45) days after the end of such Fiscal Quarter, unless the outstanding principal balance owing under the Revolving Loans on any Advance Date (including the Advance requested for such date in a Borrowing Notice) exceeds ninety percent (90%) of the Aggregate Commitment, in which case an Available Amount Report effective as of the date of such Borrowing Notice must accompany the Borrowing Notice (the appropriate date in either case being the “Available Amount Report Deadline”), a report in the form of Exhibit 9.2.11 attached hereto (“Available Amount Report”) effective as of the last day of such Fiscal Quarter or the date of such Borrowing Notice, as applicable. In addition to delivery of the Available Amount Reports pursuant to the preceding sentence, Borrower shall be entitled, at its option to furnish an Available Amount Report at any time between the Effective Date and December 31, 2004 (or such later date as may be agreed to by Borrower and the Administrative Agent) to reflect the addition for the Available Amount determination of the Additional Property with respect to which each of the applicable requirements contained in Section 9.18 hereof have been fully met to the satisfaction of the Administrative Agent. Any time that, in connection with a Pari Passu Loan, Borrower requests the Administrative Agent to execute an Intercreditor Agreement, Borrower shall provide to the Administrative Agent an endorsement to the Title Policy increasing the amount of insurance provided thereby (or a new Title Policy in the full amount, including any such increase) if the following two conditions have occurred: (a) the maximum amount available under such Pari Passu Loan, together with the maximum amounts available under all Pari Passu Loans entered into since the most recent increase in the amount of the Title Policy, is equal to or greater than $25,000,000.00, and (b) Borrower has since the most recent increase in the amount of the Title Policy, provided to the Administrative Agent one or more Available Amount Reports which, in the aggregate, reflect an increase in the Appraised Value of the real estate (including any structures or other improvements thereon, other than equipment) included in the Collateral in an amount equal to or greater than $25,000,000.00. In the event an increase in the amount of insurance available under the

Title Policy is required pursuant to the preceding sentence, the amount of such increase shall be the amount of the aggregate increase in Appraised Value determined as provided in clause (b) thereof; provided that in no event shall Borrower be required to increase the amount of insurance provided under the Title Policy to the extent it would result in the amount thereof being an amount in excess of (x) during the Availability Period, the Aggregate Commitment, or (y) at any time after the end of the Availability Period, the amount of Bank Debt owing. In the event the parcel or parcels of real estate with respect to which there has been an increase in Appraised Value are insured by separate Title Policies, the increase in insured amount required above need only be provided with respect to those Title Policies. Available Amount Reports shall also be provided as required by Section 9.15 and Subsection 13.5.6 hereof.

9.2.12 Appraisals. Borrower shall provide the Administrative Agent with Appraisals covering all interests required to be included within the Collateral: (a) on the earlier of (i) December 14, 2006, or (ii) the one hundred twentieth (120th) day after the Margin Report Deadline for the Fiscal Quarter for which the Leverage Ratio is equal to or greater than fifty percent (50%), but not prior to December 31, 2004, (b) on each two year anniversary of the date Appraisals are required pursuant to clause (a) or this clause (b), provided that if the Leverage Ratio for the Fiscal Quarter immediately preceding (or ending on) such date is less than fifty percent (50%), this requirement will be deferred on a Fiscal Quarter basis so long as such ratio is maintained, and provided further that, unless otherwise agreed by the Required Lenders, any such deferrals pursuant to this clause (b) shall be for no more than 24 months, so that in any event an Appraisal will be required no later than four years after the date the last previous Appraisal was required; and (c) as may be required in connection with Pari Passu Loans as provided herein. The requirements of the preceding sentence of this Subsection requiring Borrower to furnish Appraisals shall cease to be applicable on and after the Conversion Date. Appraisals shall also be provided as required by Section 9.15 hereof (without regard to whether the Conversion Date shall have occurred), and may, at Borrower’s option, be provided pursuant to the provisions of Section 9.18 hereof.

9.2.13 Filings and Reports. Promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, which Borrower shall have filed with the Securities and Exchange Commission or any governmental agency substituted therefor, or any national securities exchange, including copies of Borrower’s form 10-K annual report, form 10-Q quarterly report and any Form 8-K report filed with the Securities and Exchange Commission.

9.2.14 Additional Information. With reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of Borrower or any Subsidiary as any Syndication Party or the Administrative Agent may from time to time reasonably request.

9.3 Maintenance of Existence and Qualification. Borrower shall maintain its corporate existence in good standing under the laws of its state of organization. Borrower shall, and shall cause each Subsidiary to, qualify and remain qualified as a foreign corporation or other entity in each jurisdiction in which such qualification is necessary in view of its business, operations and properties except where the failure to so qualify has not and could not reasonably be expected to result in a Material Adverse Effect.

9.4 Compliance with Legal Requirements and Agreements. Borrower shall, and shall cause each Subsidiary to: (a) comply with all laws, rules, regulations and orders applicable to Borrower (or such Subsidiary, as applicable) or its business unless such failure to comply is the subject of a Good Faith Contest; and (b) comply with all agreements, indentures, mortgages, and other instruments to which it (or any Subsidiary, as applicable) is a party or by which it or any of its (or any Subsidiary, or any of such Subsidiary’s, as applicable) property is bound; provided, however, that the failure of Borrower to comply with this sentence in any instance not directly involving the Administrative Agent or a Syndication Party shall not constitute a Potential Default or an Event of Default unless such failure could reasonably be expected to result in a Material Adverse Effect.

9.5 Compliance with Environmental Laws. Without limiting the provisions of Section 9.4 of this Credit Agreement, Borrower shall, and shall cause Subsidiary to, comply in all material respects with, and take all reasonable steps necessary to cause all persons occupying or present on any properties owned or leased by Borrower (or any Subsidiary, as applicable) to comply with, all Environmental Regulations, the failure to comply with which could reasonably be expected to result in a Material Adverse Effect or unless such failure to comply is the subject of a Good Faith Contest.

9.6 Taxes. Borrower shall cause to be paid, and shall cause each Subsidiary to pay, when due all taxes, assessments, and other governmental charges upon it, its income, its sales, its properties (or upon Subsidiary and its income, sales, and properties, as applicable), and federal and state taxes withheld from its (or Subsidiary’s, as applicable) employees’ earnings, unless (a) the failure to pay such taxes, assessments, or other governmental charges could not reasonably be expected to result in a Material Adverse Effect, or (b) such taxes, assessments, or other governmental charges are the subject of a Good Faith Contest.

9.7 Insurance. Borrower shall, and shall cause each Subsidiary to, maintain insurance coverage by good and responsible insurance underwriters in such forms and amounts and against such risks and hazards as are customary for companies engaged in similar businesses and owing and operating similar properties, provided that Borrower and its Subsidiaries may self-insure for workmen’s compensation, group health risks and their live chicken inventory in accordance with applicable industry standards. In any event, Borrower will insure any of the Collateral which is insurable against loss or damage by fire, theft, burglary, pilferage and loss in transit. In addition, to the extent that any real property interests which constitute a part of the Collateral lie within a designated flood plain, Borrower must provide flood insurance with respect to such real property interests. All such policies of insurance shall be issued by sound and reputable insurers that, at the time of issuance or renewal of such policies, are accorded a rating of A-XII or better by A.M. Best Company or A or better by Standard & Poor’s Corporation or Moody’s Investors Service, Inc. All liability policies shall name the

Administrative Agent, for the benefit of the Syndication Parties, as additional insured as its interests may appear. All such insurance policies shall be endorsed with a mortgagee’s or loss payable clause, as appropriate, in favor of the Administrative Agent, for the benefit of the Syndication Parties. Copies of the policy or policies evidencing all insurance referred to in this Section and receipts for the payment of premiums thereon or certificates of such insurance satisfactory to the Administrative Agent shall be delivered to and held by the Administrative Agent. All such insurance policies shall contain a provision requiring at least ten (10) days’ notice to the Administrative Agent prior to any cancellation for non-payment of premiums. Borrower shall give the Administrative Agent satisfactory written evidence of renewal or substitution of all such policies. Borrower agrees to pay, or cause to be paid, all premiums on such insurance as they become due, and will not permit any condition to exist on or with respect to its assets which would wholly or partially invalidate any insurance thereon. Borrower shall give immediate written notice to the insurance carrier and the Administrative Agent of any loss. Borrower hereby authorizes and empowers the Administrative Agent upon the occurrence and during the continuation of an Event of Default, at the Administrative Agent’s option and in the Administrative Agent’s sole discretion, to, in so far as affects the Collateral, act as attorney-in-fact for Borrower to make proof of loss, to adjust and compromise any claim under insurance policies, to collect and receive insurance proceeds, and to deduct therefrom the Administrative Agent’s expenses incurred in the collection of such proceeds, and all insurance policies of Borrower shall provide that the Administrative Agent may act as Borrower’s attorney-in-fact for such purposes.

9.8 Title to and Maintenance of Properties. Borrower shall defend and maintain title to, and shall maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its material properties (tangible and intangible) necessary or used in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and shall cause to be made all repairs, renewals, replacements, betterments and improvements thereof, all as in the sole judgment of Borrower or such Subsidiary may be reasonably necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

9.9 Inspection. Borrower (a) shall permit, and cause its Subsidiaries to permit, the Administrative Agent or any Syndication Party or their agents, during normal business hours or at such other times as the parties may agree, to examine, and make copies of or abstracts from, Borrower’s properties, books, and records, and to discuss Borrower’s affairs, finances, operations, and accounts with its respective officers, directors, employees, and independent certified public accountants; and (b) shall permit the Administrative Agent to obtain periodic verification of the existence and condition, of the Collateral and Borrower shall reimburse the Administrative Agent for the reasonable costs incurred in connection with such verification, provided that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to reimburse the Administrative Agent for costs incurred under this clause (b) with respect to more than one such verification in each Fiscal Year.

9.10 Required Licenses; Permits; Etc. Borrower shall duly and lawfully obtain and maintain in full force and effect, and shall cause its Subsidiaries to obtain and maintain in full force and effect, all Required Licenses as appropriate for the business being conducted and properties owned by Borrower or such Subsidiaries at any given time except where the failure to obtain or maintain such Required Licenses could not reasonably be expected to result in a Material Adverse Effect.

9.11 ERISA. Borrower shall (a) cause each Borrower Benefit Plan to comply in all material respects with the Code and ERISA; (b) cause any Borrower Benefit Plan that is intended to satisfy the requirements of Section 401(a) of the Code to satisfy such requirements in all material respects; (c) prepare and deliver each material report, statement or other document required by ERISA and the Code within the period specified therein and conforming in form and substance in all material respects to the provisions thereof; and (d) cause each Borrower Benefit Plan (other than a Multiemployer Plan) to be administered in all material respects in accordance with the terms of each such plan and with ERISA, the Code, and any other applicable law, except to the extent any failure to comply with the preceding clauses (a), (b) (c), or (d) would not have a Material Adverse Effect. Within ten (10) Banking Days after receiving such notice, Borrower shall furnish to Administrative Agent any written notice received by Borrower relating to an assertion of withdrawal liability imposed by any Multiemployer Plan upon Borrower or Borrower’s controlled group, as defined in Code Section 414(b), (c), (m), or (o), or relating to any violation of the provisions of the Code or ERISA asserted by the Department of Labor, the Pension Benefit Guaranty Corporation or the Department of the Treasury with respect to any Borrower Benefit Plan that could reasonably be expected to have a Material Adverse Effect. Borrower shall notify the Administrative Agent within sixty (60) days after: (l) commencing participation in any “multiple employer plan” within the meaning of Section 413 of the Code; (m) commencing participation in a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (n) establishing or becoming obligated to contribute to any employee “retiree health plan” within the meaning of Section 3(1) of ERISA for the benefit of retired or former employees (other than as required by Section 4980B of the Code and Sections 601 through 608 of ERISA (“COBRA”) or other applicable law). Borrower shall notify the Administrative Agent within sixty (60) days after Borrower has knowledge of the occurrence of any fact or event which would make any of the representations contained in Subsections 7.10.2, 7.10.4, 7.10.6, or 7.10.10 hereof incorrect if such representations were made as of the date of such occurrence with respect to any Borrower Benefit Plan that is a Multiemployer Plan.

9.12 Financial Covenants. Borrower shall maintain the following financial covenants, measured on the consolidated results of Borrower and its Subsidiaries:

9.12.1 Leverage Ratio. A Leverage Ratio of not in excess of 0.625 at any time.

9.12.2 Tangible Net Worth. Tangible Net Worth at all times during the periods from the Closing Date and at all times during each Fiscal Year thereafter, of not less than an amount in any Fiscal Year of $600,000,000.00 plus an amount equal to 50% of Borrower’s Net Income (but not less than zero) during such Fiscal Year.

9.12.3 Current Ratio. A Current Ratio measured as of the last day of each Fiscal Quarter of not less than 1.35 to 1.00.

9.12.4 Net Tangible Assets to Total Liabilities. A ratio of Net Tangible Assets to Total Liabilities measured as of the last day of each Fiscal Quarter of not less than 1.30 to 1.00.

9.12.5 Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio over the most recent eight consecutive Fiscal Quarters, measured as of the last day of each Fiscal Quarter, of not less than 1.50 to 1.00.

9.12.6 Net Working Capital. Net Working Capital, measured as of the last day of each Fiscal Quarter during the periods set forth below, of not less than $85,000,000.00.

9.13 Appraised Property. No Available Amount Report will be based in any part on the Appraised Value of any real property, or improvements, fixtures, machinery or equipment located on any real property, not, in either case, described in the deeds of trust executed, on or prior to the date of such Available Amount Report, by Borrower in connection with this Credit Agreement.

9.14 Title Insurance Endorsements. As soon as practical following the Effective Date, but in any event no later than thirty (30) days following the Effective Date, Borrower shall provide to the Administrative Agent with respect to each Title Policy provided to the Administrative Agent in connection with the 2000 Credit Agreement (or its predecessor), either (a) new title policies issued by the Title Insurer which issued such Title Policy describing the mortgage or deed of trust insured thereunder (“Mortgage”) as the Mortgage as amended by the appropriate Amendment Document and otherwise in substantially the same form as the Title Policy provided to the Administrative Agent in connection with the 2000 Credit Agreement (or its predecessor); or (b) for Texas properties a P9(3)(b) endorsement; or (c) for other properties an endorsement thereto issued by the Title Insurer which issued such Title Policy (i) describing the insured Mortgage as the Mortgage as amended by the appropriate Amendment Document, and (ii) bringing down the effective date of such Title Policy to the Closing Date.

9.15 Production Cut-back: In the event that Borrower takes action which results in a Permanent Reduction of Production at any facility included in Borrower’s most recent Available Amount Report (“Shut Down”), then Borrower shall give the Administrative Agent written notice thereof no later than thirty (30) days after taking such action and shall, at Borrower’s option, either: (a) promptly arrange for an Appraisal of such facility based on such Permanent Reduction of Production and, no later than ninety (90) days after taking such action, furnish the Administrative Agent with a copy of such Appraisal and a revised Available Amount Report, properly adjusted to reflect the Appraised Value as shown in such Appraisal; or (b) no later than thirty (30) days after taking such action, furnish the Administrative Agent with a written request to (i) release its lien on such facility and (ii) remove such facility from the Available Amount. In the event Borrower elects to proceed under clause (b) of this Section, at the time the Administrative Agent releases its lien, on behalf of the Syndication Parties, on such facility, Borrower shall furnish the Administrative Agent with an Available Amount Report with the entire Appraised Value of such facility (as reflected in the most recent Appraisal thereof) removed from such Available Amount Report. In the event Borrower elects to proceed under clause (a) of this Section, but fails to provide to the Administrative Agent the Appraisal or the Available Amount Report within the time required by such clause, such facility shall be deemed to have been removed from the Available Amount Report (and therefore, from calculation of the Available Amount) until the Appraisal and revised Available Amount Report have been provided to the Administrative Agent. In the event Borrower elects to proceed under clause (b) of this Section, but the Required Lenders refuse to authorize the Administrative Agent to release the lien on such facility (or the Administrative Agent refuses to release such lien where it has the power to effect such release without Required Lender approval), (x) the Syndication Parties may, at their sole discretion and cost, obtain an Appraisal on such facility based upon such Permanent Reduction of Production (“Lender Appraisal”), in which case the Administrative Agent shall furnish a copy of such Lender Appraisal to Borrower when received and such facility shall thereafter be included in the Available Amount and all subsequent Available Amount Reports at the Appraised Value established by such Lender Appraisal; provided, however, that until such Lender Appraisal has been obtained and furnished to Borrower, such facility will continue to be included in the Available Amount Report (and therefore, included in the calculation of the Available Amount) and all subsequent Available Amount Reports at the Appraised Value in effect prior to such Permanent Reduction of Production until a Lender Appraisal is obtained at the discretion of the Syndication Parties or an Appraisal is obtained pursuant to Subsection 9.2.12 hereof. Notwithstanding the foregoing, in the event the Syndication Parties elect to proceed under clause (x) of this Section, Borrower shall have the option to remove such facility from the Available Amount prior to the Syndication Parties obtaining the Lender Appraisal by providing the Administrative Agent with written notice of the exercise of such option and furnishing the Administrative Agent with an Available Amount Report with the entire Appraised Value of such facility (as reflected in the most recent Available Amount Report prior to such Permanent Reduction of Production) removed from such Available Amount Report, in which case the Aggregate Commitment shall be reduced by an amount equal to seventy-five per cent (75.0%) of the Appraised Value of such facility (as reflected in the most recent Available Amount Report prior to such Permanent Reduction of Production). Any such reduction in the Aggregate Commitment shall be allocated among the Individual Commitments in the manner provided, and subject to the conditions and requirements, including payment requirements, set forth, in Section 2.8(b) and Section 9.15(x) hereof, and any such reduction shall be allocated among the Individual Commitments as provided in such Section 2.8. At the time of furnishing the Administrative Agent with a revised Available Amount Report, and, if required pursuant to clause (a) of this Section, a revised Appraisal, or in the event Borrower shall elect to proceed under clause (a) of this Section but shall fail to provide the Appraisal or the Appraised Value Report to the Administrative Agent within the time required, or at the time of the Syndication Parties furnishing a Lender Appraisal to Borrower pursuant to clause (x) of this Section, Borrower shall make the payment, if any, that would be required under Section 4.4(e) hereof if the aggregate outstanding principal balance owing under the Revolving Loan (including the Converted Loans) exceeds the Available Amount as calculated pursuant to such Lender Appraisal or such revised Available Amount Report (or as calculated with the removal of such facility, if applicable).

9.16 Embargoed Person. At all times throughout the term of the Loans, (a) none of the funds or assets of Borrower that are used to repay the Loans shall constitute property of, or shall be beneficially owned directly or, to the knowledge of Borrower, indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), U.S. Department of the Treasury, and/or to the knowledge of Borrower, as of the date thereof, based upon reasonable inquiry by Borrower, on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law, or the Loans made by the Syndication Parties would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders, and (b) no Embargoed Person shall have any direct interest, and to the knowledge of Borrower, as of the date hereof, based upon reasonable inquiry by Borrower, indirect interest, of any nature whatsoever in Borrower, with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loans are in violation of law.

9.17 Anti-Money Laundering. At all times throughout the term of the Loans, to the knowledge of Borrower, as of the date hereof, based upon reasonable inquiry by Borrower, none of the funds of Borrower, that are used to repay the Loans shall be derived from any unlawful activity, with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loans would be in violation of law.

9.18 Additional Collateral. (a) Borrower, on or before December 31, 2004 (or such later date as may be agreed to by Borrower and the Administrative Agent), shall, at its discretion, execute and deliver a deed of trust or mortgage and assignment of leases and rents with respect to the property listed on Exhibit 9.18 attached hereto and any other property reasonably acceptable to the Administrative Agent (“Additional Property”), in form and substance satisfactory to the Administrative Agent, to the Administrative Agent or a mortgage trustee, in each case for the benefit of the Syndication Parties, granting a first lien of record on and a first security interest in the Additional Property, subject only to Permitted Encumbrances, and such Additional Property shall thereafter be part of the Collateral.

(b) Upon such time as Borrower, in addition to satisfying the requirements of clause (a) of this Section 9.18, shall, with respect to any such parcel of Additional Property, have provided to the Administrative Agent (i) a mortgagees’ title insurance policy (Standard Texas Mortgagees Policy Form with respect to Additional Property located in the State of Texas, and Standard ALTA form with respect to Additional Property located in states other than Texas) from an insurer acceptable to the Administrative Agent insuring the lien in favor of the Administrative Agent, on behalf of the Syndication Parties, as a first priority lien on each such parcel of Additional Property, subject only to Permitted Encumbrances, and (A) in such amount as the Administrative Agent shall require, (B) deleting the standard printed exceptions (including exceptions for mechanics liens and exceptions based on lack of adequate survey) and the gap exception, (C) containing only such exceptions to title as are reasonably acceptable to the Administrative Agent, (D) providing access coverage, and (E) containing such other endorsements as the Administrative Agent may reasonably require (but in any event including a revolving credit endorsement), (ii) a survey, which survey, the certifications thereon, and all information contained therein, shall be acceptable to the Administrative Agent, and shall contain a legal description and, except as specifically provided otherwise on Exhibit 9.18, shall, at a minimum, show the location of all structures, visible utilities, fences, hedges, or walls on the parcel and within 5 feet of all boundaries thereof, any conflicting boundary evidence or visible encroachments, and all easements, underground utilities, and tunnels for which properly recorded evidence is available; and (iii) an Appraisal, then such Additional Property shall be a part of the Collateral and shall be included in the Available Amount.

(c) Borrower may include in the Available Amount any leasehold interest in connection with any Additional Property where Borrower is a lessee under a recorded lease calling for a rental payment equal to or in excess of $100,000.00 per annum, provided that Borrower provides to the Administrative Agent, (i) a leasehold mortgage or deed of trust substantially in form and substance satisfactory to the Administrative Agent, (ii) a Title Policy and survey satisfying the requirements set forth in clause (b) of this Section 9.18 (modified as necessary to reflect a leasehold, rather than fee, interest), (iii) a lessor consent in form and content satisfactory to the Administrative Agent and containing such estoppels of the lessor of the leasehold estate as the Administrative Agent shall require; and (iv) an Appraisal.

(d) Notwithstanding anything contained in this Credit Agreement or the Loan Documents to the contrary, failure by Borrower to complete the execution and delivery of deeds of trust or mortgages and assignments of leases and rents as described in this Section 9.18 by December 31, 2004 (or such later date as may be agreed to by Borrower and the Administrative Agent), shall not be deemed a Potential Default or Event of Default.

ARTICLE 10. NEGATIVE COVENANTS

From and after the date of this Credit Agreement until the Bank Debt is indefeasibly paid in full, and the Syndication Parties have no obligation to make any Advance, Borrower agrees that it will observe and comply with, and, to the extent applicable, will cause its Subsidiaries to observe and comply with, the following covenants:

10.1 Borrowing. Borrower shall not (nor shall it permit any of its Subsidiaries to) create, incur, or assume, directly or indirectly, any Debt, except for:

(a) indebtedness of Borrower arising under this Credit Agreement and the other Loan Documents;

(b) trade payables arising in the ordinary course of business;

(c) Capital Leases in existence from time to time;

(d) current operating liabilities (other than trade payables or for borrowed money) incurred in the ordinary course of business;

(e) the Pari Passu Loans;

(f) secured Debt (other than Bank Debt and the Pari Passu Loans, but including amounts owing under the Harris Loan, under the Hancock Loan, and under the Comerica Loan) in an aggregate amount at any time outstanding of up to the sum of (i) eighty-five percent (85%) of the book value of the outstanding accounts receivable of Borrower and its Subsidiaries (as such account receivable would be shown on a consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with GAAP), less allowance for doubtful accounts, plus (ii) seventy-five percent (75%) of the higher of book value or fair market value, determined in accordance with GAAP, of the assets of Borrower and its Subsidiaries, but excluding from such calculation under this clause (ii), the assets covered by clause (i), the Collateral, and good will;

(g) unsecured Debt in any amount provided that no more than $50,000,000.00 of unsecured indebtedness outstanding at any time (but excluding from such restriction, the Senior Unsecured Notes, the Senior Subordinated Notes, the Grower Settlement Agreements, and the Foreign Subsidiary Debt) may provide for scheduled principal payments prior to the Maturity Date, and provided that with respect to any individual unsecured indebtedness of greater than $10,000,000.00 incurred after the Closing Date, Borrower must demonstrate, to the satisfaction of the Administrative Agent, compliance with the covenants set forth at Section 9.12 hereof, on a pro forma basis taking into account such additional indebtedness, before such indebtedness is incurred; and

(h) loans between Subsidiaries or between Borrower and Subsidiaries, in each case either (i) in the ordinary course and pursuant to the reasonable requirements of Borrower’s business and consistent with demonstratable past practices; provided that any such loans to Borrower are expressly subordinated to the prior payment in full in cash of all of Borrower’s indebtedness, obligations and liabilities to the Administrative Agent and the Syndication Parties under this Credit Agreement and the other Loan Documents; or (ii) in connection with a Receivables Securitization Program.

10.2 No Other Businesses. Borrower shall not, and shall not permit its Subsidiaries to, engage in any material respects in any business activity or operations other than operations or activities (a) in the poultry industry, (b) in the processing, packaging, distribution, and wholesale sales of poultry products, or (c) which are not substantially different from or are related to its present business activities or operations.

10.3 Liens. Borrower shall not (nor shall it permit any of its Subsidiaries to) create, incur, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance on, or any security interest in, any of its real or personal properties (including, without limitation, leasehold interests, leasehold improvements and any other interest in real property or fixtures), now owned or hereafter acquired, except the following (“Permitted Encumbrances”):

(a) Liens for taxes or assessments or other charges or levies of any Governmental Authority, that are not delinquent or if delinquent are the subject of a Good Faith Contest;

(b) Liens imposed by law, such as mechanic’s, worker’s, repairman’s, miner’s, agister’s, attorney’s, materialmen’s, landlord’s, warehousemen’s and carrier’s Liens and other similar Liens which are securing obligations incurred in the ordinary course of business for sums not yet due and payable or, if due and payable, which (i) do not exceed an aggregate at any one time of $20,000,000.00 or (ii) are the subject of a Good Faith Contest;

(c) Liens under workers’ compensation, unemployment insurance, social security or similar legislation (other than ERISA), or to secure payments of premiums for insurance purchased in the ordinary course of business, or to secure the performance of tenders, statutory obligations, surety and appearance bonds and bids, bonds for release of an attachment, stay of execution or injunction, leases, government contracts, performance and return-of-money bonds and other similar obligations, all of which are incurred in the ordinary course of business and not in connection with the borrowing of money;

(d) Any attachment or judgment Lien, the time for appeal or petition for rehearing of which shall not have expired or in respect of which Borrower or the Subsidiary is protected in all material respects by insurance or for the payment of which adequate reserves have been provided, provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Good Faith Contest, and provided further that the aggregate amount of liabilities of Borrower and its Subsidiaries so secured (including interest and penalties) shall not be in excess of $20,000,000.00 at any one time outstanding;

(e) Easements, rights-of-way, restrictions, encroachments, covenants, servitudes, zoning and other similar encumbrances which, in the aggregate,

do not materially interfere with the occupation, use and enjoyment by Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

(f) All precautionary filings of financing statements under the Uniform Commercial Code which cover property that is made available to or used by Borrower or any Subsidiary pursuant to the terms of an Operating Lease or Capital Lease;

(g) Liens, other than on the Collateral, securing its reimbursement obligations under any letter of credit issued in connection with the acquisition of an asset; provided that (i) the lien attaches only to such asset, and (ii) the lien is released upon satisfaction of such reimbursement obligation;

(h) Liens on the Collateral in connection with the Bank Debt or any permitted Pari Passu Loan;

(i) Liens on assets of Borrower or its Subsidiaries, other than on the Collateral, to secure indebtedness permitted under Sections 10.1(c) and 10.1(f);

(j) Liens existing on the Effective Date and described on Exhibit 10.3 hereto (as such Exhibit may be approved by the Administrative Agent);

(k) Liens on the accounts receivable of Borrower or its Subsidiaries or rights with respect thereto which are the subject of a Receivables Securitization Program; and

(l) Liens of Agriland on the Bank Equity Interests, and Liens of any other Farm Credit System Institution on equity interests therein required to be purchased from time to time by Borrower.

10.4 Sale of Collateral. Borrower shall not (nor shall it permit any of its Subsidiaries to) sell, convey, assign, lease or otherwise transfer or dispose of, voluntarily, by operation of law or otherwise (collectively “Disposition”), any of the Collateral except: (a) the Disposition of Collateral in the ordinary course of business, and which are either replaced or are no longer necessary or useful for the business conducted at the facilities which are included within the Collateral; (b) without duplication of clause (a) or clause (c), the Disposition in any calendar year, in one or more events or transactions, of Collateral with a book value in the aggregate of up to $5,000,000.00; and (c) the Disposition of Collateral utilized at a facility with respect to which there has been a Shut Down and as to which Borrower has elected to proceed under the provisions of Section 9.15(b); provided that the following conditions are met: (x) in the case of clause (c), either (i) (A) the book value of such Collateral is $10,000,000.00 or less and the Administrative Agent has agreed on behalf of the Syndication Parties, in advance of such sale, to release its lien thereon, and (B) the aggregate book value of all Collateral as to which the Administrative Agent has released, or is being asked to release, its lien in any calendar year pursuant to clause (c) of this Section (excluding liens released upon the written authorization of the Required Lenders, as provided in clause (x)(ii) of this Section) shall not exceed $15,000,000.00, or (ii) (A) the book value of such Collateral is greater than $10,000,000.00 and/or (B) the aggregate book value of such Collateral as to which the Administrative Agent has released, or is being asked to release, its lien in any calendar year pursuant to clause (c) of this Section is in excess of $15,000,000.00 and, (C) in either case (x)(ii)(A) or (x)(ii)(B), the Required Lenders have provided written authorization to the Administrative Agent, in advance of such sale, to release its lien thereon on behalf of the Syndication Parties; (y) in the case of either clause (b) or clause (c), (i) such Disposition of Collateral shall not cause or give rise to a Potential Default or an Event of Default, and (ii) at the time of any such Disposition of Collateral no Event of Default shall have occurred and be continuing; and (z) the full Appraised Value of such Collateral shall be removed at the closing of the Disposition from the calculation of the Available Amount and no later than ten (10) days after closing such Disposition, Borrower shall furnish the Administrative Agent with a revised Available Amount Report with the entire Appraised Value of the Collateral subject to such Disposition removed from such Available Amount Report. At the time of furnishing the Administrative Agent with a revised Available Amount Report, Borrower shall make the payment, if any, that would be required under Section 4.4(d) hereof if the aggregate outstanding principal balance owing under the Revolving Loan (including the Converted Loans) exceeds the Available Amount as calculated without such Collateral being included.

10.5 Liabilities of Others. Borrower shall not (nor shall it permit any of its Subsidiaries to) assume, guarantee, become liable as a surety, endorse, contingently agree to purchase, or otherwise be or become liable, directly or indirectly (including, but not limited to, by means of a maintenance agreement, or any other agreement designed to ensure any creditor against loss), for or on account of the obligation of any Person (other than the Bank Debt), except (a) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Borrower’s or any Subsidiary’s business, (b) the guarantee of the obligations of Borrower’s wholly owned Subsidiaries, (c) guarantees by any Subsidiary of the indebtedness of Borrower under the Senior Unsecured Notes, the Senior Subordinated Notes, the Hancock Loan and the Harris Loan; provided that each such Subsidiary also executes a guaranty reasonably satisfactory in form and substance to the Administrative Agent guaranteeing all of Borrower’s obligations under this Credit Agreement, the Notes, and all other Loan Documents; and (d) without duplication of clauses (b) or (c), guarantees made from time to time by Borrower and its Subsidiaries in the ordinary course of their respective businesses; provided, however, that the aggregate amount of all indebtedness guaranteed at any time under this clause (d) shall not exceed $20,000,000 in the aggregate.

10.6 Loans. Borrower shall not (nor shall it permit any of its Subsidiaries to) lend or advance money, credit, or property to any Person, except for:

(a) loans between Subsidiaries or between Borrower and Subsidiaries, in each case in the ordinary course and pursuant to the reasonable requirements of Borrower’s business and consistent with demonstratable past practices;

(b) trade credit extended in the ordinary course of business;

(c) loans and advances to employees and contract growers (other than executive officers and directors of the Borrower or its Subsidiaries) for reasonable expenses incurred in the ordinary course of business and made on an arms length basis;

(d) loans and advances to officers and employees of Borrower and its Subsidiaries made in connection with such officer’s or employee’s housing related expenses or loans associated with the procurement or sale of personal residences or necessary for the moving of key personnel, in an aggregate amount outstanding at any time not to exceed $3,000,000.00; and

(e) loans and advances to contract growers in an aggregate amount at any time not to exceed $25,000,000.00.

10.7 Merger; Acquisitions; Business Form; Etc. Borrower shall not (nor shall it permit any of its Subsidiaries to) merge or consolidate with any entity, or acquire all or substantially all of the assets of any person or entity, nor shall Borrower change its business form from a corporation; provided, however, that the foregoing shall not prevent any such acquisition, consolidation, or merger if after giving effect thereto either clauses (a), (c) and (d) are satisfied or clauses (b), (c), and (d) are satisfied, as such clauses are set forth below:

(a) Both (i) the fair market value of all consideration paid or payable (whether paid or payable in money, stock, or some other form, including, without limitation, by promissory note or some other installment obligation) by Borrower and/or its Subsidiaries on account of all such mergers, consolidations or acquisitions does not exceed $100,000,000.00 in any Fiscal Year of Borrower, and (ii) Borrower (or, if the consolidation or merger is by a Subsidiary, then the Subsidiary) is the surviving entity;

(b) The consolidation or merger is between Borrower and a Subsidiary or subsidiary of a Subsidiary, and Borrower is the surviving entity, or the consolidation or merger is between a Subsidiary and another Subsidiary or a Subsidiary and the subsidiary of a Subsidiary, and the Subsidiary is the surviving entity;

(c) No Event of Default or Potential Default shall have occurred and be continuing;

(d) After giving effect to the merger or consolidation on a pro forma basis, there would be no Event of Default or Potential Default.

10.8 Investments. Borrower shall not (nor shall it permit any of its Subsidiaries to) own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, except that Borrower and the Subsidiaries may own, purchase or acquire:

(a) commercial paper maturing not in excess of one year from the date of acquisition and rated P1 by Moody’s Investors Service, Inc. or A1 by Standard & Poor’s Corporation on the date of acquisition;

(b) certificates of deposit in North American commercial banks rated C or better by Keefe, Bruyette & Woods, Inc. or 3 or better by Cates Consulting Analysts, maturing not in excess of one year from the date of acquisition;

(c) obligations of the United States government or any agency thereof, the obligations of which are guaranteed by the United States government, maturing, in each case, not in excess of one year from the date of acquisition;

(d) repurchase agreements of any bank or trust company incorporated under the laws of the United States of America or any state thereof and fully secured by a pledge of obligations issued or fully and unconditionally guaranteed by the United States government;

(e) banker’s acceptances maturing within one year issued by any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $50,000,000;

(f) Eurodollar time deposits maturing within six months purchased directly from a bank meeting the requirements of 10.8(b);

(g) direct obligations issued by any state of the United States or any political subdivision of any such state or public instrumentality thereof maturing within one year and having, at the time of acquisition, the highest rating obtainable from either Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. or Moody’s Investors Service, Inc.;

(h) investments in mutual funds that invest not less than 95% of their assets in cash and cash equivalents or investments of the kinds described in clauses (a) through (g) above;

(i) investments in an aggregate amount of up to $8,000,000.00 in deposits maintained with the Pilgrim Bank of Pittsburg;

(j) corporate bonds rated investment grade by Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. or by Moody’s Investors Service, Inc.;

(k) Investments permitted under Sections 10.5, 10.6, 10.7, and 10.9;

(l) Investments made prior to the Effective Date in Persons, which are not Subsidiaries, and which are identified on Exhibit 10.8 hereto;

(m) Investments in the Subsidiaries;

(n) Investments in Intercompany Bonds;

(o) Investments in Southern Hens, Inc. in an aggregate amount not to exceed $5,000,000.00;

(p) Investments from time to time made after the Effective Date in Food Processors Water Cooperative, Inc. and the Greater Shenandoah Valley Development Company in accordance with past practice and their respective organizational documents as in effect on the date hereof; and

(q) Investments not covered by clauses (a) through (p) above, in an amount not to exceed at any time an aggregate of $50,000,000.00.

10.9 Transactions With Related Parties. Borrower shall not purchase, acquire, provide, or sell any equipment, other personal property, real property or services from or to any Subsidiary, except in the ordinary course and pursuant to the reasonable requirements of Borrower’s business and consistent with demonstratable past practices of the type disclosed in Borrower’s proxy statement for its Fiscal Year ended September 2003.

10.10 Dividends, etc. Borrower shall not, directly or indirectly, declare or pay any dividends (other than dividends payable solely in stock of Borrower) on account of any shares of any class (including common or preferred stock) of its capital stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction or capital or otherwise) in respect of any such shares or agree to do any of the foregoing; provided that if no Potential Default or Event of Default shall exist before and after giving effect thereto, Borrower may (a) pay dividends on preferred stock and other capital stock of Borrower that are convertible, exchangeable or exercisable into Borrower’s common stock and on any common stock of Borrower which may be issued upon conversion, exchange or exercise of such capital stock, (b) in addition to the dividends permitted by clause (a) pay dividends in an aggregate amount not to exceed $6,500,000.00 in any Fiscal Year; (c) pay dividends permitted under clause (b) hereof during the immediately preceding Fiscal Year that were declared but not paid in the immediately preceding Fiscal Year (without giving effect to any carry over); and (d) repurchase, at any time after the Original Effective Date, its shares of capital stock in an amount not to exceed $25,000,000.00 in the aggregate.

10.11 ERISA. Borrower shall not: (a) engage in or permit any transaction which could result in a “prohibited transaction” (as such term is defined in Section 406 of ERISA) that is not exempt under a statutory, class or individual exemption or in the imposition of an excise tax pursuant to Section 4975 of the Code; (b) engage in or permit any transaction or other event which could result in a “reportable event” (as such term is defined in Section 4043 of ERISA) for which the reporting obligation is not waived under ERISA or by regulation for any Borrower Pension Plan; (c) fail to make full payment when due of all amounts which, under the provisions of any Borrower Benefit Plan, Borrower is required to pay as contributions thereto; (d) permit to exist any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) in excess of $100,000.00 if waived or in excess of $25,000.00, if not waived, with respect to any Borrower Pension Plan; (e) fail to make any payments to any “multiemployer plan” that Borrower may be required to make under any agreement relating to such “multiemployer plan” or any law pertaining thereto; or (f) terminate any Borrower Pension Plan in a manner which could result in the imposition of a lien on any property of Borrower pursuant to Section 4068 of ERISA. Borrower shall not terminate any Borrower Pension Plan so as to result in any liability to the Pension Benefit Guaranty Corporation. As used in this Section, all terms enclosed in quotation marks shall have the meanings set forth in ERISA. Borrower’s failure to comply with any of the foregoing provisions of this Section shall not constitute a breach of this Agreement or an Event of Default unless such failure has a Material Adverse Effect.

10.12 Change in Fiscal Year. Borrower shall not change its Fiscal Year unless required to do so by the Internal Revenue Service, in which case Borrower agrees to such amendment of the terms Fiscal Quarter and Fiscal Year, as used herein, as the Administrative Agent reasonably deems necessary.

10.13 Leases. Borrower shall not, and shall not permit any Subsidiary to, incur non-cancelable obligations on Operating Leases or sale and leaseback transactions if the aggregate annual amount of all minimum or guaranteed net rentals payable under such leases would exceed four percent (4%) of the Net Tangible Assets of Borrower and its Consolidated Subsidiaries (as determined immediately preceding the execution of such lease).

10.14 Principal Payments. Borrower shall not make any principal payments on any subordinated or unsecured debt instruments or related documents unless and until 105 days have passed since August 31, 2011 without a voluntary or involuntary petition having been filed against Borrower under the federal bankruptcy laws during that period, other than (a) scheduled payments of Senior Unsecured Notes; (b) payments under debt instruments between and among Borrower and its Subsidiaries, (c) redemption or purchase of an aggregate of up to $125,000,000.00 of the Senior Unsecured Notes provided that Borrower demonstrates, on a pro forma basis taking into account such redemption or purchase, compliance with the covenants set forth at Section 9.12 hereof; (d) redemption or repurchase of Senior Unsecured Notes and/or Senior Subordinated Notes with the proceeds of the issuance of any equity securities in accordance with the provisions and limitations of Section 4.4 hereof (including the obligation to make a Mandatory Prepayment of the Pro Rata Amount); (e) repayment of Senior Unsecured Notes with the proceeds of the sale or other disposition of any non-current assets which are not part of the Collateral in accordance with the provisions and limitations of Section 4.4 hereof (including any obligation to make a Mandatory Prepayment of the Pro Rata Amount); (f) prepayments required on account of asset sales, change of control, or similar events; (g) repayment of Foreign Subsidiary Debt; (h) repayment of amounts owing pursuant to or in connection with the Grower Settlement Agreements existing as of the Effective Date in an aggregate amount not to exceed $1,000,000.00; and (i) payments of up to $50,000,000.00 as permitted by Section 10.1(g) hereof.

10.15 Anti-Terrorism Law. Borrower shall not (a) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Subsection 7.26.2 above, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and Borrower shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming Borrower’ compliance with this Section).

ARTICLE 11. INDEMNIFICATION

11.1 General; Stamp Taxes; Intangibles Tax. Borrower agrees to indemnify and hold the Administrative Agent and each Syndication Party and their directors, officers, employees, agents, professional advisers and representatives (“Indemnified Parties”) harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Administrative Agent or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from: (a) the material inaccuracy of any representation or warranty of or with respect to Borrower in this Credit Agreement or the other Loan Documents; (b) the material failure of Borrower to perform or comply with any covenant or obligation of Borrower under this Credit Agreement or the other Loan Documents; or (c) the exercise by the Administrative Agent of any right or remedy set forth in this Credit Agreement or the other Loan Documents, provided that Borrower shall have no obligation to indemnify any Indemnified Party against claims, damages, losses, liabilities, costs or expenses to the extent that a court of competent jurisdiction renders a final non-appealable determination that the foregoing are solely the result of the willful misconduct or gross negligence of such Indemnified Party. In addition, Borrower agrees to indemnify and hold the Indemnified Parties harmless from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which the Administrative Agent or any other Indemnified Party may incur (or which may be claimed against any such Indemnified Party by any Person), including attorneys’ fees incurred by any Indemnified Party, arising out of or resulting from the imposition or nonpayment by Borrower of any stamp tax, intangibles tax, or similar tax imposed by any state, including any amounts owing by virtue of the assertion that the property valuation used to calculate any such tax was understated. Borrower shall have the right to assume the defense of any claim as would give rise to Borrower’s indemnification obligation under this Section with counsel of Borrower’s choosing so long as such defense is being diligently and properly conducted and Borrower shall establish to the Indemnified Party’s satisfaction that the amount of such claims are not, and will not be, material in comparison to the liquid and unrestricted assets of Borrower available to respond to any award which may be granted on account of such claim. So long as the conditions of the preceding sentence are met, Indemnified Party shall have no further right to reimbursement of attorneys’ fees incurred thereafter. The obligation to indemnify set forth in this Section shall survive the termination of this Credit Agreement and other covenants.

11.2 Indemnification Relating to Hazardous Substances. Borrower shall not, and shall cause the Subsidiaries not to, locate, produce, treat, transport, incorporate, discharge, emit, release, deposit or dispose of any Hazardous Substance in, upon, under, over or from any property owned or held by Borrower or such Subsidiary, except in accordance with all Environmental Regulations; Borrower shall not, and shall cause the Subsidiaries not to, permit any Hazardous Substance to be located, produced, treated, transported, incorporated, discharged, emitted, released, deposited, disposed of or to escape in, upon, under, over or from any property owned or held by Borrower or such Subsidiary, except in accordance with Environmental Regulations; and Borrower shall, and shall cause each Subsidiary to, comply with all Environmental Regulations which are applicable to such property except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect. Borrower shall indemnify the Indemnified Parties against, and shall reimburse the Indemnified Parties for, any and all claims, demands, judgments, penalties, liabilities, costs, damages and expenses, including court costs and attorneys’ fees incurred by the Indemnified Parties (prior to trial, at trial and on appeal) in any action against or involving the Indemnified Parties, resulting from any breach of the foregoing covenants in this Section or the covenants in Section 9.5 hereof, or from the discovery of any Hazardous Substance in, upon, under or over, or emanating from, such property, it being the intent of Borrower and the Indemnified Parties that the Indemnified Parties shall have no liability or responsibility for damage or injury to human health, the environmental or natural resources caused by, for abatement and/or clean-up of, or otherwise with respect to, Hazardous Substances as the result of the Administrative Agent or any Syndication Party exercising any of its rights or remedies with respect thereto, including but not limited to becoming the owner thereof by foreclosure, including foreclosure on a judgment lien, or conveyance in lieu of foreclosure; provided that such indemnification as it applies to the exercise by the Administrative Agent or any Syndication Party of its rights or remedies with respect to the Loan Documents shall not apply to claims arising solely with respect to Hazardous Substances brought onto such property by the Administrative Agent or such Syndication Party while engaged in activities other than operations substantially the same as the operations previously conducted on such property by Borrower. The foregoing covenants of this Section shall be deemed continuing covenants for the benefit of the Indemnified Parties, and any successors and assigns of the Indemnified Parties, including but not limited to, any transferee of the title of the Administrative Agent or any Syndication Party or any subsequent owner of the property, and shall survive the satisfaction or release of any lien, any foreclosure of any lien and/or any acquisition of title to the property or any part thereof by the Administrative Agent or any Syndication Party, or anyone claiming by, through or under the Administrative Agent or any Syndication Party or Borrower by deed in lieu of foreclosure or otherwise. Any amounts covered by the foregoing indemnification shall bear interest from the date incurred at the Default Interest Rate, shall be payable on demand, and shall be secured by the Security Documents. The indemnification and covenants of this Section shall survive the termination of this Credit Agreement and other covenants.

ARTICLE 12. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

12.1 Events of Default. The occurrence of any of the following events (each an “Event of Default”) shall, at the option of the Administrative Agent, make the entire Bank Debt immediately due and payable (provided, that in the case of an Event of Default under Subsection 12.1(h) all amounts owing under the Notes and the other Loan Documents shall automatically and immediately become due and payable without any action by or on behalf of the Administrative Agent), and the Administrative Agent may exercise all rights and remedies for the collection of any amounts outstanding hereunder and take whatever action it deems necessary to secure itself, all without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

(a) Failure of Borrower to pay (i) when due, whether by acceleration or otherwise, any principal in accordance with this Credit Agreement or the other Loan Documents, (ii) within five (5) Banking Days of the date when due, whether by acceleration or otherwise, any interest or amounts other than principal in accordance with this Credit Agreement or the other Loan Documents, or (iii) within ten (10) Banking Days of the date when due, any Delinquent Amount or Delinquency Interest.

(b) Any representation or warranty set forth in any Loan Document, any Borrowing Notice, any financial statements or reports, or in connection with any transaction contemplated by any such document, shall prove in any material respect to have been false or misleading when made or furnished by Borrower.

(c) Any default by Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections 9.9, 9.13, 9.14, 10.1, 10.3, 10.4, 10.5, 10.7, 10.10, 10.13, or 10.14 of this Credit Agreement.

(d) Any default by Borrower in the performance or compliance with the covenants, promises, conditions or provisions of Sections 9.2, 9.4, 9.5, 9.6, 9.7, 9.8, 9.10, 9.11, 9.12, 9.16, 9.17, 10.6, 10.8, 10.9, 10.11, 10.12, or 10.15 of this Credit Agreement, and such failure continues for fifteen (15) days after Borrower learns of such failure to comply, whether by Borrower’s own discovery or through notice from the Administrative Agent.

(e) The occurrence of an Event of Default under any of the Security Documents.

(f) Failure of Borrower to comply with any other provision of this Credit Agreement (other than Section 9.18) or the other Loan Documents not constituting an Event of Default under any of the preceding subparagraphs of this Section 12.1, and such failure continues for thirty (30) days after Borrower learns of such failure to comply, whether by Borrower’s own discovery or through notice from the Administrative Agent.

(g) The failure of Borrower to pay when due, or failure to perform or observe any other obligation or condition with respect to any of the following obligations to any Person, beyond any period of grace under the instrument creating such obligation: (i) any indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) any obligations under leases which have or should have been characterized as Capital Leases, or (iii) any contingent liabilities, such as guaranties and letters of credit, for the obligations of others relating to indebtedness for borrowed money or for the deferred purchase price of property or services or relating to obligations under leases which have or should have been characterized as Capital Leases; provided that no such failure will be deemed to be an Event of Default hereunder unless the amount owing under the obligation with respect to which such failures have occurred and are continuing is at least $20,000,000.00, or unless it is with respect to a Pari Passu Loan.

(h) Borrower, Guarantor, or any Subsidiary applies for or consents to the appointment of a trustee or receiver for any part of its properties; any bankruptcy, reorganization, debt arrangement, dissolution or liquidation proceeding is commenced or consented to by Borrower, Guarantor, or any Subsidiary; or any application for appointment of a receiver or a trustee, or any proceeding for bankruptcy, reorganization, debt management or liquidation is filed for or commenced against Borrower, Guarantor, or any Subsidiary, and is not withdrawn or dismissed within ninety (90) days thereafter; provided that no such consent or filing by or against a Subsidiary shall constitute an Event of Default under this clause (g) unless it could reasonably be expected to result in a Material Adverse Effect.

(i) The entry of one or more judgments in an aggregate amount in excess of $20,000,000.00 against Borrower not stayed, discharged or paid within thirty (30) days after entry.

(j) The occurrence at any time from the Original Effective Date to the Closing Date of any circumstance which would have constituted an Event of Default under the 2000 Credit Agreement.

(k) In the event (i) the Pilgrim Family shall cease to “own” more than fifty percent (50%) of the total voting power generally entitled to vote in the election of directors, managers or trustees of Borrower, (ii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower then in office, or (iii) the stockholders of Borrower shall approve any plan for the liquidation or dissolution of Borrower. For purposes hereof, the Pilgrim Family shall be deemed to “own” the voting power generally entitled to vote in the election of directors, managers or trustees of Borrower if the Pilgrim Family either directly or indirectly legally or beneficially own such voting power.

12.2 No Advance. The Syndication Parties shall have no obligation to make any Advance if a Potential Default or an Event of Default shall occur and be continuing.

12.3 Rights and Remedies. In addition to the remedies set forth in Section 12.1 and 12.2 hereof, upon the occurrence of an Event of Default, the Administrative Agent shall be entitled to exercise all the rights and remedies provided in the Loan Documents and by any applicable law. Each and every right or remedy granted to the Administrative Agent pursuant to this Credit Agreement and the other Loan Documents, or allowed the Administrative Agent by law or equity, shall be cumulative. Failure or delay on the part of the Administrative Agent to exercise any such right or remedy shall not operate as a waiver thereof. Any single or partial exercise by the Administrative Agent of any such right or remedy shall not preclude any future exercise thereof or the exercise of any other right or remedy.

12.4 Agreement Regarding, and Waiver of, Certain Rights. Borrower acknowledges and agrees that in the event that the provisions of the Agricultural Credit Act of 1987, including, without limitation, those sections thereof designated as 12 U.S.C. Sections 2199 through 2202e, and the implementing Farm Credit Administration regulations (collectively “Farm Credit Law”) presently apply to Borrower or to this transaction, but are in the future determined (a) not to apply to Borrower, this transaction, or to the collection of any funds Advanced hereunder; or (b) to be waivable by Borrower, then, in either such case, Borrower will execute any document reasonably requested by Agriland, any Syndication Party, and/or the Administrative Agent in the future to waive any rights it may have under any such Farm Credit Law, including any rights with respect to the acceleration and/or restructuring of any Bank Debt owed hereunder as to which an Event of Default has occurred and is continuing and any rights applicable with respect to foreclosure of liens securing any such Bank Debt. Borrower acknowledges that its agreement to execute such waivers pursuant to the provisions of this Section 12.4 is based on its recognition that such action, if permitted by Farm Credit Law, would (x) be important to induce commercial banks and other non-Farm Credit institutions and CoBank to become Syndication Parties and/or Voting Participants hereunder and to agree to provide, directly or indirectly, a portion of the available funds under the Loan; and (y) enhance Borrower’s ability to obtain Pari Passu Loans. Nothing contained in this Section 12.4 nor the delivery to Borrower of any summary of any rights under, or any notice pursuant to, the Farm Credit Law shall in any way be deemed to be, or be construed to in any way indicate, the determination or agreement by Borrower, the Administrative Agent, any Syndication Party, and/or any Voting Participants, that the Farm Credit Law, or any rights thereunder, are or will in fact be applicable to Borrower, the Loan, or the Loan Documents.

ARTICLE 13. AGENCY AGREEMENT

13.1 Funding of Syndication Interest. Each Syndication Party, severally but not jointly, hereby irrevocably agrees to fund its Funding Share of the Advances (“Advance Payment”) as determined pursuant to the terms and conditions contained herein and in particular, Article 2 hereof. Each Syndication Party’s interest (“Syndication Interest”) in each Advance hereunder shall be without recourse to the

Administrative Agent or any other Syndication Party and shall not be construed as a loan from any Syndication Party to the Administrative Agent or to any other Syndication Party.

13.2 Syndication Parties’ Obligations to Remit Funds. Each Syndication Party agrees to remit its Funding Share to the Administrative Agent as, and within the time deadlines (“Syndication Party Advance Date”), required in this Credit Agreement. Unless the Administrative Agent shall have received notice from a Syndication Party prior to the date on which such Syndication Party is to provide funds to the Administrative Agent for an Advance to be made by such Syndication Party that such Syndication Party will not make available to the Administrative Agent such funds, the Administrative Agent may assume that such Syndication Party has made such funds available to the Administrative Agent on the date of such Advance in accordance with the terms of this Credit Agreement and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent such Syndication Party shall not have made such funds available to the Administrative Agent by 2:00 P.M. (Central time) on the Banking Day due, such Syndication Party agrees to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the Banking Day such amount is repaid to the Administrative Agent (assuming payment is received by the Administrative Agent at or prior to 2:00 P.M. (Central time), and until the next Banking Day if payment is not received until after 2:00 P.M.), at the customary rate set by the Administrative Agent for the correction of errors among banks for three (3) Banking Days and thereafter at the Base Rate. If such Syndication Party shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Syndication Party’s Advance for purposes of this Credit Agreement. If such Syndication Party does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to the Administrative Agent with the interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent, at the rate of interest applicable at the time to such Advance.

13.3 Syndication Party’s Failure to Remit Funds. If a Syndication Party (“Delinquent Syndication Party”) fails to remit its Funding Share in full by the date and time required (the unpaid amount of any such payment being hereinafter referred to as the “Delinquent Amount”), in addition to any other remedies available hereunder, any other Syndication Party or Syndication Parties may, but shall not be obligated to, advance the Delinquent Amount (the Syndication Party or Syndication Parties which advance such Delinquent Amount are referred to as the “Contributing Syndication Parties”), in which case (a) the Delinquent Amount which any Contributing Syndication Party advances shall be treated as a loan to the Delinquent Syndication Party and shall not be counted in determining the Individual Outstanding Obligations, of any Contributing Syndication Party, and (b) the Delinquent Syndication Party shall be obligated to pay to the Administrative Agent, for the account of the Contributing

Syndication Parties, interest on the Delinquent Amount at a rate of interest equal to the rate of interest which Borrower is obligated to pay on the Delinquent Amount plus 200 basis points (“Delinquency Interest”) until the Delinquent Syndication Party remits the full Delinquent Amount and remits all Delinquency Interest to the Administrative Agent, which will distribute such payments to the Contributing Syndication Parties (pro rata (if more than one) based on the amount of the Delinquent Amount which each of them advanced) on the same Banking Day as such payments are received by the Administrative Agent if received no later than 11:00 A.M. Central time or the next Banking Day if received by the Administrative Agent thereafter. In addition, the Contributing Syndication Parties shall be entitled to share, on the same pro rata basis, and the Administrative Agent shall pay over to them, for application against Delinquency Interest and the Delinquent Amount, the Delinquent Syndication Party’s Payment Distribution and any fee distributions or distributions made under Section 13.10 hereof until the Delinquent Amount and all Delinquency Interest have been paid in full. For voting purposes the Administrative Agent shall readjust the Individual Commitments of such Delinquent Syndication Party and the Contributing Syndication Parties from time to time first to reflect the advance of the Delinquent Amount by the Contributing Syndication Parties, and then to reflect the full or partial reimbursement to the Contributing Syndication Parties of such Delinquent Amount. As between the Delinquent Syndication Party and the Contributing Syndication Parties, the Delinquent Syndication Party’s interest in its Notes shall be deemed to have been partially assigned to the Contributing Syndication Parties in the amount of the Delinquent Amount and Delinquency Interest owing to the Contributing Syndication Parties from time to time. For the purposes of calculating interest owed by a Delinquent Syndication Party, payments received on other than a Banking Day shall be deemed to have been received on the next Banking Day, and payments received after 2:00 P.M. (Central time) shall be deemed to have been received on the next Banking Day.

13.4 Agency Appointment. Each of the Syndication Parties hereby designates and appoints the Administrative Agent to act as agent to service and collect the Loans and its respective Notes, to act as Secured Party or mortgagee or beneficiary under the Security Documents, and to take such action on behalf of such Syndication Party with respect to the Loans, such Notes, the Collateral, and the Security Documents, and to execute such powers and to perform such duties, as specifically delegated or required herein, as well as to exercise such powers and to perform such duties as are reasonably incident thereto, and to receive and benefit from such fees and indemnifications as are provided for or set forth herein, until such time as a successor is appointed and qualified to act as the Administrative Agent.

13.5 Power and Authority of the Administrative Agent. Without limiting the generality of the power and authority vested in the Administrative Agent pursuant to Section 13.4 hereof, the power and authority vested in the Administrative Agent includes, but is not limited to, the following:

13.5.1 Advice. To solicit the advice and assistance of each of the Syndication Parties and Voting Participants concerning the administration of the Loans and the exercise by the Administrative Agent of its various rights, remedies, powers, and discretions with respect thereto. As to any matters not expressly provided for by this Credit Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by all of the Syndication Parties or the Required Lenders, as the case may be (and including in each such case, Voting Participants), and any action taken or failure to act pursuant thereto shall be binding on all of the Syndication Parties, Voting Participants, and the Administrative Agent.

13.5.2 Documents; Intercreditor Agreement. To execute, seal, acknowledge, and deliver as the Administrative Agent, (a) all such instruments as may be appropriate in connection with the administration of the Loans and the exercise by the Administrative Agent of its various rights with respect thereto; and (b) upon Borrower’s satisfaction of each condition thereto as specified in Section 1.76 hereof, one or more Intercreditor Agreements, including agreements by a lender under a Pari Passu Loan adopting and agreeing to be bound by the same, and the Administrative Agent agrees to execute an Intercreditor Agreement (or agreement by a lender under a Pari Passu Loan adopting and being bound by an Intercreditor Agreement) upon the request of Borrower and upon Borrower’s satisfaction of each condition thereto as specified in Section 1.76 hereof; provided that the Administrative Agent shall not exercise any rights under an Intercreditor Agreement after its execution except as directed by the Required Lenders.

13.5.3 Proceedings. To initiate, prosecute, defend, and to participate in, actions and proceedings in its name as the Administrative Agent for the ratable benefit of the Syndication Parties.

13.5.4 Retain Professionals. To retain attorneys, accountants, and other professionals to provide advice and professional services to the Administrative Agent, with their fees and expenses reimbursable to the Administrative Agent by Syndication Parties pursuant to Section 13.16 hereof.

13.5.5 Incidental Powers. To exercise powers reasonably incident to the Administrative Agent’s discharge of its duties enumerated in Section 13.6 hereof.

13.5.6 Release of Certain Liens. To take such action and execute such documents as may be reasonably necessary to release any liens on or security interests in any Collateral where Borrower is entitled to such release in connection with (a) Dispositions permitted pursuant to the provisions of Section 10.4(a), (b), and (c)(i) hereof, without the need to obtain the consent of any of the Syndication Parties or Voting Participants; (b) the replacement or removal of any Collateral (other than in connection with a Shut Down pursuant to the terms of Section 9.15 hereof) where the book value of such Collateral is $5,000,000.00 or less, without the need to obtain the consent of any of the Syndication Parties or Voting Participants; (c) the removal of any facility from the Available Amount Report (and therefore, from calculation of the Available Amount) arising from a Shut Down pursuant to the provisions of Section 9.15 hereof where the book value of the Collateral subject to such Shut Down is

$10,000,000.00 or less, without the need to obtain the consent of any of the Syndication Parties or Voting Participants; (d) Dispositions permitted pursuant to the provisions of Section 10.4(c)(ii) hereof, with the consent of the Required Lenders; (e) the removal of any facility from the Available Amount Report (and therefore, from calculation of the Available Amount) arising from a Shut Down pursuant to the provisions of Section 9.15 where the book value of the Collateral subject to such Shut Down is more than $10,000,000.00, with the consent of the Required Lenders; and (f) the release of the existing liens, if any, on the following properties as described generally on Exhibit 6.1 hereto, provided that as a condition to such releases Borrower must simultaneously provide the Administrative Agent with a revised Availability Amount Report showing a reduction in the Available Amount reflecting the removal of each of such properties (based on the Appraised Value included for each such property in the most recent prior Available Amount Report): (i) the farms, (ii) Walker Creek, and (iii) the Moorefield, West Virginia facilities.

13.6 Duties of the Administrative Agent. The duties of the Administrative Agent hereunder shall consist of the following:

13.6.1 Possession of Documents. To safekeep one original of each of the Loan Documents other than the Notes (which will be in the possession of the Syndication Party named as payee therein).

13.6.2 Distribute Payments. To receive and distribute to the Syndication Parties payments made by Borrower pursuant to the Loan Documents, as provided herein.

13.6.3 Loan Administration. Subject to the provisions of Section 13.7 hereof, to, on behalf of and for the ratable benefit of all Syndication Parties, in accordance with customary banking practices, exercise all rights, powers, privileges, and discretion to which the Administrative Agent is entitled to administer the Loans.

13.6.4 Action Upon Default. Each Syndication Party agrees that upon its learning of any facts which would constitute a Potential Default or Event of Default, it shall promptly notify the Administrative Agent by a writing designated as a notice of default specifying in detail the nature of such facts and default, and the Administrative Agent shall promptly send a copy of such notice to all other Syndication Parties. The Administrative Agent shall be entitled to assume that no Event of Default or Potential Default has occurred or is continuing unless an officer thereof primarily responsible for the Administrative Agent’s duties as such with respect to the Loans or primarily responsible for the credit relationship, if any, between the Administrative Agent and Borrower has actual knowledge of facts which would result in or constitute a Potential Default or Event of Default, or has received written notice from Borrower of such fact, or has received written notice of default from a Syndication Party. In the event the Administrative Agent has obtained actual knowledge (in the manner described above) or received written notice of the occurrence of a Potential Default or Event of Default as provided in the preceding sentences, the Administrative Agent may, but is not required to exercise or refrain from exercising any rights which may be available under the Loan Documents or at law on account of such occurrence and shall be entitled to use its discretion with respect to exercising or refraining from exercising any such rights, unless and until the Administrative Agent has received specific written instruction from the Required Lenders to refrain from exercising such rights or to take specific designated action, in which case it shall follow such instruction; provided that the Administrative Agent shall not be required to take any action which will subject it to personal liability, or which is or may be contrary to any provision of the Loan Documents or applicable law. The Administrative Agent shall not be subject to any liability by reason of its acting or refraining from acting pursuant to any such instruction.

13.6.5 Indemnification as Condition to Action. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Syndication Parties under Section 13.17 hereof in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

13.6.6 Forwarding of Information. The Administrative Agent shall, within a reasonable time after receipt thereof, forward to the Syndication Parties and the Voting Participants notices and reports provided to the Administrative Agent by the Borrower pursuant to Section 9.2 hereof.

13.7 Consent Required for Certain Actions. Notwithstanding the fact that this Credit Agreement may otherwise provide that the Administrative Agent may act at its discretion, the Administrative Agent may not take any of the following actions with respect to, or under, the Loan Documents (nor may the Syndication Parties or the Voting Participants take the action described in Subsection 13.7.1(c)) without the prior written consent, given after notification by the Administrative Agent of its intention to take any such action (or notification by such Syndication Parties or the Voting Participants as are proposing the action described in Subsection 13.7.1(c) of their intention to do so), of:

13.7.1 Unanimous. Each of the Syndication Parties and Voting Participants holding, directly or, in the case of Voting Participants, indirectly, an Individual Commitment, before:

(a) Agreeing to an increase in the Aggregate Commitment or an extension of the Maturity Date;

(b) Agreeing to a reduction in the amount, or to a delay in the due date, of any payment by Borrower of interest, principal, or fees with respect to the Revolving Loan;

(c) Amending any provisions of this Subsection 13.7.1 or Section 14.20; or

(d) Agreeing to release any Collateral from the lien of the Security Documents, except as provided in Subsection 13.5.6 hereof.

13.7.2 Required Lenders. The Required Lenders before:

(a) Consenting to any action or amendment, or granting any waiver with respect to, either the Revolving Loan, not covered in Subsection 13.7.1 and except as provided in Subsection 13.5.6(a), (b), or (c) hereof; or

(b) Agreeing to amend Article 13 of this Credit Agreement (other than Subsection 13.7.1).

13.7.3 Increase in Individual Commitment Amounts. The Individual Commitment of any Syndication Party may not be increased without (a) the prior written consent of such Syndication Party and (b) if such increase would result in an increase in the Aggregate Commitment, compliance with Subsection 13.7.1(a) hereof.

13.7.4 Action Without Vote. Notwithstanding any other provisions of this Section, the Administrative Agent may, without obtaining the consent of the Syndication Parties or Voting Participants, determine (a) whether the conditions to an Advance have been met, and (b) the amount of such Advance;

13.7.5 Vote of Participants. Under the circumstances set forth in Section 13.26 hereof, each Voting Participant shall be accorded voting rights as though such Person was a Syndication Party, and in such case the voting rights of the Syndication Party from which such Voting Participant acquired its participation interest shall be reduced accordingly.

13.8 Distribution of Principal and Interest. The Administrative Agent will receive and accept all payments (including prepayments) of principal and interest made by Borrower on the Loans and the Notes and will hold all such payments in trust for the benefit of all present and future Syndication Parties, and, if requested in writing by the Required Lenders, in an account segregated from the Administrative Agent’s other funds and accounts (“Payment Account”). After the receipt by the Administrative Agent of any payment representing interest or principal on the Loans, the Administrative Agent shall remit to each Syndication Party its share of such payment as provided in Article 4 hereof in US dollars (“Payment Distribution”) no later than 3:00 P.M. (Central time) on the same Banking Day as such payment is received by the Administrative Agent if received no later than 1:00 P.M. (Central time) or the next Banking Day if received by the Administrative Agent thereafter. Any Syndication Party’s rights to its Payment Distribution shall be subject to the rights of any Contributing Syndication Parties to such amounts as set forth in Section 13.3 hereof.

13.9 Distribution of Certain Amounts. The Administrative Agent shall (a) receive and hold in trust for the benefit of all present and future Syndication Parties, in the Payment Account and, if requested in writing by the Required Lenders, segregated from the Administrative Agent’s other funds and accounts and (b) shall remit to the Syndication Parties, as indicated, the amounts described below:

13.9.1 Funding Losses. To each Syndication Party the amount of any Funding Losses paid by Borrower to the Administrative Agent in connection with a prepayment of any portion of a LIBO Rate Loan, in accordance with the Funding Loss Notice such Syndication Party provided to the Administrative Agent, no later than 3:00 P.M. (Central time) on the same Banking Day that payment of such Funding Losses is received by the Administrative Agent, if received no later than 1:00 P.M. (Central time), or the next Banking Day if received by the Administrative Agent thereafter.

13.9.2 Fees. To each Syndication Party its Individual Pro Rata Share of the Commitment Fee paid by Borrower to the Administrative Agent, no later than 3:00 P.M. (Central time) on the same Banking Day that payment of such fee is received by the Administrative Agent, if received no later than 1:00 P.M. (Central time), or the next Banking Day if received by the Administrative Agent thereafter.

13.10 Possession of Loan Documents. The Loan Documents (other than the Notes) shall be held by the Administrative Agent in its name, for the ratable benefit of itself and the other Syndication Parties without preference or priority.

13.11 Collateral Application. The Syndication Parties shall have no interest in any other loans made to Borrower by any other Syndication Party other than the Loans, or in any property taken as security for any other loan or loans made to Borrower by any other Syndication Party, or in any property now or hereinafter in the possession or control of any other Syndication Party, which may be or become security for the Loans solely by reason of the provisions of a security instrument that would cause such security instrument and the property covered thereby to secure generally all indebtedness owing by Borrower to such other Syndication Party. Notwithstanding the foregoing, to the extent such other Syndication Party applies such funds or the proceeds of such property to reduction of the Loans, such other Syndication Party shall share such funds or proceeds with all Syndication Parties according to their respective Individual Pro Rata Shares. In the event that any Syndication Party shall obtain payment, whether partial or full, from any source in respect of the Loans, including without limitation payment by reason of the exercise of a right of offset, banker’s lien, general lien, or counterclaim, such Syndication Party shall promptly make such adjustments (which may include payment in cash or the purchase of further syndications or participations in the Loans) to the end that such excess payment shall be shared with all other Syndication Parties in accordance with their respective Individual Pro Rata Shares.

13.12 Amounts Required to be Returned. If the Administrative Agent makes any payment to a Syndication Party in anticipation of the receipt of final funds from Borrower, and such funds are not received from Borrower, or if excess funds are paid by the Administrative Agent to any Syndication Party as the result of a miscalculation by the Administrative Agent, then such Syndication Party shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent any such amounts, plus interest thereon (from the day such amounts were transferred by the Administrative Agent to the Syndication Party to, but not including, the day such amounts are returned by Syndication Party) at a rate per annum equal to the customary rate set by the

Administrative Agent for the correction of errors among banks for three (3) Banking Days and thereafter at the Base Rate. If the Administrative Agent is required at any time to return to Borrower or a trustee, receiver, liquidator, custodian, or similar official any portion of the payments made by Borrower to the Administrative Agent, whether pursuant to any bankruptcy or insolvency law or otherwise, then each Syndication Party shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent any such payments transferred to such Syndication Party by the Administrative Agent but without interest or penalty (unless the Administrative Agent is required to pay interest or penalty on such amounts to the person recovering such payments).

13.13 Reports and Information to Syndication Parties. The Administrative Agent shall use reasonable efforts to provide to the Syndication Parties, as soon as practicable after actual knowledge thereof is acquired by an officer thereof primarily responsible for the Administrative Agent’s duties as such with respect to the Loans or primarily responsible for the credit relationship, if any, between the Administrative Agent and Borrower, any material factual information which has a material adverse effect on the creditworthiness of Borrower and Borrower hereby authorizes such disclosure by the Administrative Agent to the Syndication Parties (and by the Syndication Parties to any of their participants). Failure of the Administrative Agent to provide the information referred to in this Section or in Subsection 13.6.4 hereof shall not result in any liability upon, or right to make a claim against, the Administrative Agent except where a court of competent jurisdiction renders a final non-appealable determination that such failure is a result of the willful misconduct or gross negligence of the Administrative Agent. The Syndication Parties acknowledge and agree that all information and reports received pursuant to this Credit Agreement will be received in confidence in connection with their Syndication Interest, and that such information and reports constitute confidential information and shall not, without the prior written consent of the Administrative Agent or Borrower, as applicable, be (x) disclosed to any third party (other than the Administrative Agent, another Syndication Party or potential Syndication Party, or a participant or potential participant in the interest of a Syndication Party, which disclosure is hereby approved by Borrower), except pursuant to appropriate legal or regulatory process, or (y) used by the Syndication Party except in connection with the Loans and its Syndication Interest.

13.14 Standard of Care. The Administrative Agent shall not be liable to the Syndication Parties for any error in judgment or for any action taken or not taken by the Administrative Agent or its agents, except for its gross negligence or willful misconduct. Subject to the preceding sentence, the Administrative Agent will exercise the same care in administering the Loans and the Loan Documents as it exercises for similar loans which it holds for its own account and risk, and the Administrative Agent shall not have any further responsibility to the Syndication Parties. Without limiting the foregoing, the Administrative Agent may rely on the advice of counsel concerning legal matters and on any written document it believes to be genuine and correct and to have been signed or sent by the proper Person or Persons.

13.15 No Trust Relationship. Neither the execution of this Credit Agreement, nor the sharing in the Loans, nor the holding of the Loan Documents in its name by the Administrative Agent, nor the management and administration of the Loans and Loan Documents by the Administrative Agent (including the obligation to hold certain payments and proceeds in the Payment Account in trust for the Syndication Parties), nor any other right, duty or obligation of the Administrative Agent under or pursuant to this Credit Agreement, is intended to be or create, and none of the foregoing shall be construed to be or create, any express, implied or constructive trust relationship between the Administrative Agent and any Syndication Party. Each Syndication Party hereby agrees and stipulates that the Administrative Agent is not acting as trustee for such Syndication Party with respect to the Loans, this Credit Agreement, or any aspect of either, or in any other respect.

13.16 Sharing of Costs and Expenses. To the extent not paid by Borrower, each Syndication Party will promptly upon demand reimburse the Administrative Agent for its Individual Pro Rata Share of all reasonable costs, disbursements, and expenses incurred by the Administrative Agent on or after the date of this Credit Agreement for legal, accounting, consulting, and other services rendered to the Administrative Agent in its role as the Administrative Agent in the administration of the Loans, interpreting the Loan Documents, and protecting, enforcing, or otherwise exercising any rights, both before and after default by Borrower under the Loan Documents, and including, without limitation, all costs and expenses incurred in connection with any bankruptcy proceedings; provided, however, that the costs and expenses to be shared in accordance with this Section shall not include any costs or expenses incurred by the Administrative Agent solely as a Syndication Party in connection with the Loans, nor the Administrative Agent’s internal costs and expenses.

13.17 Syndication Parties’ Indemnification of the Administrative Agent. Each of the Syndication Parties agree to indemnify the Administrative Agent, including any Successor Agent, and their respective directors, officers, employees, agents, professional advisers and representatives (“Indemnified Agency Parties”), (to the extent not reimbursed by Borrower, and without in any way limiting the obligation of Borrower to do so), ratably (based on their Individual Pro Rata Shares), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans and/or the expiration or termination of this Credit Agreement) be imposed on, incurred by or asserted against the Administrative Agent (or any of the Indemnified Agency Parties while acting for the Administrative Agent or for any Successor Agent) in any way relating to or arising out of this Credit Agreement or the Loan Documents, or the performance of the duties of the Administrative Agent hereunder or thereunder or any action taken or omitted while acting in the capacity of the Administrative Agent under or in connection with any of the foregoing; provided that the Syndication Parties shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Indemnified Agency Party to the extent that any of the forgoing result from the gross negligence or willful misconduct of that Indemnified Agency Party as determined by the final non-appealable judgment of a court of competent jurisdiction. The agreements and obligations in this Section shall survive the payment of the Loans and the expiration or termination of this Credit Agreement.

13.18 Books and Records. The Administrative Agent shall maintain such books of account and records relating to the Loans as it maintains with respect to other loans of similar type and amount, and which shall clearly and accurately reflect the Syndication Interest of each Syndication Party. Syndication Parties, or their agents, may inspect such books of account and records at all reasonable times during the Administrative Agent’s regular business hours.

13.19 Administrative Agent Fee. The Administrative Agent and any Successor Agent shall be entitled to the Administrative Agent Fee (as such fee is set forth in the Fee Letter) for acting as the Administrative Agent. In the event the Successor Agent is contractually entitled to an additional fee, each Syndication Party will be responsible for its proportionate share (based on its Individual Pro Rata Share) thereof.

13.20 The Administrative Agent’s Resignation or Removal. The Administrative Agent may resign at any time by giving at least sixty (60) days’ prior written notice of its intention to do so to each of the Syndication Parties and Borrower. After the receipt of such notice, the Required Lenders shall appoint a successor (“Successor Agent”). If (a) no Successor Agent shall have been so appointed which is either (i) a Syndication Party, or (ii) if not a Syndication Party, which is a Person approved by Borrower, or (b) if such Successor Agent has not accepted such appointment, in either case within forty-five (45) days after the retiring Administrative Agent’s giving of such notice of resignation, then the retiring Administrative Agent may, after consulting with, but without requiring the approval of, Borrower, appoint a Successor Agent which shall be a bank or a trust company organized under the laws of the United States of America or any state thereof and having a combined capital, surplus and undivided profit of at least $250,000,000.00. Any Administrative Agent may be removed upon the written demand of the Required Lenders, which demand shall also appoint a Successor Agent. Upon the appointment of a Successor Agent hereunder, (y) the term “Administrative Agent” shall for all purposes of this Credit Agreement thereafter mean such Successor Agent, and (z) the Successor Agent shall notify Borrower of its identity and of the information called for in Subsection 14.4.2 hereof. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, or the removal hereunder of any Administrative Agent, the provisions of this Credit Agreement shall continue to inure to the benefit of such Administrative Agent as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Credit Agreement.

13.21 Representations and Warranties of All Parties. The Administrative Agent and each Syndication Party represents and warrants that: (a) the execution and delivery of, and performance of its obligations under, this Credit Agreement is within its power and has been duly authorized by all necessary corporate and other action by it; (b) this Credit Agreement is in compliance with all applicable laws and regulations promulgated under such laws and does not conflict with nor constitute a breach of its charter or by-laws nor any agreements by which it is bound, and does not violate any judgment, decree or governmental or administrative order, rule or regulation applicable to it; (c) no approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by it in connection with the execution and delivery of, and performance of its obligations under, this Credit Agreement; and (d) this Credit Agreement has been duly executed by it, and constitutes the legal, valid, and binding obligation of such Person, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). Each Syndication Party that is a state or national bank represents and warrants that the act of entering into and performing its obligations under this Credit Agreement has been approved by its board of directors or its loan committee and such action was duly noted in the written minutes of the meeting of such board or committee, and that it will, if requested to do so by the Administrative Agent, furnish the Administrative Agent with a certified copy of such minutes or an excerpt therefrom reflecting such approval.

13.22 Representations and Warranties of CoBank. Except as expressly set forth in Section 13.21 hereof, the Administrative Agent makes no express or implied representation or warranty and assumes no responsibilities with respect to the due authorization, execution, or delivery of the Loan Documents; the accuracy of any information, statements, or certificates provided by Borrower, the legality, validity, or enforceability of the Loan Documents; the value of any Collateral, the filing or recording of any document; the collectibility of the Loans; the performance by Borrower of any of its obligations under the Loan Documents; or the financial condition or solvency of Borrower or any other party obligated with respect to the Loans or the Loan Documents.

13.23 Syndication Parties’ Independent Credit Analysis. Each Syndication Party acknowledges receipt of true and correct copies of all Loan Documents (other than any Note payable to another Syndication Party) from the Administrative Agent. Each Syndication Party agrees and represents that it has relied upon its independent review (a) of the Loan Documents, and (b) any information independently acquired by such Syndication Party from Borrower or otherwise in making its decision to acquire an interest in the Loans independently and without reliance on the Administrative Agent. Each Syndication Party represents and warrants that it has obtained such information as it deems necessary (including any information such Syndication Party independently obtained from Borrower or others) prior to making its decision to acquire an interest in the Loans. Each Syndication Party further agrees and represents that it has made its own independent analysis and appraisal of and investigation into each Borrower’s authority, business, operations, financial and other condition, creditworthiness, and ability to perform its obligations under the Loan Documents and has relied on such review in making its decision to acquire an interest in the Loans. Each Syndication Party agrees that it will continue to rely solely upon its independent review of the facts and circumstances related to Borrower, and without reliance upon the Administrative

Agent, in making future decisions with respect to all matters under or in connection with the Loan Documents and the Loans. The Administrative Agent assumes no responsibility for the financial condition of Borrower or for the performance of Borrower’s obligations under the Loan Documents. Except as otherwise expressly provided herein, no Syndication Party shall have any duty or responsibility to furnish to any other Syndication Parties any credit or other information concerning Borrower which may come into its possession.

13.24 No Joint Venture or Partnership. Neither the execution of this Credit Agreement, the sharing in the Loans, nor any agreement to share in payments or losses arising as a result of this transaction is intended to be or to create, and the foregoing shall not be construed to be, any partnership, joint venture or other joint enterprise between the Administrative Agent and any Syndication Party, nor between or among any of the Syndication Parties.

13.25 Purchase for Own Account; Restrictions on Transfer; Participations. Each Syndication Party represents that it has acquired and is retaining its interest in the Loans for its own account in the ordinary course of its banking or financing business. Each Syndication Party agrees that it will not sell, assign, convey or otherwise dispose of (“Transfer”) to any Person, or create or permit to exist any lien or security interest on, all or any part of its interest in the Loans without the prior written consent of the Administrative Agent and Borrower (which consent will not be unreasonably withheld); provided that: (a) any such Transfer (except a Transfer to another Syndication Party) must be in a minimum amount of $5,000,000.00; (b) each Syndication Party must maintain an Individual Commitment of no less than $5,000,000.00, unless it Transfers its entire interest in the Loans; (c) no consent shall be required from Borrower during any period when an Event of Default shall have occurred and be continuing; (d) the transferee must execute an agreement substantially in the form of Exhibit 13.25 hereto (“Syndication Acquisition Agreement”) and assume all of the transferor’s obligations hereunder and execute such documents as the Administrative Agent may reasonably require; and (e) the Syndication Party making such Transfer must pay the Administrative Agent an assignment fee of $3,500.00. Upon receipt of such fee and the properly executed Syndication Acquisition Agreement, the assignee of such Transfer shall thereafter be treated as the Syndication Party with respect to the Syndication Interest subject to the Transfer and shall receive all future Payment Distributions, and the assignor and assignee shall make all adjustments and payments between themselves appropriate with respect to such future Payment Distributions. Any Syndication Party may participate any part of its interest in the Loans to any Person with the prior written consent of the Administrative Agent and Borrower (which consent will not be unreasonably withheld), provided that (l) no such consent shall be required where the participant is a Person at least fifty percent (50%) the equity interest in which is owned by such Syndication Party or which owns at least fifty percent (50%) of the equity interest in such Syndication Party or at least fifty percent (50%) of the equity interest of which is owned by the same Person which owns at least fifty percent (50%) of the equity interest of such Syndication Party and (m) no consent shall be required from Borrower during any period when an Event of Default shall have occurred and be continuing, and, further, each Syndication Party understands and agrees that in the event of any such participation: (y) its obligations hereunder will not change on account of such participation, and (z) except as provided in Section 13.26 hereof with respect to voting rights, (i) the participant will have no rights under this Credit Agreement, including, without limitation, voting rights (except for such participants which qualify as a Voting Participant) or the right to receive payments or distributions; and (ii) the Administrative Agent shall continue to deal directly with the Syndication Party with respect to the Loans (including with respect to voting rights - except for such participants which qualify as a Voting Participant) as though no participation had been granted and will not be obligated to deal directly with any participant. Notwithstanding any provision contained herein to the contrary, any Syndication Party may at any time pledge or assign all or any portion of its interest in the Loans to any Federal Reserve Bank or the Federal Farm Credit Bank’s Funding Corporation in accordance with applicable law.

13.26 Certain Participants’ Voting Rights. All Persons who (a) have purchased a participation interest in the minimum amount of $10,000,000.00 in a Syndication Party’s Syndication Interest on or after the Closing Date; and (b) are, by written notice (“Voting Participant Notification”), designated, by Agriland or any other Syndication Party (as applicable), to Borrower and the Administrative Agent as being entitled to be accorded the rights of a Voting Participant hereunder (each a “Voting Participant”), shall be entitled to vote (and the voting rights of Agriland or such Syndication Party, as applicable, shall be correspondingly reduced), on a dollar basis, as if such participant were a Syndication Party, on any matter requiring or allowing a Syndication Party, to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to such Voting Participant, (i) state the full name, as well as all contact information required of a Syndication Party as set forth on the Syndication Party signature page hereto, (ii) state the dollar amount of participation interest purchased.

13.27 Method of Making Payments. Payment and transfer of all amounts owing or to be paid or remitted hereunder to the Administrative Agent by the Syndication Parties, including, without limitation, payment of the Advance Payment, shall be by wire transfer in accordance with the instructions contained on Exhibit 13.27 hereto (“Wire Instructions”). Payment and transfer of all amounts to be paid or remitted hereunder to the Syndication Parties by the Administrative Agent, including, without limitation, Payment Distributions, shall be by wire transfer in accordance with the instructions contained on their respective signature pages hereto.

13.28 Events of Syndication Default/Remedies.

13.28.1 Syndication Party Default. Any of the following occurrences, failures or acts, with respect to any of the Syndication Parties shall constitute an “Event of Syndication Default” hereunder by such Syndication Party: (a) if any representation or warranty made by such Syndication Party in this Credit Agreement shall be found to have been untrue in any material respect; (b) if such Syndication Party fails to make any distributions or payments required under this Credit Agreement within five (5) days of the date required; (c) if such Syndication Party breaches any other covenant, agreement, or provision of this Credit Agreement which breach shall have continued uncured for a period of thirty (30) consecutive days after such breach first occurs, unless a shorter period is required to avoid prejudicing the rights and position of the other Syndication Parties; (d) if any agency having supervisory authority over such Syndication Party, or any creditors thereof, shall file a petition to reorganize or liquidate such Syndication Party pursuant to any applicable federal or state law or regulation and such petition shall not be discharged or denied within fifteen (15) days after the date on which it is filed; (e) if by the order of a court of competent jurisdiction or by any appropriate supervisory agency, a receiver, trustee or liquidator shall be appointed for such Syndication Party or for all or any material part of its property or if such Syndication Party shall be declared insolvent; or (f) if such Syndication Party shall be dissolved, or shall make an assignment for the benefit of its creditors, or shall file a petition seeking to take advantage of any debtors’ act, including the bankruptcy act, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or liquidator of all or any material part of its property.

13.28.2 Remedies. Upon the occurrence of an Event of Syndication Default, the non-defaulting Syndication Parties, acting by, or through the direction of, a simple majority of the non-defaulting Syndication Parties (determined based on the ratio of the total of their Individual Commitments to the Aggregate Commitment), may, in addition to any other remedy specifically set forth in this Credit Agreement, have and exercise any and all remedies available generally at law or equity, including the right to damages and to specific performance.

13.29 Withholding Taxes. Each Syndication Party represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Administrative Agent and to Borrower such forms, certifications, statements and other documents as the Administrative Agent or Borrower may request from time to time to evidence such Syndication Party’s exemption from the withholding of any tax imposed by any jurisdiction or to enable the Administrative Agent or Borrower, as the case may be, to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, if any Syndication Party is not created or organized under the laws of the United States of America or any state thereof, such Syndication Party will furnish to the Administrative Agent and Borrower IRS Form 4224 or Form 1001, or such other forms, certifications, statements or documents, duly executed and completed by such Syndication Party, as evidence of such Syndication Party’s exemption from the withholding of United States tax with respect thereto. Notwithstanding anything herein to the contrary, Borrower shall not be obligated to make any payments hereunder to or for the benefit of such Syndication Party until such Syndication Party shall have furnished to the Administrative Agent and Borrower the requested form, certification, statement or document.

13.30 Amendments Concerning Agency Function. The Administrative Agent shall not be bound by any waiver, amendment, supplement or modification of this Credit Agreement or any other Loan Document which affects its duties hereunder or thereunder unless it shall have given its prior written consent thereto.

13.31 Reallocation of Outstanding Advances. Each of the Syndication Parties agrees that: (a) the aggregate outstanding balance of 7 Year Advances under the 2000 Credit Agreement as of the Closing Date and the aggregate outstanding balance of 10 Year Advances as of the Closing Date shall on such date be aggregated and reallocated among the Syndication Parties (as though they were Advances hereunder) in accordance with the ratio which their Individual Commitment bears to the Aggregate Commitment on such date as determined by the Administrative Agent; and (c) to the extent such reallocation as described in clause (a) of this Section (“Reallocation”) results in the Advances allocated to any Syndication Party being in excess of the 7 Year Advances and 10 Year Advances which were allocated to such Syndication Party under the 2000 Credit Agreement immediately prior to such Reallocation, such Syndication Party shall remit to the Administrative Agent funds in the amount of such excess by 2:00 P.M. (Central time) on the Closing Date in the manner provided in Section 13.27 hereof. To the extent such Reallocation results in the Advances allocated to any Syndication Party being less than the 7 Year Advances and 10 Year Advances which were allocated to such Syndication Party under the 2000 Credit Agreement immediately prior to such Reallocation (“Reduction”), the Administrative Agent shall, from funds it receives pursuant to clause (c) of this Section, remit the amount of such Reduction to such Syndication Party in the manner provided in Section 13.27 hereof.

13.32 Further Assurances. The Administrative Agent and each Syndication Party agree to take whatever steps and execute such documents as may be reasonable and necessary to implement this Article 13 and to carry out fully the intent thereof.

ARTICLE 14. MISCELLANEOUS

14.1 Costs and Expenses. To the extent permitted by law, Borrower agrees to pay to the Administrative Agent and/or the Syndication Parties, as applicable, on demand, all out-of-pocket costs and expenses (a) reasonably incurred by the Administrative Agent (including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent, and including fees and expenses incurred for consulting, appraisal, engineering, inspection, and environmental assessment services) in connection with the preparation, negotiation, and execution of the Fee Letter, mandate letter, Summary of Terms and Conditions, and the Amendment Documents and the transactions contemplated thereby, processing the Borrowing Notices, and processing requests for and implementing Pari Passu Loans, and (b) incurred by the Administrative Agent or any Syndication Party (including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent and the Syndication Parties) in connection with the enforcement or protection of the Syndication Parties’ rights under the Loan Documents upon the occurrence of an Event of Default, including without limitation collection of the Loan or enforcement of rights against the Collateral (regardless of whether such enforcement or collection is by court action or otherwise) or, unless it is determined by a final non-appealable judgment that the Administrative Agent or such Syndication Party, as applicable, has acted in a grossly negligent or willful manner, upon the commencement of an action by Borrower against the Administrative Agent or any Syndication Party. Borrower shall not be obligated to pay the costs or expenses of any Person whose only interest in the Loan is as a holder of a participation interest.

14.2 Service of Process and Consent to Jurisdiction. Borrower and each Syndication Party hereby agrees that any litigation with respect to this Credit Agreement or to enforce any judgment obtained against such Person for breach of this Credit Agreement or under the Notes or other Loan Documents may be brought in the courts of the State of Colorado and in the United States District Court for the District of Colorado (if applicable subject matter jurisdictional requirements are present), as the Administrative Agent may elect; and, by execution and delivery of this Credit Agreement, Borrower and each Syndication Party irrevocably submits to such jurisdiction. With respect to litigation concerning this Credit Agreement or under the Notes or other Loan Documents within the jurisdiction of the courts of the State of Colorado or the United States District Court for the District of Colorado, Borrower and each Syndication Party hereby irrevocably appoints, until six (6) months after the expiration of the Maturity Date (as it may be extended at anytime), The Corporation Company, or such other Person as it may designate in writing to the Administrative Agent, in each case with offices in Denver, Colorado and otherwise reasonably acceptable to the Administrative Agent to serve as the agent of Borrower or such Syndication Party to receive for and on its behalf at such agent’s Denver, Colorado office, service of process, which service may be made by mailing a copy of any summons or other legal process to such Person in care of such agent. Borrower and each Syndication Party agrees that it shall maintain a duly appointed agent in Colorado for service of summons and other legal process as long as it remains obligated under this Credit Agreement and shall keep the Administrative Agent advised in writing of the identity and location of such agent. The receipt by such agent and/or by Borrower or such Syndication Party, as applicable, of such summons or other legal process in any such litigation shall be deemed personal service and acceptance by Borrower or such Syndication Party, as applicable, for all purposes of such litigation.

14.3 Jury Waiver. IT IS MUTUALLY AGREED BY AND BETWEEN THE ADMINISTRATIVE AGENT, EACH SYNDICATION PARTY, AND BORROWER THAT THEY EACH WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST ANY OTHER PARTY ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CREDIT AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS.

14.4 Notices. All notices, requests and demands required or permitted under the terms of this Credit Agreement shall be in writing and (a) shall be addressed as set forth below or at such other address as either party shall designate in writing, (b) shall be deemed to have been given or made: (i) if delivered personally, immediately upon delivery, (ii) if by telex, telegram, or facsimile transmission, immediately upon sending and upon confirmation of receipt, (iii) if by nationally recognized overnight courier service with instructions to deliver the next Banking Day, one (1) Banking Day after sending, and (iv) if by United States Mail, certified mail, return receipt requested, five (5) days after mailing.

14.4.1 Borrower:

Pilgrim’s Pride Corporation

110 South Texas Street

Pittsburg, Texas 75686

FAX: (903) 856-7505

Attention: Chief Financial Officer

with a copy to:

Baker & McKenzie

4500 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

FAX: (214) 965-5902

Attention: Alan G. Harvey

14.4.2 Administrative Agent:

CoBank, ACB

5500 South Quebec Street

Greenwood Village, Colorado 80111

FAX: (303) 694-5830

Attention: Syndications Coordinator, Corporate Finance Division

14.4.3 Agriland:

Agriland, FCS

3210 W. Northwest Loop 323

Tyler, Texas 75702

FAX: (903) 693-6588

Attention: Steve Ogletree

14.4.4 Syndication Parties:

See signature pages hereto.

14.5 Liability of Administrative Agent and Co-Arrangers. Neither the Administrative Agent nor the Co-Arrangers shall have any liabilities or responsibilities to Borrower or any Subsidiary on account of the failure of any Syndication Party to perform its obligations hereunder or to any Syndication Party on account of the failure of Borrower or any Subsidiary to perform their respective obligations hereunder or under any other Loan Document.

14.6 Successors and Assigns. This Credit Agreement shall be binding upon and inure to the benefit of Borrower, the Administrative Agent, the Co-Arrangers, and the Syndication Parties, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all of the Syndication Parties.

14.7 Severability. The invalidity or unenforceability of any provision of this Credit Agreement or the other Loan Documents shall not affect the remaining portions of such documents or instruments; in case of such invalidity or unenforceability, such documents or instruments shall be construed as if such invalid or unenforceable provisions had not been included therein.

14.8 Entire Agreement. This Credit Agreement (together with all exhibits hereto, which are incorporated herein by this reference), the other Loan Documents, and the letter of even date herewith between Borrower and the Administrative Agent regarding certain post-closing matters (“Post Closing Letter”), represent the entire understanding of the Administrative Agent, the Co-Arrangers, each Syndication Party, and Borrower with respect to the subject matter hereof and shall replace and supersede any previous agreements of the parties with respect to the subject matter hereof.

14.9 Applicable Law. To the extent not governed by federal law, this Credit Agreement and the other Loan Documents, and the rights and obligations of the parties hereto and thereto shall be governed by and interpreted in accordance with the internal laws of the State of Colorado, without giving effect to any otherwise applicable rules concerning conflicts of law.

14.10 Captions. The captions or headings in this Credit Agreement and any table of contents hereof are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Credit Agreement.

14.11 Complete Agreement; Amendments. This Credit Agreement, the Notes, and the other Loan Documents are intended by the parties hereto to be a complete and final expression of their agreement and may not be contradicted by evidence of any prior or contemporaneous oral agreement. The Administrative Agent, each Syndication Party, and Borrower acknowledge and agree that there is no unwritten oral agreement between them with respect to the subject matter of this Credit Agreement. This Credit Agreement may not be modified or amended unless such modification or amendment is in writing and is signed by Borrower, the Administrative Agent, the Co-Arrangers, and the Required Lenders or, where this Credit Agreement requires the consent of all Syndication Parties, then by all of the Syndication Parties (and each Syndication Party hereby agrees to execute any such amendment approved pursuant to Section 13.7 hereof). Borrower agrees that it shall reimburse the Administrative Agent for all reasonable fees and expenses incurred by the Administrative Agent in retaining outside legal counsel in connection with any amendment or modification to this Credit Agreement.

14.12 Additional Costs of Maintaining Loan. Borrower shall pay to the Administrative Agent from time to time such amounts as the Administrative Agent may determine to be necessary to compensate any Syndication Party for any increase in costs to such Syndication Party which the Administrative Agent reasonably determines, based on information presented to it by such Syndication Party, are attributable to such Syndication Party’s making or maintaining an Advance hereunder or its obligation to make such Advance, or any reduction in any amount receivable by such Syndication Party under this Credit Agreement or the Notes payable to it in respect to such Advance or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any change after the date of this Credit Agreement in United States federal, state, municipal, or foreign laws or regulations (including Regulation D of the Federal Reserve Board), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks or financial institutions including such Syndication Party of or under any United States federal, state, municipal, or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof (“Regulatory Change”), which: (a) changes the basis of taxation of any amounts payable to such Syndication Party under this Credit Agreement or the Notes payable to such Syndication Party in respect of such Advance (other than taxes imposed on the overall net income of such Syndication Party); or (b) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Syndication Party; or (c) imposes any other condition affecting this Credit Agreement or the Notes payable to such Syndication Party (or any of such extensions of credit or liabilities). The Administrative Agent will notify Borrower of any event occurring after the date of this Credit Agreement which will entitle such Syndication Party to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. The Administrative Agent shall include with such notice, a certificate from such Syndication Party setting forth in reasonable detail the calculation of the amount of such compensation. Determinations by the Administrative Agent for purposes of this Section of the effect of any Regulatory Change on the costs of such Syndication Party of making or maintaining an Advance or on amounts receivable by such Syndication Party in respect of Advances, and of the additional amounts required to compensate such Syndication Party in respect of any Additional Costs, shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.

14.13 Capital Requirements. In the event after the date of this Credit Agreement of the introduction of or any change in: (a) any law or regulation; (b) the judicial, administrative, or other governmental interpretation of any law or regulation; or (c) compliance by any Syndication Party or any corporation controlling any such Syndication Party with any guideline or request from any governmental authority (whether or not having the force of law) has the effect of requiring an increase in the amount of capital required or expected to be maintained by such Syndication Party or any corporation controlling such Syndication Party, and such Syndication Party certifies, based on a reasonable determination, that such increase is based in any part upon such Syndication Party’s obligations hereunder with respect to the Revolving Loan, and other similar obligations, Borrower shall pay to such Syndication Party such additional amount as shall be certified by such Syndication Party to the Administrative Agent and to Borrower to be the net present value of (y) the amount by which such increase in capital reduces the rate of return on capital which such Syndication Party could have achieved over the period remaining until the Maturity Date, but for such introduction or change, (z) multiplied by the product of such Syndication Party’s Individual Pro Rata Share times the Aggregate Commitment. The Administrative Agent will notify Borrower of any event occurring after the date of this Credit Agreement that will entitle any such Syndication Party to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and of such Syndication Party’s determination to request such compensation. The Administrative Agent shall include with such notice, a certificate from such Syndication Party setting forth in reasonable detail the calculation of the amount of such compensation. Determinations by any Syndication Party for purposes of this Section of the effect of any increase in the amount of capital required to be maintained by any such Syndication Party and of the amount of compensation owed to any such Syndication Party under this Section shall be conclusive absent manifest error, provided that such determinations are made on a reasonable basis.

14.14 Replacement Notes. Upon receipt by Borrower of evidence satisfactory to it of: (a) the loss, theft, destruction or mutilation of any Note, and (in case of loss, theft or destruction) of the agreement of the Syndication Party to which the Note was payable to indemnify Borrower, and upon surrender and cancellation of such Note, if mutilated; or (b) the assignment by any Syndication Party of all or a portion of its Syndication Interest hereunder and the Note relating thereto, pursuant to this Credit Agreement, including assignments as a result of the Reallocation, then Borrower will deliver in lieu of such Note a new Note or, in the case of an assignment of a portion of a Syndication Interest, new Notes, for any remaining balance. All Notes executed pursuant to this Section shall be dated as of the Effective Date. The Syndication Parties shall, as soon as practical after receipt of such new executed Notes, return to Borrower the Note which has been replaced by such new Note or Notes.

14.15 Mutual Release. Upon full indefeasible payment and satisfaction of the Bank Debt and Notes and the other obligations contained in this Credit Agreement, the parties, including Borrower, the Administrative Agent, the Co-Arrangers, and each Syndication Party shall, except as provided in Articles 11 and 13 hereof, thereupon automatically each be fully, finally, and forever released and discharged from any further claim, liability, or obligation in connection with the Bank Debt.

14.16 Liberal Construction. This Credit Agreement constitutes a fully negotiated agreement between commercially sophisticated parties, each assisted by legal counsel, and shall not be construed and interpreted for or against any party hereto.

14.17 Counterparts. This Credit Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by telefax, facsimile, or e-mail transmission of an Adobe® file format document (also known as a PDF file) shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Credit Agreement by telefax, facsimile, or e-mail transmission of an Adobe file format document also shall deliver an original executed counterpart of this Credit Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Credit Agreement.

14.18 Confidentiality. Each Syndication Party shall, subject to the exceptions below, maintain the confidential nature of, and shall not use or disclose, any of Borrower’s financial information, confidential information or trade secrets without first obtaining Borrower’s written consent. Nothing in this Section shall require any Syndication Party to obtain such consent following the occurrence and during the continuation of an Event of Default in connection with the exercise by the Administrative Agent or any Syndication Party of its or their rights and remedies hereunder or under any of the other Loan Documents. The obligations of the Syndication Parties shall in no event apply to: (a) providing information about Borrower to any financial institution contemplated in Sections 13.6, 13.13, and 13.25 hereof or to such Syndication Party’s parent holding company or any of such Syndication Party’s affiliates (provide such Person is bound by similar confidentiality provisions limiting further disclosure); (b) any situation in which any Syndication Party is required by law, regulation, or subpoena or required by any Governmental Authority to disclose information; (c) providing information to counsel to the Administrative Agent or any Syndication Party in connection with the transactions contemplated by the Loan Documents or in connection with the exercise of its or their rights or remedies thereunder; (d) providing information to officers, directors, employees, agents and representatives of such Syndication Party as need to know such information or to independent auditors retained by such Syndication Party (it being understood that they shall be informed by such Syndication Party of the confidential nature of such information and that such Syndication Party shall take reasonable steps to cause them to treat such information on a confidential basis); (e) any information that is in or becomes part of the public domain otherwise than through a wrongful act of such Syndication Party or any of its employees or agents thereof; (f) any information that is in the possession of any Syndication Party prior to receipt thereof from Borrower or any other Person known to such Syndication Party to be acting on behalf of Borrower; (g) any information that is independently developed by any Syndication Party; and (h) any information that is disclosed to any Syndication Party by a third party that has no obligation of confidentiality with respect to the information disclosed. A Syndication Party’s confidentiality requirements continue after it is no longer a Syndication Party under this Credit Agreement.

14.19 Limitation of Liability. NEITHER BORROWER NOR ANY SUBSIDIARY MAY MAKE ANY CLAIM AGAINST THE ADMINISTRATIVE AGENT, ANY SYNDICATION PARTY, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS THEREOF FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (WHETHER BASED IN CONTRACT, TORT,

OR OTHERWISE) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH. BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE (AND AGREES NOT TO CONSENT TO ANY SUCH SUIT BY A SUBSIDIARY) UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST. IN ADDITION, BORROWER ACKNOWLEDGES AND AGREES THAT NEITHER THE ADMINISTRATIVE AGENT NOR ANY SYNDICATION PARTY HAS ANY DUTY OR REVIEW OR ADVISE BORROWER WITH RESPECT TO ANY PHASE OF ITS BUSINESS OPERATIONS OF CONDITION, THE RELATIONSHIP BEING SOLELY THAT OF DEBTOR AND CREDITORS AND THEIR BEING NO TRUST RELATIONSHIP OR RELIANCE.

14.20 Departing Lenders; Payment; Transfer and Re-allocation. Notwithstanding anything to the contrary set forth in Section 13.25 hereof, on and as of the Closing Date, subject to satisfaction of the conditions set forth in Section 8.1, (a) each of the Departing Lenders shall sell, assign and transfer, and each of the Syndication Parties hereunder shall purchase and assume, such interests in the Loans and Individual Commitments, in each case, outstanding immediately prior to the Closing Date (or as increased hereunder), as shall be necessary so that, after giving effect to all such assignments and purchases, the Individual Commitments will be held by the Syndication Parties hereunder as set forth, respectively, on Schedule 1 hereto; and (b) the aggregate outstanding balance of 7 Year Advances and of the 10 Year Advances under the 2000 Credit Agreement shall be deemed to be Advances hereunder. The assignments and purchases provided for in this Section 14.20 shall be without recourse, warranty or representation, except that each Departing Lender assigning any interest shall be deemed to have represented that it is the legal and beneficial owner of the interests assigned by it and that such interests are free and clear of any adverse claim. The purchase price for each such assignment and purchase shall equal the principal amount of the 7 Year Advances and/or the 10 Year Advances (as such terms are defined in the 2000 Credit Agreement) purchased and shall be payable to the Administrative Agent for distribution, as applicable, to the Syndication Parties and Departing Lenders, respectively. Borrower shall, on the Closing Date, pay to the Administrative Agent for distribution, as applicable, to the Syndication Parties whose Individual Commitments are being reduced from the 2000 Credit Agreement and to Departing Lenders, respectively, the amount of all interest owing under the 2000 Credit Agreement on such date, as well as all Funding Losses, if any, incurred by Departing Lenders under the 2000 Credit Agreement as a result of the assignments and purchases made pursuant to the provisions of this Section. As a condition to its receipt of amounts owing to it as provided in this Section, each Departing Lender shall return to the Administrative Agent its 7 Year Revolving Note and/or its 10 Year Revolving Note (as such terms are defined in the 2000 Credit Agreement), as applicable. Each Departing Lender shall, upon receipt of amounts owing to it as provided in this Section, be deemed to have assigned to the Administrative Agent (for the purposes of this Section 14.20) its 7 Year Revolving Note and/or its 10 Year Revolving Note (as such terms are defined in the 2000 Credit Agreement), as applicable, and its Individual Commitment under the 2000 Credit Agreement as provided herein, without the need to execute any documents to reflect such assignments except as may be required by the Administrative Agent. Concurrently with the effectiveness of the assignments and purchases provided for above, the Departing Lenders shall cease to be parties to the 2000 Credit Agreement and shall be released from all further obligations thereunder; provided, however, that the Departing Lenders shall continue to be entitled to the benefits of Subsection 4.4.2 and Sections 12.1, 12.2, 15.12, 15.13 and 15.19 of the 2000 Credit Agreement as in effect immediately prior to the Closing Date.

14.21 Affect of Amended and Restated Credit Agreement. This Credit Agreement shall be effective from the Effective Date forward, and the execution of this Credit Agreement shall not relieve any party to the 2000 Credit Agreement from their respective obligations thereunder for the period from the Original Effective Date to the Effective Date or from any liability for the failure to perform such obligations or from any liability arising out of indemnification obligations under the 2000 Credit Agreement.

[SIGNATURES BEGIN ON NEXT PAGE.]

IN WITNESS WHEREOF, the parties have executed this Credit Agreement as of the date first above written.

BORROWER:

PILGRIM’S PRIDE CORPORATION, a corporation formed under the laws of the State of Delaware

By:	/s/ Richard A. Cogdill
Name:	Richard A. Cogdill
Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:

COBANK, ACB

By:	/s/ Antony Bahr
Name:	Antony Bahr
Title:	Senior Vice President

CO-ARRANGER:

AGRILAND, FCS

By:	/s/ Steve Ogletree
Name:	Steve Ogletree
Title:	Chief Executive Officer

SYNDICATION PARTIES:

Agriland, FCS

By:	/s/ Steve Ogletree
Name:	Steve Ogletree
Title:	Chief Executive Officer

Contact Name: Steve Ogletree
Title: Chief Executive Officer
Address: 3210 W. Northwest Loop 323
Tyler, Texas 75102
Phone No.: (903) 593-0150
Fax No.: (903) 593-6588
e-mail address: -
Individual Commitment: $475,000,000.00
Payment Instructions: Agriland, FCS ABA No.: 114924700 Acct. Name: Agriland Farm Credit Services Account No.: 306100-100 Attn: Steve Ogletree Reference: Pilgrim’s Pride

SYNDICATION PARTIES:

Deere Credit, Inc.

By:	/s/ Raymond L. Murphey
Name:	Raymond L. Murphey
Title:	Senior Account Credit Manager

Contact Name: Raymond L. Murphey
Title: Senior Account Credit Manager
Address: P.O. Box 6650 – Dept. 140
6400 N.W. 86th Street
Johnston, Iowa 50131
Phone No.: 515/267-4058
Fax No.: 515/267-4020
e-mail address: MurpheyRaymond@JohnDeere.com
Individual Commitment: $25,000,000.00
Payment Instructions: First Chicago NBD Bank ABA: 071000013 For account of Deere Credit Services Account No.: 51-52135 Ref: Pilgrim’s Pride Syndication Loan

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